UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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Everus Construction Group, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVERUS®
CONSTRUCTION GROUP

# Building America's Future®

March 27, 2026
A LETTER TO OUR STOCKHOLDERS FROM OUR CHAIR OF THE BOARD AND PRESIDENT AND CHIEF EXECUTIVE OFFICER
Fellow Stockholders:
In 2025, our first full year as a stand-alone public company, we delivered record results. Revenues reached $3.75 billion, up 32% from 2024. Net income rose 41% to $201.8 million, and EBITDA[1] grew 38% to $319.8 million while absorbing public company-related costs.

Guided by our 4EVER strategic priorities — Employees, Value, Execution and Relationships — and building on our strong momentum, we finished the year with record backlog of $3.23 billion. We continue to see strong opportunities for our operations across diverse, favorably trending markets around the country.

Through our solid relationships with customers and thanks to our employees’ continued focus on safely and precisely executing thousands of diverse projects across the country, we are providing value for our investors.

We invite you to join us for our virtual Annual Meeting of Stockholders at 11 a.m. CDT May 12, 2026, by visiting www.virtualshareholdermeeting.com/ECG2026. During the audio webcast, you will have the opportunity to listen to the live meeting, vote and ask questions. Preliminary results of stockholder voting on the items outlined in this Proxy Statement will be announced during the meeting. We encourage you to promptly follow the instructions on your notice or proxy card to vote your shares on these items. Please check our website at everusproxy.com for more information about the Annual Meeting of Stockholders.

Thank you for your interest and investment in Everus as we continue safely Building America’s Future.®	Dale S. Rosenthal
Chair of the Board

Jeffrey S. Thiede
President and CEO
1EBITDA is a non-Generally Accepted Accounting Principles (GAAP) in the United States financial measure. See “Appendix A” at the end of this Proxy Statement for the definition of EBITDA and a reconciliation of EBITDA to the closest GAAP financial measure.

Everus Construction Group, Inc. Proxy Statement

Mailing Address:

1730 Burnt Boat Drive
Bismarck, North Dakota 58503
(701) 221-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2026
March 27, 2026
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the annual meeting) of Everus Construction Group, Inc. (the company) will be held on Tuesday, May 12, 2026, at 11:00 a.m., Central Daylight Saving Time, entirely online live via audio webcast. You will be able to attend and participate by visiting www.virtualshareholdermeeting.com/ECG2026, where you will be able to listen to the annual meeting live, ask questions, and vote. After carefully considering the format of the annual meeting, the board of directors (the board) concluded to hold the annual meeting exclusively as a live online audio webcast. The board believes the virtual annual meeting offers the same participation opportunities as an in-person annual meeting. In addition, the board believes the virtual annual meeting format allows the company to provide consistent opportunities for engagement to all stockholders, regardless of their geographic location. Therefore, the company plans to hold the annual meeting by means of remote communications only. The annual meeting will be held for the following purposes:

Items of Business	1.	Election of directors;
	2.	Advisory vote to approve the compensation paid to the company’s named executive officers;
	3.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2026; and
	4.	Transaction of any other business that may properly come before the annual meeting or any adjournment(s) thereof.

Record Date
The board has set the close of business on March 16, 2026, as the record date for the determination of stockholders who will be entitled to notice of, and to vote at, the annual meeting and any adjournment(s) thereof.

Meeting Attendance
All stockholders as of the record date of March 16, 2026, are cordially invited to attend the annual meeting live online. Whether or not you plan to attend the annual meeting online, please vote your shares as instructed in the Notice of Availability of Proxy Materials (Notice), over the Internet, or by telephone after your receipt of the proxy materials, as promptly as possible. You may also request a paper Proxy Card, which will include a postage-paid envelope, to submit your vote by mail, as described in the notice.
You may also vote your shares online and ask your questions during the annual meeting. Instructions on how to vote while participating at the annual meeting online live are posted at www.virtualshareholdermeeting.com/ECG2026 and can be found in the Proxy Statement in the section entitled “Information About the Annual Meeting - How to Attend and Vote at the Annual Meeting.” Stockholders of record who attend the annual meeting online may withdraw their proxy and vote online at the annual meeting if they so desire.

Proxy Materials
This Proxy Statement will first be sent to stockholders requesting written materials on or about March 27, 2026. A notice will also be sent to certain stockholders on or about March 27, 2026. The notice contains basic information about the annual meeting and instructions on how to view the company’s proxy materials and vote online. The list of stockholders entitled to vote at the annual meeting will be available for examination 10 days prior to the annual meeting at the company’s principal executive office, 1730 Burnt Boat Drive, Bismarck, ND 58503.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 12, 2026.
The 2026 Notice of Annual Meeting and Proxy Statement and 2025 Annual Report to Stockholders are available at everusproxy.com.
By order of the Board of Directors,

Paul R. Sanderson
Vice President, Chief Legal Officer and Corporate Secretary

Everus Construction Group, Inc. Proxy Statement

Cautionary note regarding forward-looking statements. This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical facts, including, without limitation, statements regarding plans, trends, objectives, goals, business strategies, market potential, future financial performance and other matters are considered forward-looking statements. The words “believe,” “expect,” “estimate,” “could,” “should,” “would,” “intend,” “may,” “plan,” “predict,” “seek,” “anticipate,” “project” and similar expressions generally identify forward-looking statements, which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Although we believe that the expectations reflected in any forward-looking statements we make are based on reasonable assumptions as of the date they are made, we can give no assurance that the expectation will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussion under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (SEC) on February 25, 2026, as well as subsequent SEC filings thereafter.
You should read this Proxy Statement completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Proxy Statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this Proxy Statement, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Everus Construction Group, Inc. Proxy Statement

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY		EXECUTIVE COMPENSATION (continued)
Annual Meeting Information	1	Compensation Policies and Practices as They
Company Overview	3	Relate to Risk Management	64
Business Performance Highlights	4	Executive Compensation Tables	65
Corporate Governance Practices	5	Summary Compensation Table	65
Compensation Highlights	7	Grants of Plan-Based Awards	66
Sustainability Highlights	9	Outstanding Equity Awards at Fiscal Year-End	70
BOARD OF DIRECTORS		Option Exercises and Stock Vested	71
Item 1. Election of Directors	12	Pension Benefits	71
Director Nominees	13	Nonqualified Deferred Compensation	71
Board Evaluations and Process for Selecting Directors	21	Potential Payments upon Termination or
Board Skills and Strategy Matrix	23	Change in Control	72
CORPORATE GOVERNANCE		Pay Versus Performance	77
Director Independence	26	AUDIT MATTERS
Oversight of Sustainability	26	Item 3. Ratification of the Appointment of
Stockholder Engagement	28	KPMG LLP as the Company’s Independent
Stockholder Communications with the Board	28	Registered Public Accounting Firm for 2026	81
Board Leadership Structure	29	Annual Evaluation and Selection of Registered
Board’s Role in Risk Oversight	29	Independent Public Accounting Firm	81
Board Meetings and Committees	31	Audit Fees and Non-Audit Fees	82
Additional Governance Features	35	Policy on Audit Committee Pre-Approval of Audit
Code of Conduct	38	and Permissible Non-Audit Services	82
Corporate Governance Materials	38	Audit Committee Report	83
Related Person Transaction Disclosure	38	INFORMATION ABOUT THE ANNUAL MEETING
COMPENSATION OF NON-EMPLOYEE DIRECTORS		Who Can Vote	84
Director Compensation	40	Notice and Access	84
SECURITY OWNERSHIP		How to Vote	84
Stock Ownership of Directors and Executive Officers	43	Revoking Your Proxy or Changing Your Vote	84
Greater than 5% Beneficial Owners	44	Discretionary Voting Authority	85
Delinquent Section 16(a) Reports	44	Voting Standards	86
EXECUTIVE COMPENSATION		Proxy Solicitation	86
Item 2. Advisory Vote to Approve the Compensation Paid		Electronic Delivery of Proxy Statement	87
to the Company’s Named Executive Officers	45	Householding of Proxy Materials	87
Information Concerning Executive Officers	46	Everus 401(k) Plan	87
Compensation Discussion and Analysis	48	Why Hold a Virtual Annual Meeting	87
Executive Summary	48	Conduct of the Annual Meeting	87
2025 Compensation Framework	51	Stockholder Proposals, Director Nominations, and
2025 Compensation for Our Named Executive Officers	54	Other Items of Business for 2027 Annual Meeting	88
Other Benefits	61	APPENDIX
Compensation Governance	62	Appendix A	A-1
Compensation Committee Report	64

Everus Construction Group, Inc. Proxy Statement

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
References in this Proxy Statement to the “company,” “Everus,” “we,” “us,” or “our,” refer to Everus Construction Group, Inc., a Delaware corporation, and its subsidiaries. References in this Proxy Statement to “MDU Resources” refer to MDU Resources Group, Inc., a Delaware corporation, and its subsidiaries (other than, after the Distribution (as defined herein), Everus and its subsidiaries), unless the context otherwise requires. References to Everus’ historical business and operations refer to the business and operations of Everus Construction, Inc. (formerly known as MDU Construction Services Group, Inc.) (Everus Construction) prior to the Separation (as defined herein) and refer to Everus after the Separation.
To assist you in reviewing the 2025 performance of Everus and voting your shares at our 2026 Annual Meeting of Stockholders (the annual meeting), we call your attention to key elements of our 2026 Proxy Statement (the Proxy Statement). The following is only a summary and does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting. For more information about these topics, please review the full Proxy Statement and our 2025 Annual Report to Stockholders.
This Proxy Statement will first be sent to stockholders requesting written materials on or about March 27, 2026. The Notice of Availability of Proxy Materials (notice) will also be sent to certain stockholders on or about March 27, 2026. The notice contains basic information about the annual meeting and instructions on how to view the company’s proxy materials and vote online.

Annual Meeting Information

Time and Date	Place	Record Date
11:00 a.m. Central Daylight Saving Time Tuesday, May 12, 2026	Via Webcast @ www.virtualshareholdermeeting.com/ECG2026	March 16, 2026

Summary of Stockholder Voting Matters
Voting Matters			See Page
		Board Vote Recommendation

Item 1.	Election of Directors	FOR Each Nominee	12

Item 2.	Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers	FOR	45

Item 3.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2026	FOR	81

Everus Construction Group, Inc. Proxy Statement 1

PROXY STATEMENT SUMMARY

Proxy Distribution
This Proxy Statement will first be sent to stockholders requesting written materials on or about March 27, 2026.

Who Can Vote
If you held shares of Everus Construction Group, Inc. common stock at the close of business on March 16, 2026, you are entitled to vote at the annual meeting. You are encouraged to vote in advance of the annual meeting using one of the four ways listed below.

To attend and participate in the annual meeting, you will need the 16-digit control number included in your notice or your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank, broker, or other holder of record to obtain your 16-digit control number or otherwise vote through the bank, broker, or other holder of record. Only stockholders with a valid 16-digit control number will be able to attend the annual meeting, ask questions, and vote. The annual meeting webcast will begin promptly at 11:00 a.m. Central Daylight Saving Time. We encourage you to access the annual meeting prior to the start time. Online check-in will begin at 10:45 a.m. Central Daylight Saving Time, and you should allow ample time for the check-in procedures.

How to Vote
Registered Stockholders
If your shares are held directly with our stock registrar, you can vote any one of four ways:
	By Internet	Go to the website shown on the Notice or Proxy Card, if you received one, and follow the instructions.
	By Telephone	Call the telephone number shown on the Notice or Proxy Card, if you received one, and follow the instructions given by the voice prompts.

Voting via the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the Proxy Card by mail. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on May 11, 2026.

*	By Mail	If you received a paper copy of the Proxy Statement, Annual Report, and Proxy Card, mark, sign, date, and return the Proxy Card in the postage-paid envelope provided.
During the Annual Meeting
Attend the annual meeting live online and follow the instructions posted at www.virtualshareholdermeeting.com/ECG2026. Even if you plan to attend the annual meeting live online, we recommend that you also vote by Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend.

Beneficial Stockholders
If you hold shares beneficially in the name of a bank, broker, or other holder of record (sometimes referred to as holding shares “in street name”) and do not have a control number, you will receive voting instructions from said bank, broker, or other holder of record. If you do not have a control number, you will be able to attend the live online annual meeting as a “guest” and listen to the webcast, but you will not be able to vote, ask questions or otherwise participate. Even if you plan to attend the annual meeting live online, we recommend that you also vote by Internet, by telephone or by mail so that your vote will be counted if you decide later not to attend.

The list of stockholders entitled to vote at the annual meeting will be available for examination 10 days prior to the annual meeting at the company’s principal executive office, 1730 Burnt Boat Drive, Bismarck, ND 58503.

2 Everus Construction Group, Inc. Proxy Statement

PROXY STATEMENT SUMMARY

Company Overview

A leading construction solutions provider headquartered in Bismarck, North Dakota, offering specialty contracting services to a diverse set of end markets across the United States.

Our Mission

Safely Building America’s Future® While Delivering Sustained Growth as an Industry-Leading Construction Services Provider.

Our Values

▲	Integrity	▲	Respect
	Everus believes in doing what’s right. Always. We must be honest and fair, and represent the highest standards of professionalism at all times.		Through respect, the strength of Everus’ diverse team is enhanced. We embrace the differences that make each team member unique and insist on an inclusive environment for all.
▲	Safety	▲	Teamwork

Everus puts people first, and the safety of our team and work sites is always our value. We carefully and constantly train our team, track our results and strive each day to achieve zero incidents and injuries.
Everus’ greatest asset is our people. We are proud of our collaboration, determination, innovation and expertise. We are committed to engaging, training, developing and rewarding our team.

Our Strategy

4EVER Strategy - Employees, Value, Execution and Relationships. This focused strategy enhances the competitive position of our operating companies in their respective markets through local brand reputation and delivery, while providing corporate support across people, processes and systems to drive differentiated outcomes for our customers.

Our Companies

Electrical & Mechanical (E&M)

E&M offers a wide variety of specialty contracting services, including construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, renewables infrastructure and mechanical piping and services, to customers in both the public and private sectors. Our E&M segment primarily serves general contractor and end-use customers, with demand driven by secular tailwinds for infrastructure development and maintenance in the commercial, industrial, institutional, service & other, and renewables end markets, among others.

Transmission & Distribution (T&D)

T&D specializes in transmission and distribution construction and offers a broad set of specialty contracting services, including the construction and maintenance of overhead and underground electrical, gas, communication infrastructure and transportation-related lighting as well as the manufacture and distribution of overhead and underground transmission line construction equipment and tools. Our T&D segment primarily serves electric and natural gas utility customers, as well as customers in the transportation end market, in the West and Midwest regions of the United States.

Everus Construction Group, Inc. Proxy Statement 3

PROXY STATEMENT SUMMARY

Business Performance Highlights
About Everus
Our common stock is traded on the New York Stock Exchange (NYSE), under the ticker symbol “ECG”, and we are a member of the S&P SmallCap 600® index.
We operate throughout most of the United States through two reportable operating segments: E&M and T&D. We deliver services through our 15 wholly-owned operating companies, which go to market under 19 local brands allowing us to differentiate the services we provide and geographical markets we serve. Our historical business was established in 1997 and we have expanded our capabilities significantly since then through targeted entry into new geographies and more than 25 acquisitions. Our size and scale continue to be reflected in our national rankings. During 2025, we served approximately 4,000 customers across more than 44,000 projects throughout the United States.

2025 Performance Snapshot

$3.75 Billion	$454.1 Million	$201.8 Million	$319.8 Million	$3.23 Billion

Revenues	Gross Profit	Net Income	EBITDA[1]	Backlog

▲	Revenues increased to $3.75 billion in 2025, compared to $2.85 billion in 2024. E&M revenues rose $886.7 million to $2.91 billion, and T&D revenues increased $10.0 million to $835.7 million.

▲	Our gross profit increased to $454.1 million in 2025, compared to $339.5 million in 2024.

▲	Net income increased to $201.8 million, or diluted earnings per share (EPS) of $3.95, in 2025, compared to $143.4 million, or diluted EPS of $2.81, in 2024.

▲	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $319.8 million in 2025, compared to $232.2 million in 2024.

▲	Backlog increased to $3.23 billion at the end of 2025, compared to $2.78 billion at the end of 2024.

1
EBITDA is a non-Generally Accepted Accounting Principles (GAAP) in the United States financial measure. See “Appendix A” at the end of this Proxy Statement for the definition of EBITDA and a reconciliation of EBITDA to the closest GAAP financial measure.

Awards and Recognition

12th	5th

Engineering News-Record Magazine’s 2025 Top 600 Specialty Contractors List	Electrical Construction & Maintenance Magazine’s 2025 Top 50 Electrical Contractors

According to Solar Power World, our operating brand Bombard Renewable Energy is among the top U.S. solar installation providers.
Everus Construction Group was named to Forbes’ America’s Most Successful Small‑Cap Companies list for 2026, based on performance metrics compiled by Forbes using FactSet data. Inclusion does not constitute an endorsement by Forbes or predict future performance.

4 Everus Construction Group, Inc. Proxy Statement

PROXY STATEMENT SUMMARY

Corporate Governance Practices

Everus is committed to strong corporate governance aligned with stockholder interests. The board of directors (the board), through its nominating and governance committee, regularly monitors leading practices in governance and adopts measures it determines are in the best interests of the company and its stockholders. The following highlights our corporate governance practices and policies. See the sections entitled “Corporate Governance” and “Executive Compensation” for more information on the following:

✓	Annual Election of All Directors	✓	Standing Committees Consist Entirely of Independent Directors
✓	Majority Voting for Directors	✓	Active Investor Outreach Program
✓	No Shareholder Rights Plan	✓	One Class of Stock
✓	Succession Planning and Implementation Process	✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Separate Board Chair and Chief Executive Officer (CEO)	✓	Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers
✓	Executive Sessions of Independent Directors at Every Regularly Scheduled Board Meeting	✓	No Related Party Transactions by Our Directors or Executive Officers
✓	Annual Board and Committee Self-Evaluations	✓	Compensation Recovery/Clawback Policy
✓	Risk Oversight by Full Board and Committees	✓	Annual Advisory Approval on Executive Compensation
✓	Environmental and Social Oversight by Full Board and Committees	✓	Mandatory Retirement for Non-Employee Directors at Age 75
✓	Proxy Access for Stockholders	✓	Directors and Officers May Not Serve on More Than Three Public Company Boards Including the Company’s Board
✓	All Director Nominees are Independent Other Than Our CEO	✓	Diverse Board in Terms of Gender, Experience and Skills
✓	Term Limit of 15 Years for Directors

Everus Construction Group, Inc. Proxy Statement 5

PROXY STATEMENT SUMMARY
Director Nominees
The board recommends a vote FOR the election of each of the following eight director nominees. See the section entitled “Board of Directors” for further information. The nominees’ ages are current as of March 16, 2026. Additional information about each director’s background and experience can be found beginning on page 12.

Name	Age	Director Since[1]	Primary Occupation	Independent	Board Committees

Michael S. Della Rocca	70	2024	Former partner of McKinsey & Co. and former Americas chief executive officer of AECOM	✓	• Compensation
					• Nominating and Governance

Helena Hernandez	56	2025	Former vice president of smart grid and innovation at Florida Power & Light, a NextEra Energy, Inc. company	✓	• Compensation
					• Nominating and Governance

Dale S. Rosenthal	69	2021	Former senior executive, including strategic director, division president of Clark Financial Group, and chief financial officer of Clark Construction Group	✓	Chair of the board
					• Compensation
					• Nominating and Governance

Edward A. Ryan	72	2018	Former executive vice president and general counsel of Marriott International	✓	• Audit
					• Nominating and Governance (Chair)

David M. Sparby	71	2018	Former senior vice president and group president, revenue, of Xcel Energy and president and chief executive officer of its subsidiary, NSP-Minnesota	✓	• Audit (Chair)
					• Compensation

Jeffrey S. Thiede	64	2024	President and chief executive officer of Everus Construction Group, Inc.		Executive officer

Clark A. Wood	64	2024	Former market president for U.S. Bank (Las Vegas)	✓	• Audit
					• Nominating and Governance

Betty R. Wynn	67	2024	Former senior vice president and chief financial officer of MYR Group	✓	• Audit
					• Compensation (Chair)
[1] Includes time of service on the MDU Resources board of directors prior to the Separation for Ms. Rosenthal and Messrs. Della Rocca, Ryan, and Sparby.
Director Nominees Snapshot
Everus’ board combines fresh perspectives with deep industry and governance experience, creating a powerful foundation for our success. This synergy reflects a deliberate balance between continuity and innovation—seasoned leaders bring decades of expertise in construction services, finance, risk management, and corporate governance, while newer members contribute forward-thinking approaches and diverse insights. Together, this collective strength enables Everus to pursue aggressive growth strategies, including expanding our national platform and enhancing operational capabilities, while maintaining rigorous compliance standards and robust oversight.
We believe the board’s expertise in areas such as strategic planning, mergers and acquisitions, technology, and human capital management ensures that Everus is well-positioned to adapt to evolving market demands and seize opportunities for long-term value creation. Their commitment to strong governance practices fosters transparency and accountability, reinforcing stakeholder trust. By leveraging this dynamic mix of experience and vision, Everus is driving operational excellence, cultivating a resilient workforce, and advancing initiatives that align with our strategic priorities—Employees, Value, Execution, and Relationships.

6 Everus Construction Group, Inc. Proxy Statement

PROXY STATEMENT SUMMARY

Independence	Average Tenure	Gender Diversity
88%	4 Years	38%

The board has determined that all director nominees, other than Mr. Thiede, our president and CEO, meet the independence standards specified by the SEC and NYSE.	The average tenure of the directors nominated for election includes time of service on the MDU Resources board of directors prior to the Separation.	Three out of eight director nominees are women.

Compensation Highlights
The compensation committee, with board approval for the CEO, determined the compensation of our named executive officers (NEOs), for 2025 and continued their focus on compensation decisions that were designed to ensure the interests of our NEOs were aligned with those of our stockholders and the performance of our company. As a result, NEO compensation for 2025 included a market competitive base salary with an annual cash incentive based on the achievement of certain financial and operational performance measures and a long-term equity incentive designed to foster retention and provide a reward for the achievement of financial performance measures and to further align the interests of our NEOs with those of stockholders.
Our executive compensation program is based on providing compensation opportunities to attract and retain top talent who can help drive short and long-term business results. In addition, the compensation program is structured to align compensation with the company’s financial and operational performance as a substantial portion of our NEOs’ compensation is directly linked to performance-based incentive awards. Our compensation practices help support our compensation philosophy and provide for effective compensation governance.

▲	Over 80% of our chief executive officer’s target total compensation and approximately 67% on average of our other NEOs’ target total compensation was at-risk, excluding sign-on and one-time awards.
▲
100% of our NEOs’ annual cash incentive was performance-based and tied to rigorous, pre-established financial and operational performance measures. For 2025, the compensation committee, with approval by the board, granted long-term equity incentive awards that had a mix of performance share awards (PSAs) and time-vesting restricted stock units (RSUs). The PSAs represented 60% of each NEO’s long-term equity incentive target and are tied to rigorous, pre-established financial performance measures. The RSUs represented 40% of each NEO’s long-term equity incentive target.

2025 Named Executive Officer Target Pay Mix

Everus Construction Group, Inc. Proxy Statement 7

PROXY STATEMENT SUMMARY
Key Features of Our Executive Compensation Program

What We Do
☑
At-Risk Compensation - In 2025, the annual cash incentive was tied to certain financial and operational performance measures intended to reward the applicable NEO for the accomplishment of these goals. The 2025 long-term equity incentive awards consisted of a mix of RSUs and PSAs to solidify retention of key executives of the company, while at the same time, drive financial performance of the company and creation of stockholder value.

☑	Independent Compensation Committee - All members of the compensation committee meet the independence standards under the NYSE listing standards and the SEC rules.
☑	Independent Compensation Consultant - The compensation committee retains an independent compensation consultant to evaluate executive compensation plans and practices.
☑
Competitive Compensation - Executive compensation reflects executive performance, experience, relative value compared to other positions within the company, relationship to competitive market value compensation, the actual performance of the company against pre-defined goals and general economic conditions.

☑
Annual Cash Incentive - Achievement and payout of annual cash incentive awards are based on overall pre-established annual financial, operational and/or strategic performance measures. For 2025, the financial and operational performance measures were Adjusted EBITDA (as defined herein) and total recordable incident rate (TRIR).

☑
Long-Term Equity Incentive - 2025 long-term incentive awards consisted of a mix of RSUs and PSAs. RSUs vest ratably over a three-year period in equal installments and are based on retention of the executive at the end of each service period. RSUs represented 40% of each NEO’s long-term incentive. PSAs may be earned at the end of a three-year performance period based on the achievement of pre-established performance measures and represented 60% of each NEO’s long-term incentive. All long-term incentives are settled with shares of common stock, which promote stock ownership by our NEOs and aligns their interests with those of stockholders.

☑	Balanced Mix of Pay Components - The target total compensation mix represents a balance of annual cash and long-term equity-based compensation.
☑	Mix of Financial, Operational and/or Strategic Goals - The use of a mix of financial, operational and/or strategic performance measures to reward performance prevent overemphasis on a single metric.
☑
Double-Trigger Change in Control Severance Plan - We maintain reasonable severance practices in line with market practices, including double-trigger change in control provisions in the Change in Control Severance Plan adopted in November 2024 and in employee equity awards granted after adoption of the Change in Control Severance Plan.

☑	Annual Compensation Risk Analysis - Risks related to our compensation programs are regularly analyzed through an annual compensation risk assessment.
☑
Stock Ownership and Retention Requirements - Executive officers are required to own, within five years of appointment or promotion, company common stock equal to a multiple of their base salary. The chief executive officer is required to own stock equal to five times his or her base salary. The chief financial officer, chief operating officer and chief legal officer are required to own stock equal to three times his or her base salary and the remaining executive officers are required to own stock equal to two times his or her base salary. Net shares received from long-term equity incentive awards must also be held until share ownership requirements are met.

☑
Clawback Policy - Our incentive compensation recovery policy provides for the recovery of certain incentive-based compensation in the event of an accounting restatement. The recoverable amount is the amount of incentive-based compensation which exceeded the amount the executive officer would have received if it had been determined based on the restated financial reporting measure.

What We Do Not Do
☒	Stock Options - The company does not use stock options as a form of incentive compensation.
☒	Perquisites - Executives do not receive perquisites that materially differ from those available to employees in general.
☒	Hedge Stock - Executives are not allowed to hedge company securities.
☒	Pledge Stock - Executives are not allowed to pledge company securities in margin accounts or as collateral for loans.
☒	No Dividends or Dividend Equivalents on Unvested Shares - We do not provide for payment of dividends or dividend equivalents on unvested share awards.
☒	Tax Gross-Ups - Executives do not receive tax gross-ups on their compensation.

8 Everus Construction Group, Inc. Proxy Statement

PROXY STATEMENT SUMMARY

Sustainability Highlights
Everus manages its business with a long-term view toward sustainable operations, focusing on how economic, environmental, and social considerations can help us continue to provide essential services to our customers. We integrate sustainability considerations into our business strategy because it directly affects long-term business viability and profitability. We view sustainability as doing business responsibly, which is a cornerstone to our success. Our focus on sustainability makes our company a better corporate citizen while creating opportunities to increase revenues and profitability, creates a competitive advantage, and attracts a skilled and diverse workforce. We have invested significantly more time and resources into our environmental, social and governance efforts in the past several years.
The company published a separate sustainability report that includes information regarding its environmental, social, and governance initiatives and related matters. Although this Proxy Statement may reference the company’s sustainability report or sustainability practices, the sustainability report and the information contained therein are not incorporated by reference into this Proxy Statement and do not form a part of the proxy solicitation materials. References to the sustainability report are provided solely for informational purposes.
Reporting Frameworks
We have historically reported environmental, social, governance, and sustainability (ESG/sustainability) metrics relevant and important to our operations using the Sustainability Accounting Standards Board (SASB) framework and have continued to incorporate guidance from the Task Force on Climate-Related Financial Disclosures (TCFD) framework into our reporting. However, the International Sustainability Standards Board has now combined the SASB and TCFD frameworks into one consolidated framework - International Financial Reporting Standards Sustainability Disclosure Standards, which will be used by the company for reporting purposes going forward.

Environmental Stewardship
Environmental Compliance is a Top Priority

Everus is committed to operating with a focus on environmental compliance as we continue building America’s vital infrastructure.
•	Our operations meet or exceed federal, state and local regulations relevant to our industry.
•
While our work typically requires minimal environmental permitting, we use petroleum storage tanks for operational efficiency in select areas. These are regulated under state programs approved by the United States Environmental Protection Agency. We do not have any reportable petroleum tank releases or remediation requirements related to the use of petroleum tanks.

•	Federal permits that may be required for particular construction projects are typically secured by the contracting entity, not by our organization.
•	To the extent possible, our operations recycle recovered construction materials and waste materials.

Social Responsibility
Everus operates at the discretion of various stakeholders, including customers, stockholders, employees, and the communities where we do business. It is these stakeholders who allow us to conduct our business and are vital to our success. Everus remains committed to maintaining the trust of these stakeholders by operating with integrity and being a good corporate citizen. Below are highlights of our social responsibility relating to our employees, stockholders, communities, and customers.

Everus Construction Group, Inc. Proxy Statement 9

PROXY STATEMENT SUMMARY
Our Employees

The majority of our workforce is made up of union-organized team members who provide specialized skills and knowledge to serve our customers’ needs. Through our highly skilled workforce, we provide safe, efficient services with exacting execution and the utmost integrity to ensure our customers’ and communities’ needs are met.	9,395
	Total Employees as of December 31, 2025

	7,958	1,437
	Union	Non-Union
Employees and Human Capital Management. At Everus, we strive to build a strong team of employees with a focus on integrity and safety. Our number of team members was approximately 9,400 employees located in 28 states as of December 31, 2025. Our Employer Information Report EEO-1 is available on our website at www.everus.com/careers.
Ethics Reporting. Everus’ employees are encouraged to ask questions or report concerns to their supervisor. If employees have concerns that something may be unethical or illegal within the company, they are encouraged to report their concerns to a human resources representative, a company executive, or the compliance officer. For those wishing to remain anonymous, Everus also has an anonymous reporting hotline through this third-party telephone and internet-based reporting system. Employees, customers, and other stakeholders can confidentially and anonymously report any concerns about possible unethical or illegal activities. Reports are carefully considered and investigated. Summaries of the reports and investigative results are provided to the audit committee at its regular quarterly meetings.
Vendor Code of Conduct. Everus has a Vendor Code of Conduct that outlines our expectations of vendors, including ethical business practices, workplace safety, environmental stewardship and compliance with applicable laws and regulations.
Our Stockholders. Everus’ management is committed to acting in the best interest of the corporation, protecting its assets, and serving the long-term interests of the company’s stockholders. This includes protecting our tangible interests, such as property and equipment, as well as intangible assets, such as our reputation, information, and intellectual property. For information on our stockholder outreach program, see “Stockholder Engagement” in the section entitled “Corporate Governance” of this Proxy Statement.
Safety is our Value. Every task we take on, every project we build, is centered on doing it safely. Our people are the core of our company, and we are committed to sending them home safely every day. We conduct training and engage in partnerships year-round to keep safety top of mind. Our 2025 employee safety metrics - Total Recordable Incident Rate (TRIR) of 1.06, Lost-Time Incident Rate (LTIR) of 0.24 and Days Away, Restricted or Transferred (DART) rate of 0.49, were well below comparable industry averages demonstrating our strong workplace safety performance. Our safety metrics are reported to the board at its regular quarterly meetings. Everus’ TRIR, LTIR and DART rates signify a proactive approach to workplace safety, resulting in a healthier workforce, increased productivity, and cost savings.
Our Communities
Community Engagement. Everus encourages team members to make significant contributions in our communities, be innovative on the job and create positive workplaces, and we regularly recognize those who make exceptional efforts. Building strong relationships with the community is an integral part of Everus’ approach to construction services. We understand that every project we undertake becomes a part of the community to ensuring our work reflects the values and aspirations of local residents.
Everus is a people-first business, and we are deeply committed to serving the communities where our team members live and work. We do this through local financial and resource contributions from our operating companies and volunteerism by our team members. Whether through volunteering, partnerships with local organizations, or educational initiatives, we aim to leave a positive, lasting impact.
Everus Foundation. In 2026, the board of directors approved the establishment of the Everus Foundation, a nonprofit, tax-exempt foundation to support the company’s charitable and community engagement objectives. The foundation is organized as a separate legal entity and has applied for recognition as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code. The foundation is governed by its own board of directors and operates independently, with oversight by the company’s board to ensure compliance with applicable legal, tax and governance requirements.
Our Customers
Customer Relationships. At Everus, building strong relationships with our customers is at the heart of everything we do. We understand that every project is more than just a job - it is a partnership built on trust, communication, and shared goals. Everus maintains transparency with our customers throughout the process to ensure that every solution we provide is tailored to their vision and priorities. Our mission is to deliver exceptional service, high-quality results, and innovative solutions that exceed expectations. The Everus team strives to make the experience

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PROXY STATEMENT SUMMARY
seamless and collaborative for our customers. Whether through ongoing support or dedication to meeting deadlines and budgets, we aim to build not just projects but long-lasting relationships. As part of our code of conduct, we will compete in business only by lawful and ethical means.

Governance of Environmental and Social Responsibility
Everus is committed to strong corporate governance practices in all areas, including governance of environmental and social responsibility. Sustainability practices are ingrained in the company’s operations, risk management, and strategy. Below is an overview of our governance practices related to the oversight of environmental and social responsibility:

Board

The board has ultimate responsibility for the oversight of environmental, health, safety, social, and other sustainability matters applicable to the company.

Audit Committee	Compensation Committee	Nominating and Governance Committee

The audit committee assists the board in fulfilling its oversight responsibilities with respect to environmental, social, and other sustainability matters, including climate change risks and opportunities, health, safety, and other social sustainability matters.
The compensation committee assists the board in fulfilling its oversight responsibilities with respect to human capital management.
The nominating and governance committee assists the board with developing policies for sustainable corporate governance and continued monitoring of compliance and effectiveness of such principles and policies.

Executive Leadership Team

The executive leadership team is comprised of senior company officers. The committee meets weekly, or more frequently as warranted, and is responsible for the management of risks and pursuit of opportunities related to environmental and social sustainability matters, including climate change, health, and safety.

Executive Sustainability Committee

The executive sustainability committee is comprised of the vice president and chief accounting officer, vice president of safety, health and environmental, vice president of human resources, vice president and chief legal officer, director of communications, and select representatives from the company’s internal departments and operating companies. The committee supports execution of the company’s environmental and sustainability strategy and establishes, maintains, and enhances the processes, procedures, and controls for the company’s environmental and sustainability disclosures.

Everus Construction Group, Inc. Proxy Statement 11

BOARD OF DIRECTORS

BOARD OF DIRECTORS
ITEM 1. ELECTION OF DIRECTORS
The board currently consists of eight directors. All of the nominees are current directors of Everus. All of the nominees are standing for election to the board at the annual meeting to hold office until the 2027 annual meeting or until their successors are duly elected and qualified.
The number of directors may be fixed by resolution adopted from time to time by the board. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office. Each director will hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office or other cause.
The board has affirmatively determined all the director nominees, other than Jeffrey S. Thiede, our president and chief executive officer, are independent in accordance with SEC and NYSE rules, our corporate governance guidelines, and our amended and restated bylaws (bylaws). There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of our company. There are no family relationships among our executive officers and directors.
Our bylaws provide for a majority voting standard for the election of directors. See “Additional Information - Majority Voting” below for further detail.
Each of the director nominees has consented to be named in this Proxy Statement and to serve as a director, if elected. We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. If a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may choose to reduce the number of directors. Cumulative voting in the election of directors is not permitted.
Information about each director nominee’s share ownership is presented under “Security Ownership.”
The shares represented by the proxies received will be voted for the election of each of the eight nominees named below unless you indicate in the proxy that your vote should be cast against any or all the director nominees or that you abstain from voting. Each nominee elected as a director will continue in office until their successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office or other cause.
The eight nominees for election to the board at the annual meeting, all proposed by the board upon recommendation of the nominating and governance committee, are listed below with brief biographies. The nominees’ ages are current as of March 16, 2026.

The board of directors recommends that the stockholders vote “FOR” the election of each nominee.
Brokers may not vote your shares on the election of directors if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so your vote can be counted.

12 Everus Construction Group, Inc. Proxy Statement

BOARD OF DIRECTORS
Director Nominees

Career Highlights

Mr. Della Rocca has over 40 years of experience in the engineering and construction industry including 35 years as a C-level executive. Mr. Della Rocca served as partner of McKinsey & Co., a multinational strategy and management consulting firm, from 2014 to November 2020. Mr. Della Rocca led McKinsey & Co.’s global service line for major capital projects including advising investors. As partner, he served private equity and institutional investors, asset owners, and delivery companies through strategy formulation, leadership development, growth programs, mergers and acquisitions, and operational transformations. Mr. Della Rocca is the former Americas chief executive of AECOM, a multinational infrastructure consulting firm from 2011 to 2014. In his leadership role, Mr. Della Rocca was responsible for overseeing and driving the company’s operations, strategy and growth as well as navigating diverse markets, and ensuring the company achieved its business goals.

Michael S. Della Rocca

Former partner of McKinsey & Co. and former Americas chief executive officer of AECOM Age: 70 Independent Director Since[1]: 2024

Contributions to the Board

	▲	Extensive experience in the engineering and construction industry at public and private companies.
	▲	Expertise in board counseling strategy, operational improvement, due diligence, acquisitions, and finance.
Committee Membership	▲	Broad risk and audit expertise from prior roles on board committees as well as board review and compensation.
•Compensation Committee	▲	Board experience as an independent non-executive director at public, private, non-profit and academic institutions.
•Nominating and Governance Committee

Select Professional and Community Contributions

Attributes and Skills	▲
Former director of MDU Resources, a publicly traded energy delivery business, from August 2024 until the Separation in October 2024, and former audit committee and environmental and sustainability committee member.

•Industry Experience	▲	Independent director of Tower Engineering Professionals, a telecommunication engineering and construction services organization, since 2023.
•Strategy/Business Development/M&A	▲	Independent director of GFT, formerly Gannett Fleming, a private global infrastructure and engineering firm providing professional services, since 2023.
•Risk Management and Compliance	▲
Independent director of Certerra, formerly RMA Group of Companies, a leading provider of technology-enabled laboratory testing, inspection, and quality management services for critical public and private infrastructure assets, since 2021.

•Executive Management/Board Experience	▲	Independent director of Trinity Consultants, Inc., an environmental consulting firm specializing in environmental, health, and safety, since 2022.
•Legal/Corporate Governance	▲
Chair of the advisory board of Kiely Family of Companies, a diversified privately held construction, engineering, maintenance, development, and services enterprise serving utility, communications, and private clients, since 2021.

•Accounting/Audit
•Finance/Capital Market	▲
Former director of Infrastructure and Energy Alternatives (IEA) from 2020 to 2022, a public construction company specializing in renewable energy and heavy civil projects throughout the United States, serving on the compensation and bid review committees and chaired the special committee for recapitalization.

•Human Capital Management
•Environmental/Sustainability and Safety
	[1]	Includes time of service on the MDU Resources board of directors prior to the Separation

Everus Construction Group, Inc. Proxy Statement 13

BOARD OF DIRECTORS

Career Highlights

Helena M. Hernandez brings more than 25 years of leadership experience in the energy and electric utility sectors, with a strong focus on renewable energy, smart grid innovation, and operational excellence. Ms. Hernandez held senior executive roles at Florida Power & Light, a rate‑regulated electric utility company, and at NextEra Energy Resources, an energy infrastructure and power generation company, both subsidiaries of NextEra Energy, where she led transformative initiatives in solar, wind, and battery storage operations. Ms. Hernandez served as vice president, smart grid and innovation from January 2021 to April 2023; vice president, solar and battery storage operation from January 2020 to January 2021; vice president, wind operations from November 2018 to January 2020; and vice president, central maintenance power generation division from November 2016 to November 2018. Her earlier career also included operational and commercial positions with General Electric and Lockwood Greene International, an engineering, architecture, and construction management firm specializing in industrial and manufacturing facilities.

Helena M. Hernandez

Former vice president of smart grid and innovation at Florida Power & Light, a NextEra Energy, Inc. company Age: 56 Independent Director Since: 2025

Contributions to the Board

Committee Membership	▲	Extensive experience in the utility, transmission and distribution, renewable energy and service sector.
•Compensation Committee	▲	Extensive leadership in solar, wind, and battery storage operations, driving large-scale deployment and optimization of renewable assets.
•Nominating and Governance Committee	▲	Broad operating management and advanced technologies expertise, driving innovation and enhancing organizational performance.
	▲	Extensive collaboration within matrix organizations, engaging with human resources, safety, legal, information technology, regulatory, cybersecurity, business development and risk management.
Attributes and Skills
•Industry Experience	Select Professional and Community Contributions

•Emerging Technologies and Innovation	▲
Current executive advisor for Mindslines, a leadership‑development firm that provides coaching‑driven, behavior‑focused development programs using data-enabled tools supporting first‑time and emerging managers to become effective leaders, since April 2024.

•Strategy/Business Development
•Information Technology	▲	Current senior advisor for Percepto Robotics Ltd, a company specializing in autonomous drone solutions for industrial inspection and monitoring, since May 2025.
•Risk Management and Compliance	▲	Current fundraising chair for Aldaba Foundation, a nonprofit organization dedicated to empowering individuals and communities through education and social support, since January 2024.
•Human Capital Management	▲
Former external advisor to senior leadership of a publicly traded utility company on industry leading performance initiatives and strategy engaged through a third-party professional services firm, AllSource PPS, from October 2024 to January 2026.

•Executive Management
•Environmental/Sustainability and Safety

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BOARD OF DIRECTORS

Career Highlights

Dale S. Rosenthal has over 22 years of experience in the construction industry, serving in senior executive positions as strategic director, division president, and chief financial officer. Ms. Rosenthal served as the former strategic director of Clark Construction Group, LLC, (Clark) a vertically integrated construction company then headquartered in Bethesda, Maryland, from January 2017 to December 2017, division president of Clark Financial Services Group, leveraging Clark’s core turnkey construction expertise into alternative energy development, from April 2008 to December 2016. Ms. Rosenthal also served as chief financial officer and senior vice president of Clark Construction Group, LLC from April 2000 to April 2008, and established a Clark subsidiary, Global Technologies Group, which developed and built data centers for early internet service providers. Ms. Rosenthal joined Clark Construction in 1996. Ms. Rosenthal also led financing teams for several tax-credit financed housing developers and was instrumental in identifying new sources of funding and innovative tax structures for complex transactions.

Dale S. Rosenthal

Former senior executive, including strategic director, division president of Clark Financial Services Group, and chief financial officer of Clark Construction Group, LLC
Age: 69
Independent Director Since[1]: 2021

Contributions to the Board

	▲	Expertise in construction, alternative energy, real estate and infrastructure development, risk management and corporate strategy.
	▲	Extensive leadership of an integrated company in the construction industry.
	▲	Extensive knowledge of environmental and sustainability matters with a focus on ensuring accountability and balancing environmental and social impacts with financial performance.
Committee Membership
	▲	Provides strategic vision and governance leadership while leveraging industry expertise and relationships to ensure the company thrives in a complex and competitive environment.

•Chair of the Board
•Compensation Committee	Select Professional and Community Contributions
•Nominating and Governance Committee
▲
Former director of MDU Resources, a publicly traded energy delivery business, from May 2021 until the Separation in October 2024, and served as the environmental and sustainability committee chair, and as a member of each of the nominating and governance committee and audit committee.

Attributes and Skills

•Executive Management/Board Experience	▲
Current director of Washington Gas Light Company, formerly publicly traded and now a subsidiary of AltaGas Ltd., since October 2014, and chair of the audit committee from 2018 to 2022. Washington Gas is a regulated public utility company that sells and delivers natural gas in the District of Columbia and surrounding metropolitan areas.

•Industry Experience
•Accounting/Audit	▲	Current trustee emerita of Cornell University since July 2025 and former member of the Board of Trustees from June 2017 from June 2025, serving on the finance and building and properties committees.
•Finance/Capital Markets
•Strategy/Business Development/M&A	▲	Current director of Transurban Chesapeake LLC, a company that develops and operates toll roads in the Mid-Atlantic region, since August 2021, and chair of the audit committee since 2022.
•Risk Management and Compliance	▲
Former board advisor of Langan Engineering & Environmental Services, a provider of an integrated mix of engineering and environmental consulting services in support of land development projects, corporate real estate portfolios, and data center development, from March 2020 to December 2023.

•Human Capital Management
•Emerging Technologies and Innovation
•Environmental/Sustainability and Safety
•Legal/Corporate Governance	[1]	Includes time of service on the MDU Resources board of directors prior to the Separation.

Everus Construction Group, Inc. Proxy Statement 15

BOARD OF DIRECTORS

Career Highlights

Edward A. Ryan is a former executive vice president and general counsel for a large public company with international operations. Mr. Ryan served as advisor to the chief executive officer and president of Marriott International, Inc. (Marriott International), publicly traded global hospitality company, from December 2017 to December 2018. Prior to that, Mr. Ryan held several positions with Marriott International including executive vice president and general counsel of Marriott International from December 2006 to December 2017, and senior vice president and associate general counsel. Mr. Ryan assumed responsibility for corporate transactions and corporate governance in 2005. Mr. Ryan began his career with Marriott International as assistant general counsel. Prior to joining Marriott International, Mr. Ryan was in the private practice of law, specializing in real estate transactions, as a partner in the law firm of Hogan & Hartson LLC (now Hogan Lovells).

Edward A. Ryan

Former executive vice president and general counsel of Marriott International, Inc. Age: 72 Independent Director Since[1]: 2018

Contributions to the Board

	▲	Expertise in corporate governance, acquisitions, risk management, legal, compliance, and labor relations.
	▲	Senior leadership, transactional, and public company experience.
▲
Extensive experience in board composition and succession planning, director recruitment and selection from his previous role as chair of the nominating and governance committee of a publicly traded company.

Committee Membership	▲	Broad knowledge of international operations with a publicly traded company.

Select Professional and Community Contributions

•Audit Committee

•Nominating and Governance Committee (Chair)	▲
Current director of the Greater Yellowstone Coalition, a nonprofit organization dedicated to protecting and preserving the lands, waters, and wildlife of the Greater Yellowstone Ecosystem in Montana, Idaho and Wyoming, since 2025.

Skills and Attributes	▲
Former director of MDU Resources, a publicly traded energy delivery business, from November 2018 until the Separation in October 2024, and served as the nominating and governance committee chair and as a member of the audit committee.

•Legal/Corporate Governance	▲
Current director of Best Kept Buildings, a non-profit organization affiliated with Goodwill of Greater Washington, D.C. since November 2025, whose mission is to help provide employment opportunities for people with significant disabilities by securing Federal maintenance contracts in accordance with the AbilityOne Program.

•Executive Management/Board Experience
•Risk Management and Compliance	▲
Current director of the C&O Canal Trust, the non-profit partner of the Chesapeake & Ohio Canal National Historical Park, since 2022. The C&O Canal Trust works in conjunction with the National Park Service and local communities for park preservation and enjoyment by visitors to the park.

•Strategy/Business Development/M&A
•Financial Experience	▲
Former director of Goodwill of Greater Washington, D.C., a non-profit organization whose mission is to transform lives and communities through education and employment, from 2015 to 2023, including a term as chair from January 2020 through December 2021, vice chair from January 2019 through December 2019, and chair of the finance committee from January 2018 through December 2019.

•Human Capital Management
•Emerging Technologies and Innovation
	▲	Board advisor of Workbox Company, a startup company that provides collaborative coworking space and accelerator services, since January 2020.

	[1]	Includes time of service on the MDU Resources board of directors prior to the Separation.

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BOARD OF DIRECTORS

Career Highlights

David M. Sparby has over 32 years of public utility management and leadership experience with a large public utility company, including positions as senior vice president and as chief financial officer, senior vice president and group president, revenue, of Xcel Energy, Inc. (Xcel Energy) and president and chief executive officer of its subsidiary, NSP-Minnesota, from May 2013 until his retirement in December 2014. Prior to that, Mr. Sparby served as senior vice president and group president from September 2011 to August 2013, chief financial officer, and chief executive officer of NSP-Minnesota, from March 2009 to September 2011. He joined Xcel Energy, or its predecessor Northern States Power Company, as an attorney and held positions of increasing responsibility.

David M. Sparby

Former senior vice president and group president, revenue, of Xcel Energy, Inc. and president and chief executive officer of its subsidiary, NSP-Minnesota Age: 71 Independent Director Since[1]: 2018	Contributions to the Board

	▲	Broad understanding of electric and gas distribution, renewable energy, and public utilities.
	▲	Extensive senior leadership experience with a publicly traded company.
	▲	Broad financial and audit expertise from prior public company directorship, including service as chair of an audit committee.
	▲	Extensive knowledge of corporate governance, risk management, compliance, strategic planning and human capital management.

Committee Membership	Select Professional and Community Contributions

•Audit Committee (Chair)	▲
Former director of MDU Resources, a publicly traded energy delivery business, from August 2018 until the Separation on October 31, 2024, and served as audit committee chair and a former member of the environmental and sustainability committee.

•Compensation Committee

Skills and Attributes	▲	Former board of trustees of Mitchell Hamline School of Law, overseeing the governance and strategic direction of the institution, from July 2011 to July 2020.
•Executive Management/Board Experience	▲
Former board of trustees of the College of St. Scholastica, comprised of alumni, professionals, and community leaders who bring diverse perspectives and expertise to oversight of the institution, from 2012 to 2023, including service as chair from 2020 to 2023.

•Accounting/Audit
•Financial/Capital Markets
•Risk Management and Compliance
•Strategy/Business Development/M&A
•Industry Experience
•Legal/Corporate Governance
•Human Capital Management
•Environmental/Sustainability and Safety
•Emerging Technologies and Innovation	[1]	Includes time of service on the MDU Resources board of directors prior to the Separation.

Everus Construction Group, Inc. Proxy Statement 17

BOARD OF DIRECTORS

Career Highlights

Jeffrey S. Thiede has served as president of the company since its formation in February 2024, and has served as president and chief executive officer and as a director since November 2024, following the completion of the Separation. Mr. Thiede serves as president and chief executive officer of Everus Construction, Inc. (Everus Construction), formerly known as MDU Construction Services Group, Inc., since April 30, 2013, and served as president from 2012 to April 2013. Mr. Thiede has more than 20 years of experience at Everus Construction, in several executive and management positions, including president of Capital Electric Construction Company, Inc. from 2006 to 2011 and president of OEG, Inc., formerly known as Oregon Electric Group, Inc., from 2004 to 2011, both subsidiaries of Everus Construction.

Jeffrey S. Thiede

President and chief executive officer of Everus Construction Group, Inc.	Contributions to the Board

Age: 64 Director and President and Chief Executive Officer Since: 2024	▲	Knowledge to contribute key insights into strategic, management and operational matters.
	▲	Strong focus on workplace safety, regulatory compliance and fostering a culture of safety-first across the organization.
	▲	Extensive experience in executive leadership, human capital management, risk management and succession planning.
	▲	Extensive strategy, financial, and mergers and acquisitions experience.

Skills and Attributes	Select Professional and Community Contributions

•Executive Management/Board Experience	▲	Officer and director of various operating companies of Everus since 2006.
•Industry Experience	▲
Executive team leader of Occupational Safety and Health Administration Electrical Transmission and Distribution Partnership, a collaborative effort aimed at improving safety in the high-voltage electric line construction, transmission, and distribution industry since 2015.

•Strategy/Business Development/M&A
•Risk Management and Compliance	▲
Former director of Oregon State University Construction Education Foundation, a foundation serves as the philanthropic arm of the school, providing financial support for students, staff, faculty, and various programs, from 2011 to 2020.

•Accounting/Financial Experience
•Human Capital Management	▲
Former member of Dean’s Leadership Council of Oregon State University College of Engineering, an organization of alumni and industry leaders who provide strategic guidance and support to the college, from 2018 to 2020.

•Environmental/Sustainability and Safety
•Legal/Corporate Governance
•Information Technology/Cybersecurity
•Emerging Technologies and Innovation

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BOARD OF DIRECTORS

Career Highlights

Clark A. Wood has over 36 years of experience in the gaming and financial sectors. Mr. Wood served as the market president for U.S. Bank, a publicly traded financial services holding company, in Las Vegas, Nevada, from 2014 to 2024. Mr. Wood provided oversight to both the Las Vegas commercial banking teams in Nevada and Arizona. Mr. Wood also led the bank’s national gaming practice. Mr. Wood led the local advisory board and served as the head of the cross-functional Las Vegas market leadership committee. Prior to that, he served as the managing director for Wells Fargo & Company’s gaming business, a specialized commercial and investment banking platform.

Clark A. Wood
Contributions to the Board
Former market president for U.S. Bank (Las Vegas) Age: 64 Independent Director Since: 2024

	▲	Extensive experience in the financial sector and executive management oversight of company financial investments, capital structure, and financial strategy.
	▲	Deep understanding of risk assessment, mitigation and compliance in financial operations including managing market, credit, operational and liquidity risks.
	▲	Experience in creating and evaluating long-term financial strategies, mergers, acquisitions, and investments.
	▲	Familiarity with complex financial regulations and compliance requirements, ensuring the organization adheres to legal and ethical standards.
Committee Membership	Select Professional and Community Contributions

•Audit Committee
•Nominating and Governance Committee	▲	Current board member of Las Vegas Global Economic Alliances, a public‑private, nonprofit economic development organization, since June 2015 and was named chair in 2023.
Skills and Attributes	▲	Current member of the board of trustees of the Desert Research Institute Foundation, a leading research institution based in Nevada, since 2025.

•Executive Management/Board Experience	▲
Current member of the Nevada State Bank’s Advisory Board, group of influential business and community leaders who provide strategic guidance and insight to help the bank better serve the financial needs of Nevadans, since 2025.

•Accounting/Audit
•Finance/Capital Market	▲	Independent contractor for a privately held gaming operator in Nevada, providing financial consultation and services, since April 2025.
•Risk Management and Compliance
•Strategy/Business Development/M&A	▲
Former board member and served on the audit committee of United Way of Southern Nevada, a non-profit organization committed to improving the community through collaboration with nonprofits, businesses, donors, and volunteers from June 2015 to June 2022.

•Legal/Corporate Governance

•Emerging Technologies and Innovation	▲	Former member of the Nevada Society of CPAs, the UNLV Accounting Advisory Council and the UNLV College of Education Advisory Board.

	▲	Former board chair of Big Brothers Big Sisters of Southern Nevada, a non-profit organization dedicated to helping at-risk youth.

Everus Construction Group, Inc. Proxy Statement 19

BOARD OF DIRECTORS

Career Highlights

Betty R. Wynn has over 25 years of experience with electrical construction companies. Ms. Wynn served as senior vice president and chief financial officer of MYR Group, Inc. (MYR Group), a corporation that offers electrical construction services for transmission and distribution lines, substations, commercial and industrial buildings, and renewable energy, from 2015 until her retirement in 2023. Prior to Ms. Wynn’s role as senior vice president and chief financial officer, Ms. Wynn served on MYR Group’s board of directors and as a member of the audit committee from 2007 to 2015. Prior to that, Ms. Wynn served as chief financial officer and treasurer of Faith Technologies, Inc., an energy expert and national leader in electrical planning, engineering, design and installation, from February 2015 to October 2015. Ms. Wynn has served as director of Atkore, Inc., an electrical, safety, and infrastructure solutions company, since 2018, former chair of the audit committee from 2019 to 2024, and current member of the audit and nominating and governance committees.

Betty R. Wynn

Former senior vice president and chief financial officer of MYR Group, Inc. Age: 67 Independent Director Since: 2024

Contributions to the Board

	▲	Extensive accounting and financial management, mergers and acquisitions, strategic planning, investment relations, and cybersecurity experience.
	▲	Extensive experience in the electrical construction services industry specializing in transmission, distribution, substation, commercial and industrial construction.
	▲	Board experience as director of publicly traded companies to provide insight risk management, compensation, finance and governance practices.
Committee Membership	▲	Experience with shareholder engagement, including fostering transparent communication and aligning interests of the company with its shareholders.

Audit Committee
Compensation Committee (Chair)
Select Professional and Community Contributions

Skills and Attributes	▲
Current director of Atkore, Inc., a publicly traded global manufacturer of electrical, safety, and infrastructure solutions, since 2018 and current member of the audit and nominating and governance committees.

•Executive Management/Board Experience	▲
Former director of MYR Group, a publicly traded company that offers electrical construction services for transmission and distribution lines, substations, commercial and industrial buildings, and renewable energy, before joining the company’s executive leadership team in October 2015.

•Industry Experience

•Accounting/Audit	▲	Former chief financial officer of Sloan Valve Company, a privately held company specializing in water-efficient products for commercial and residential buildings from 2009 to 2014.
•Finance/Capital Market
•Human Capital Management	Other Current Public Company Boards
•Strategy/Business Development/M&A	▲	Atkore, Inc.

•Risk Management and Compliance
•Information Technology/Cybersecurity

20 Everus Construction Group, Inc. Proxy Statement

BOARD OF DIRECTORS
Additional Information - Majority Voting
A majority of votes cast is required to elect a director in an uncontested election. A majority of votes cast means the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Abstentions” and “broker non-votes” do not count as votes cast “for” or “against” the director’s election. In a contested election, which is an election in which the number of nominees for director exceeds the number of directors to be elected and which we do not anticipate, directors will be elected by a plurality of the votes cast.
Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” all directors nominated by the board. If a nominee becomes unavailable for any reason or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your shares in their discretion for another person nominated by the board.
Our policy on majority voting for directors contained in our corporate governance guidelines requires any proposed nominee for re-election as a director to tender to the board, prior to nomination, his or her irrevocable resignation from the board that will be effective, in an uncontested election of directors only, upon:
•receipt of a greater number of votes “against” than votes “for” election at our annual meeting; and
•acceptance of such resignation by the board.
Following certification of the stockholder vote, the nominating and governance committee will promptly recommend to the board whether or not to accept the tendered resignation. The board will act on the nominating and governance committee’s recommendation no later than 90 days following the date of the annual meeting. Following the board’s decision, we will promptly publicly disclose the board’s decision in a Form 8-K filed with the SEC. To the extent that one or more directors’ resignations are accepted by the board, the nominating and governance committee will recommend to the board whether to fill such vacancy or vacancies or to reduce the size of the board.
Board Evaluations and Process for Selecting Directors
Our corporate governance guidelines require that the board, in coordination with the nominating and governance committee, annually reviews and evaluates the performance and functioning of the board and its committees. The chair of the board and chair of the nominating and governance committee jointly will lead the self-evaluation process. The directors will provide an evaluation of the performance of the board and committees on which they sit, their own performance, and the performance of other directors as a whole. A summary of results identifying any themes or issues that emerge from the self-evaluations are discussed in board and committee private sessions. Results from self-evaluations are used to enhance board and governance practices, as well as to identify board and committee priorities. The board completed its annual self-evaluation in August 2025.

1) PROCESS DECISION
At its regular meetings in May, the nominating and governance committee begins discussing the evaluation process, reviewing the scope, format, methodology, criteria, and timelines. The nominating and governance committee then oversees distribution and administration of evaluation tools in the summer, analyzes results, and develops improvement recommendations. The nominating and governance committee regularly updates the evaluation process for effectiveness and alignment with best practices.

2) QUESTIONNAIRES
During 2025, each director completed an anonymous written questionnaire evaluating overall board effectiveness, with the opportunity to provide written comments. In addition, members of each standing committee completed a separate written questionnaire focused on the effectiveness and operations of their respective committees.

3) BOARD SUCCESSION
As part of the annual evaluation process, the nominating and governance committee evaluates individual directors in light of the current and anticipated needs of the board and the company. This evaluation informs the committee’s ongoing consideration of board succession planning and potential director recruitment throughout the year.

Everus Construction Group, Inc. Proxy Statement 21

BOARD OF DIRECTORS
Director Qualifications, Skills, and Experience
Director nominees are chosen to serve on the board based on their qualifications, skills, and experience, as discussed in their biographies, and how those characteristics supplement the resources and talent on the board and serve the current needs of the board and the company. Our corporate governance guidelines provide that a person who is not an officer of the company will be ineligible to serve as a director beyond the next annual meeting of stockholders after the date the director has attained the age of 75, and a person who is an officer of the company serving as a director will hold office until such officer’s successor has been duly elected and qualified or until such officer’s earlier death, resignation or removal. The board has a 15-year term limit on the length of a director’s service, unless otherwise determined by the board. If a director reaches their 15-year anniversary during a term, the director is permitted to serve the remainder of that term.
In making its nominations, the nominating and governance committee assesses each director nominee by a number of key characteristics, including character, success in a chosen field of endeavor, background in publicly traded companies, independence, and willingness to commit the time needed to satisfy the requirements of board and committee membership. Although the committee has no formal policy regarding diversity, the board is committed to having a diverse and broadly inclusive membership. In recommending director nominees, the nominating and governance committee considers diversity in gender, ethnic background, geographic area of residence, skills, and professional experience.

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BOARD OF DIRECTORS

Board Skills and Strategy Matrix
	Della Rocca	Hernandez	Rosenthal	Ryan	Sparby	Thiede	Wood	Wynn
Skills & Expertise
STRATEGY/BUSINESS DEVELOPMENT/M&A	✓	✓	✓	✓	✓	✓	✓	✓
Experience in overseeing management and driving growth; assessing and executing on new opportunities for tactical and strategic mergers and acquisitions (M&A) transactions
EXECUTIVE MANAGEMENT/PUBLIC COMPANY/BOARD EXPERIENCE	✓		✓	✓	✓	✓	✓	✓
Served as CEO or other senior executive of an organization or as a director of another publicly traded company with an understanding of corporate governance practices that support shareholder value, and knowledge of the legal responsibilities providing oversight and accountability for the organization

ACCOUNTING/AUDIT	✓		✓		✓	✓	✓	✓
Experience in the preparation and review of financial statements and financial reports
FINANCE/CAPITAL MARKETS	✓		✓	✓	✓	✓	✓	✓
Experience overseeing company financings, investments, capital structures, and financial strategy
INFORMATION TECHNOLOGY/CYBERSECURITY		✓				✓		✓
Experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cybersecurity risk management; degrees, certifications, or other background in cybersecurity
RISK MANAGEMENT AND COMPLIANCE	✓	✓	✓	✓	✓	✓	✓	✓
Experience in the management of critical business and/or legal risk; understanding of risk management functions, including risk identification, classification, crisis management and similar functions; ability to think strategically about risk and provide oversight and advice relating to risk

INDUSTRY/INFRASTRUCTURE EXPERIENCE	✓	✓	✓		✓	✓		✓
Experience in our businesses or related construction services industries
LEGAL/CORPORATE GOVERNANCE	✓		✓	✓	✓	✓	✓
Expertise and experience in legal and regulatory matters, and corporate compliance and ethics policies; experience in managing the effects of government policies and regulations
HUMAN CAPITAL MANAGEMENT	✓	✓	✓	✓	✓	✓		✓
Experience in enterprise-wide human capital management and the development of talent, including overseeing workforce planning, employee engagement, succession planning and rewards
ENVIRONMENT/SUSTAINABILITY AND SAFETY	✓	✓	✓		✓	✓
Environmental/sustainability and safety experience to identify and adapt to strategic and emerging issues necessary to support long-term value creation and ensure the business remains responsible and sustainable in the long-term

EMERGING TECHNOLOGIES AND INNOVATION		✓	✓	✓	✓	✓	✓
Experience in traditional, new, and emerging technologies is core to understanding our business as an innovative technology leader
Gender/Age/Tenure*
Gender	M	F	F	M	M	M	M	F
Age	70	56	69	72	71	64	64	67
Tenure	2	1	5	7	7	2	2	2
*Ages are current as of March 16, 2026 and tenure includes time of service on the MDU Resources board of directors prior to the Separation.

Everus Construction Group, Inc. Proxy Statement 23

BOARD OF DIRECTORS

Independence	Average Tenure	Gender Diversity
88%	4 Years	38%

The board has determined that all director nominees, other than Mr. Thiede, our president and CEO, meet the independence standards specified by the SEC and NYSE.	The average tenure of the directors nominated for election includes time of service on the MDU Resources board of directors prior to the Separation.	Three out of eight director nominees are women.

Board Composition
Each of the nominees has been nominated for election to the board upon recommendation by the nominating and governance committee and each has decided to stand for election.
The nominating and governance committee is committed to maintaining a board composition that supports effective oversight, informed decision-making, and long-term value creation for stockholders. In evaluating the needs of the board and the company, the nominating and governance committee seeks a balance of skills, experience, independence, tenure, and perspectives aligned with the company’s strategy, operating environment, and risk profile.
The nominating and governance committee considers a broad range of qualifications and attributes when evaluating director nominees, including:
•relevant experience in construction, engineering, infrastructure, energy, utilities, and related industries
•operational leadership, project execution, and safety oversight experience;
•financial, accounting, and capital allocation expertise;
•public company governance, regulatory, and compliance experience;
•risk management and internal controls oversight;
•technology, human resources, cybersecurity, and data governance; and
•strategic planning, growth initiatives, and mergers and acquisitions.
The board values diversity in its broadest sense, including diversity of gender, race, ethnicity, age, professional background, and viewpoints. The board believes that diverse perspectives enhance its effectiveness and contribute to more robust organizational oversight and decision-making.
The board conducts an annual review of director independence and affirmatively determines that each independent director maintains no material relationship with the company that would impair the director’s ability to exercise independent judgment. All of the company’s directors are independent under applicable NYSE listing standards and SEC rules, except for the president and chief executive officer.
Board Refreshment and Succession Planning
Consistent with best governance practices, the board recognizes that regular and intentional board refreshment is critical to maintaining an effective and engaged board. The board, with oversight from the nominating and governance committee, actively manages board refreshment as an ongoing process rather than a periodic event.
The company’s approach to board refreshment includes:
•annual evaluations of the board, its committees, and individual directors, with results informing re-nomination decisions;
•skills and experience assessments to evaluate board composition relative to the company’s current and anticipated strategic needs;

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BOARD OF DIRECTORS
•consideration of director tenure, workload, and continued effectiveness;
•succession planning for board leadership roles and committee chairs; and
•proactive identification of future board needs, including emerging skills relevant to the company’s business and risk environment.
The board believes that a principles-based approach—focused on performance, contribution, independence, and alignment with strategic needs— supports effective refreshment while preserving valuable institutional knowledge. Director tenure is also a meaningful factor considered in the board’s evaluation and refreshment process. The nominees’ tenure, including time of service as a director of MDU Resources prior to the Separation, include three directors who have served over five years and five directors who have served less than five years.
When board refreshment opportunities arise, the nominating and governance committee seeks candidates who bring complementary skills, fresh perspectives, and diverse backgrounds, while demonstrating independence, integrity, sound judgment, and a commitment to strong governance.
Global Search Firm Engagement and Director Recruitment
Everus continues to develop a board that has the right expertise, skill set, diversity and experience that will help lead the company to the growth and success it strives to achieve. In January 2025, the nominating and governance committee engaged an independent global search firm to assist with recruiting a pool of potential director candidates to help achieve those board composition goals, which led to the appointment of Helena M. Hernandez in July 2025. Additionally, potential director nominees are also brought to the attention of the nominating and governance committee by board members, management, advisory firms, and various organizations on a quarterly basis. The nominating and governance committee evaluates all potential director candidates brought to its attention. The nominating and governance committee evaluation process includes interviewing certain potential director candidates.
Governance Practices Aligned with Stockholder Interests
The board believes that its current composition reflects an appropriate balance of continuity and refreshment and is well positioned to oversee management, address evolving risks, and support the company’s long-term strategy. The board remains committed to ongoing evaluation and refreshment to ensure continued alignment with stockholder interests and evolving governance best practices.

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CORPORATE GOVERNANCE
Director Independence
The board has adopted guidelines on director independence that are included in our corporate governance guidelines. Our guidelines require that a substantial majority of the board consists of independent directors. In general, the guidelines require that an independent director must have no material relationship with the company directly or indirectly, except as a director. The board determines independence on the basis of the standards specified by the SEC and NYSE, the additional standards referenced in our corporate governance guidelines, and other facts and circumstances the board considers relevant. In determining director independence and at the recommendation of the nominating and governance committee, the board reviewed and considered information about any transactions, relationships, and arrangements between the non-employee directors and their immediate family members and affiliated entities on the one hand, and the company and its affiliates on the other.
Based on its review and at the recommendation of the nominating and governance committee, the board has determined that all directors, except for Jeffrey S. Thiede, our president and chief executive officer, have no material relationship with the company and are independent in accordance with our corporate governance guidelines and applicable NYSE and SEC rules, as applicable.
The board has also determined that all members of the audit, compensation and nominating and governance committees of the board are independent in accordance with our corporate governance guidelines and applicable NYSE and SEC rules, as applicable.
Oversight of Sustainability
Oversight of sustainability as a construction services company involves integrating environmental, social, and governance principles into operations while ensuring regulatory compliance and responsible resource management. Sustainability principles and practices are included in our strategy, operations, and risk management. Corporate governance plays a key role, with the board and executive leadership team monitoring progress and ensuring transparency in reporting. Key focus areas include minimizing carbon emissions, managing waste, utilizing sustainable materials and maintaining energy efficiency. A dedicated internal executive sustainability committee leads initiatives that engage employees, customers and suppliers to drive continuous improvement. Our dedication to robust corporate governance drives accountability, risk management and alignment with long-term business strategy.
Board of Directors. The board has ultimate oversight responsibility for the company’s environmental, health, safety and social initiatives. The board ensures that these programs align with the company’s strategic objectives, comply with applicable laws and regulations, and reflect best practices in corporate governance. Through its committees and regular reporting processes, the board monitors performance, evaluates risks and provides direction to management to safeguard stakeholders’ interests and promote long-term sustainability.
Audit Committee. The audit committee is a standing committee of the board and monitors the performance of our environmental, workplace health and safety, and other social sustainability programs. The audit committee assists the board in fulfilling its environmental and social sustainability responsibilities, including oversight and review of:
•Employee, customer, and contractor safety;
•Compliance with environmental, health, and safety laws;
•Integration of environmental and social principles into company strategy; and
•Disclosures of significant environmental and sustainability events.
Compensation Committee. The compensation committee is a standing committee of the board with a focus that includes human capital management matters, including fair and equitable wages, employee recruitment and retention.
Nominating and Governance Committee. The nominating and governance committee is a standing committee of the board with a focus on developing and monitoring sustainable corporate governance principles and policies.
Executive Leadership Team. The company’s executive leadership team is comprised of senior company officers who meet at least weekly and are responsible for managing risks. The team also strives for improvements in environmental and social sustainability, including workplace health and safety, corporate governance, and other sustainability matters.

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Executive Sustainability Committee. The company has an internal executive sustainability committee that is chaired by the vice president and chief accounting officer. The committee’s responsibilities include:
•Execution of the company’s environmental and sustainability strategy, promulgated by the board’s audit and compensation committees and the executive leadership team;
•Establishing processes, procedures, methods and controls for the company's environmental and social disclosures, including defining the review process and identifying enhancements;
•Reviewing environmental and social disclosures and aligning the disclosures across the company's various reports;
•Continuously augmenting and improving the company's sustainability communications to enhance transparency for the company’s stakeholders;
•Reviewing peer company disclosures and stakeholder feedback to benchmark the company’s current disclosures and identify potential gaps and opportunities for expanded or enhanced disclosures; and
•Making recommendations to the executive leadership team regarding environmental and social data collection, goals, disclosures, policies and benchmarks.
For information on our sustainability reporting, as well as highlights of our environmental stewardship and social responsibility, see our sustainability report which is not part of this Proxy Statement and located on our website and the “Sustainability Highlights” in the Proxy Statement Summary.

Everus Construction Group, Inc. Proxy Statement 27

CORPORATE GOVERNANCE
Stockholder Engagement

Engagement Overview
The company maintains a proactive and year-round stockholder engagement program designed to ensure transparency, solicit feedback, and align corporate governance with investor priorities. Our approach emphasizes open communication and responsiveness to stockholder concerns. Feedback from these engagements is regularly shared with senior management and the board to inform decisions on governance, compensation, and strategic planning. We believe that ongoing dialogue with our stockholders strengthens relationships and supports long-term value creation.

Engagement Activities
	7 Broker-Sponsored Investor Conferences	4 Non-Deal Roadshows	285
Investor meetings/calls
	Individual Virtual Investor Calls	Met with 36% of our institutional shares	229
Investors Across 137 Firms

Who We Engage
▲	Institutional investors (including portfolio managers, investment analysts and stewardship teams)		Key Topics Discussed

▲	Sell-side and financial analysts	▲	Competitive landscape and market positioning

▲	Proxy advisory firms	▲	Capital allocation priorities

	Who Participates	▲	Progress towards achieving long-term financial targets

▲	President and CEO
▲	Vice President, CFO and Treasurer
▲	Investor Relations Consultant

Stockholder Communications with the Board
The board values and encourages communications with stockholders on important governance topics. Stockholders and other interested parties who wish to contact the board or any individual director, including our board chair or non-employee directors as a group, should address a communication in care of the corporate secretary at Everus Construction Group, Inc., 1730 Burnt Boat Drive, Bismarck, ND 58503. The corporate secretary will forward all relevant communications.

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Proxy Statement

Our corporate secretary may sort or summarize the communications as appropriate and, depending on the nature of the communication, the correspondence will either be forwarded or periodically presented to the board. Communications that are personal grievances, commercial solicitations, customer complaints or that contain inappropriate or offensive content will not be communicated to the board or any director or committee. The board or any individual director may at any time request copies and review all correspondence received by the corporate secretary that is intended for the board or such individual director.
Board Leadership Structure
Our bylaws provide that the chair of the board must be determined to be an independent director in accordance with the director independence standards contained in the corporate governance guidelines. The company believes this structure of a separate chair of the board and chief executive officer provides balance and is in the best interest of the company and its stockholders. Separating these positions allows the chief executive officer to focus on the full-time job of running our business, while allowing the chair to lead the board in its fundamental role of providing advice to and independent oversight of management. The chair and chief executive officer meet and confer regularly between board meetings regarding the board meeting agendas, the quality and flow of information provided to the board, and the effectiveness of the board meeting process. The company believes this split structure also recognizes the time, effort, and energy the chief executive officer is required to devote to the position in the current business environment as well as the commitment required to serve as the chair, particularly as the board’s oversight responsibilities continue to grow and demand more time and attention.
The fundamental role of the board is to provide oversight of the management of the company in good faith and in the best interests of the company and its stockholders. The board believes having an independent chair is a means to ensure the chief executive officer is accountable for managing the company in close alignment with the interests of stockholders including with respect to risk management as discussed below. The board has found that an independent chair is in a position to encourage discussions including during regularly scheduled executive sessions consisting of only independent directors and to assure that the company has adequately assessed all appropriate business risks before adopting its final business plans and strategies. The board believes that having separate positions and having an independent outside director serve as chair is the appropriate leadership structure for the company and demonstrates our commitment to good corporate governance.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, among others economic risks, strategic risks, operational risks, environmental and regulatory risks, competitive risks, climate and weather conditions, cyberattacks or acts of terrorism, and third-party liabilities. The board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate for identifying, assessing, and managing risk. Management is responsible for identifying material risks, implementing appropriate risk management and mitigation strategies, and providing information regarding material risks and risk management and mitigation to the board. The company’s risk oversight framework also aligns with its disclosure controls and procedures. For example, the company’s quarterly and annual financial statements and related disclosures are reviewed by the disclosure committee, which includes certain senior management, who participate in the risk assessment practices described below.
The board believes establishing the right “tone at the top” and full and open communication between management and the board are essential for effective risk management and oversight. Our chair meets regularly with our chief executive officer to discuss strategy and risks facing the company. The chair of the board and chairs of each of the board’s standing committees meet with our chief executive officer, chief financial officer, chief accounting officer, chief legal officer, and vice president of human resources to discuss risks and presentations to the board regarding risks. Senior management attends the quarterly board meetings and is available to address questions or concerns raised by the board on risk management and any other matters. Each quarter, the board and its applicable committees receive presentations from senior management on enterprise risk management issues and strategic matters involving our operations. Senior management regularly presents an assessment to the board of critical enterprise risks that threaten the company’s strategy and business model, including risks inherent in the key assumptions underlying the company’s business strategy for value creation. Periodically, the board receives presentations from external experts on matters of strategic importance to the board. The board regularly holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the company.
In addition, in 2025, a survey was completed by both the board, members of the executive leadership team and operating company presidents to identify critical enterprise risks. The company believes this survey, which was designed to enable effective and efficient identification of, and visibility into, critical enterprise risks over the short, intermediate, and long-term, and to facilitate the incorporation of risk considerations into strategic decision making across the company, and to assess and manage the company’s legal, regulatory, and other compliance obligations, provides valuable insight to the board in its risk oversight efforts. In particular, the company believes its enterprise risk management programs help clearly define risk management roles and responsibilities among the board, its committees and management; bring together senior

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CORPORATE GOVERNANCE
management to discuss risk, promote visibility and facilitate constructive dialogue around the risks relevant to the company’s strategy and operations; and help facilitate appropriate risk response strategies at the board, board committees, and management.

The Board
While the board is ultimately responsible for risk oversight at our company, our standing board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk.
⇵		⇵		⇵
Audit Committee		Compensation Committee		Nominating and Governance Committee
Risk Oversight Responsibilities		Risk Oversight Responsibilities		Risk Oversight Responsibilities
▲	Financial Reporting and Internal Controls	▲	Executive Compensation	▲	Board Organization
▲	Cybersecurity and Artificial Intelligence Oversight (AI)	▲	Incentive Plans	▲	Board Membership and Structure
▲	Regulatory Compliance	▲	Assess Consultant Independence	▲	Succession Planning
▲	Environmental, Health and Safety, and Social and Sustainability Risks	▲	Director Compensation	▲	Corporate Governance
⇵		⇵		⇵
Executive Leadership Team
The executive leadership team meets at least weekly to receive reports on safety, operations, business development, and to discuss the company’s challenges and opportunities. Reports are also provided by the company’s financial, human resources, legal, corporate development, and enterprise information technology departments. Special presentations are made by other employees on matters that affect the company’s operations. The company has also developed a robust compliance program to promote a culture of compliance, consistent with the right “tone at the top,” to mitigate risk. The program includes training and adherence to our code of conduct and legal compliance guide. We further mitigate risk through our internal audit and legal departments.

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in a general manner and specifically in the areas of financial reporting, internal controls, cybersecurity, compliance with legal and regulatory requirements, and related person transactions, and, in accordance with NYSE requirements, discusses with the board policies with respect to risk assessment and risk management and their adequacy and effectiveness. The audit committee receives regular reports on the company’s compliance program, including reports received through our anonymous reporting hotline. It also receives reports and regularly meets with the company’s external and internal auditors.
During its quarterly meetings in 2025, the audit committee received presentations and reports from management on cybersecurity and the company’s mitigation of cybersecurity risks as well as assessment and mitigation reports on other compliance and risk-related topics. The entire board was present for the cybersecurity risk presentations and had access to the reports. The audit committee discussed areas where the company may have material risk exposure, steps taken to manage such exposure, and the company’s risk tolerance in relation to company strategy. The audit committee reports regularly to the board on the company’s management of risks in the audit committee’s areas of responsibility.
The audit committee oversees the company’s risk management, including cybersecurity incident reporting and compliance, and AI and monitors management’s incident identification and escalation processes. The transition services agreement with MDU Resources, pursuant to which MDU Resources has provided and will continue to provide certain services to us and we have provided and will continue to provide certain services to MDU Resources, on an interim, transitional basis, is expected to terminate on or about March 30, 2026. Therefore, the company plans to transition from MDU Resources’ cybersecurity framework and implemented its own incident escalation and materiality determination framework to maintain governance continuity. In February 2026, management established documented procedures for classifying, escalating,

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and assessing cybersecurity incidents for materiality per securities laws, supported by a cyber incident response plan and materiality assessment policy, approved by the audit committee, with management responsible for execution and reporting. See the section entitled “Additional Governance Features” for further information regarding the company’s cybersecurity oversight.
In addition, the audit committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks related to environmental, health, safety, and other social and sustainability matters that fundamentally affect the company’s business interests and long-term viability. The audit committee responsibilities with respect to these matters include reviewing significant risks and exposures to the company regarding current and emerging environmental and social sustainability matters, including climate change risks, and discussing with management and overseeing actions taken by the company in response thereto. The audit committee also reviews the company’s efforts to integrate social, environmental, and economic principles, including climate change, greenhouse gas emissions management, energy, water, and waste management, product and service quality, reliability, customer care and satisfaction, public perception, and company reputation into the company’s strategy and operations.
Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as the company’s culture and strategies relating to human capital management.
Nominating and Governance Committee. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, board membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Meetings and Committees
The board held seven meetings during 2025. Each director attended at least 75% of the combined total meetings of the board and the committees on which the director served during 2025, in each case, during the time period which each director served. Directors are encouraged to attend our annual meetings of stockholders. All directors who were serving at the time attended our 2025 annual meeting of stockholders.

The board has standing audit, compensation, and nominating and governance committees, which meet at least quarterly. The table below provides current committee membership.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Michael S. Della Rocca		●	●
Helena M. Hernandez		●	●
Dale S. Rosenthal, Chair of the Board		●	●
Edward A. Ryan	●		C
David M. Sparby	C	●
Clark A. Wood	●		●
Betty R. Wynn	●	C

C - Chair
● - Member
Below is a description of each standing committee of the board. The board has affirmatively determined that each of these standing committees consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the SEC, and the director independence standards established by the board. The board has also determined that each member of the audit committee and the compensation committee is independent under the criteria established by the NYSE and the SEC for audit committee and compensation committee members, as applicable.

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Audit Committee

David M. Sparby (Chair)	Edward A. Ryan	Clark A. Wood	Betty R. Wynn

The Committee Met Eight Times in 2025

All members also meet the independence standard for audit committee members under our director independence guidelines, the NYSE listing standards, and SEC rules. The board determined that Mr. Sparby is an “audit committee financial expert” as defined by SEC rules, and all audit committee members are financially literate within the meaning of the listing standards of the NYSE.

The audit committee is a separately-designated committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and is governed by a written charter.
The audit committee assists the board in fulfilling its oversight responsibilities to the stockholders and serves as a communication link among the board, management, the independent registered public accounting firm, and the internal auditors. The audit committee reviews and discusses with management and the independent registered public accounting firm, before filing with the SEC, the annual audited financial statements and quarterly financial statements. The audit committee also:
•assists the board’s oversight of:
◦the integrity of our financial statements and system of internal controls and the audits of the company’s financial statements;
◦the company’s compliance with legal and regulatory requirements and the code of conduct;
◦discussions with management regarding the company’s earnings releases and guidance;
◦the independent registered public accounting firm’s qualifications and independence;
◦the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm;
◦the performance of our internal audit function and independent registered public accounting firm; and
◦management of risk in the audit committee’s areas of responsibility, including current and emerging environmental and social sustainability matters, technology, artificial intelligence, cybersecurity, financial reporting, regulatory compliance, and internal controls.
•arranges for the preparation of and approves the report that SEC rules require we include in our annual proxy statement. See the section entitled “Audit Committee Report” for further information.
In addition to fulfilling its financial oversight responsibilities, the audit committee oversees environmental and social sustainability strategies, goals, commitments, policies, significant public disclosures and performance, including key indicator results and trends and comparisons to industry trends and best practices. These responsibilities include:
•reviews significant risks, opportunities and exposures regarding current and emerging environmental and social sustainability matters, technology, artificial intelligence, cybersecurity, financial reporting, internal controls, and compliance with legal and regulatory requirements and management’s assessment of their adequacy and effectiveness and discusses with management and oversees actions taken by the company in response to such risks and exposures;
•reviews the company’s environmental and social sustainability strategies, goals, commitments, policies, and performance and trends and

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comparisons to industry trends and best practices;
•reviews any material noncompliance by the company with environmental, health, and safety laws and regulations;
•reviews the company’s efforts to integrate social, environmental, and economic principles, including climate change, greenhouse gas emissions management, energy, water and waste management, product and service quality, reliability, action, public perception, and company reputation with and into the company’s strategy and operations;
•reviews the company’s policies and procedures used to prepare environmental and social sustainability-related statements and disclosures, including preparation of the company’s annual sustainability report, and any communication strategy and significant public disclosures relating to environmental and social sustainability matters;
•reviews any fatality, serious injury, or illness involving an employee, customer, contractor, or third-party occurring in connection with the company’s operations; and
•reviews any stockholder proposals related to environmental and social sustainability matters.

Compensation Committee

Betty R. Wynn (Chair)	Michael S. Della Rocca	Helena M. Hernandez	Dale S. Rosenthal	David M. Sparby

The Committee Met Five Times in 2025

 The compensation committee consists entirely of independent directors within the meaning of the company’s corporate governance guidelines and the NYSE listing standards and who meet the definitions of non-employee directors for purposes of Rule 16-b under the Exchange Act.

The compensation committee is governed by a written charter and assists the board in fulfilling its responsibilities relating to the company’s compensation policies and programs including:
•direct responsibility for determining compensation for our Section 16 officers and for overseeing the company’s management of compensation risk in its areas of responsibility; and
•provides its recommendations of chief executive officer compensation to the board and seek its approval of such compensation.
The compensation committee also:
•reviews and recommends any changes to director compensation policies to the board; and
•reviews and determines, or makes recommendations to the board for approval or modification of, human capital management matters related to our operations, including employee recruitment and retention matters.
In determining the long-term equity incentive component of chief executive officer compensation, the compensation committee may consider, among others, the company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers at comparable companies and the awards given to the company’s chief executive officer in past years.
The compensation committee uses analysis and recommendations from outside consultants, the chief executive officer and the human resources department in making its compensation decisions. The chief executive officer, the vice president of human resources, and the chief legal officer regularly attend compensation committee meetings. The compensation committee meets in executive session as needed. The processes and

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procedures for consideration and determination of compensation of the named executive officers, as well as their respective roles, are discussed in the “Compensation Discussion and Analysis.”
The compensation committee has sole authority to retain compensation consultants, legal counsel, or other advisers to assist in its duties. The compensation committee is directly responsible for the appointment, compensation, and oversight of the work of such advisers.
The compensation committee has retained an independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), to conduct competitive analysis on non-employee director compensation and executive compensation.
Prior to retaining an adviser, the compensation committee considered relevant factors to ensure the adviser’s independence from management. Annually the compensation committee conducts a potential conflicts of interest assessment raised by the work of any compensation consultant and how such conflicts, if any, should be addressed. The compensation committee requested and received information from Meridian to assist in its potential conflicts of interest assessment. Based on its review and analysis, the compensation committee determined in November 2024, with respect to 2025, and again in February 2026, that Meridian was independent from management. Meridian does not provide any services, other than consultation executive and director compensation services to the compensation committee. Meridian reports directly to the compensation committee and not to management. Meridian participated in executive session with the compensation committee without members of management present. The board determines compensation for our non-employee directors based upon recommendations from the compensation committee.

Nominating and Governance Committee

Edward A. Ryan (Chair)	Michael S. Della Rocca	Helena M. Hernandez	Dale S. Rosenthal	Clark A. Wood

The Committee Met Five Times in 2025

The nominating and governance committee consists entirely of independent directors within the meaning of the company’s corporate governance guidelines and the NYSE listing standards.

The nominating and governance committee is governed by a written charter and provides recommendations to the board with respect to:
•board organization, membership, and function;
•committee structure and membership;
•succession planning for our executive management and directors; and
•corporate governance guidelines.
The nominating and governance committee assists the board in overseeing the management of risks in the nominating and governance committee’s areas of corporate responsibility.
The nominating and governance committee identifies individuals qualified to become directors and recommends to the board the director nominees for the next annual meeting of stockholders. The nominating and governance committee also identifies and recommends to the board individuals qualified to become our principal officers and the nominees for membership on each board committee. The nominating and governance committee oversees the evaluation of the board and management, including establishing, coordinating and reviewing the criteria and methods for such evaluation.

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In identifying nominees for director, the nominating and governance committee consults with board members, management, search firms, consultants, organizational representatives, and other individuals likely to possess an understanding of our business and knowledge concerning suitable director candidates.
In evaluating director candidates, the nominating and governance committee, in accordance with our corporate governance guidelines, considers an individual’s:
•background, character, and experience, including experience relative to our company’s lines of business;
•skills and experience which complement the skills and experience of current board members;
•success in the individual’s chosen field of endeavor;
•skills in the areas of accounting and financial management, banking, business management, human resources, marketing, operations, public affairs, law, technology, risk management, and governance;
•background in publicly traded companies, including service on other public company boards of directors;
•geographic area of residence;
•business and professional experience, skills, gender, and ethnic background, as appropriate in light of the current composition and needs of the board;
•independence, including any affiliation or relationship with other groups, organizations, or entities; and
•compliance with applicable law and applicable corporate governance, code of conduct and ethics, conflicts of interest, corporate opportunities, confidentiality, stock ownership and trading policies, and other policies and guidelines of the company.
The nominating and governance committee assesses these considerations annually in connection with the nomination of directors for election at the annual meeting of stockholders. The nominating and governance committee seeks a collective background of board members to provide a portfolio of experience and knowledge that serves the company’s governance and strategic needs and best perpetrates our long-term success. Directors should have demonstrated experience and knowledge that are relevant to the board’s oversight role of the company’s business. The composition of the current board and the board nominees reflects diversity in business and professional experience, skills, gender, and geography.
Additional Governance Features
Board and Committee Evaluations
Our corporate governance guidelines provide that the board, in coordination with the nominating and governance committee, will annually review and evaluate the performance and functioning of the board and its committees. For more details on our board evaluation process, see “Board Evaluations and Process for Selecting Directors” in the section entitled Board of Directors.
Executive Sessions of the Independent Directors
The non-employee independent directors meet in executive session at each regularly scheduled quarterly board meeting. The chair of the board presides at the executive session of the non-employee directors.
Director Resignation Upon Change of Job Responsibility
Our corporate governance guidelines require a director to tender his or her resignation after a material change in job responsibility. The nominating and governance committee will consider whether to accept or reject the tendered resignation, taking into consideration all factors deemed relevant by the members of the nominating and governance committee in accordance with the corporate governance guidelines. The nominating and governance committee will then promptly recommend to the board whether or not to accept the resignation. The director may not participate in the nominating and governance committee recommendation or board consideration of the resignation.
Majority Voting in Uncontested Director Elections
Our corporate governance guidelines require that in uncontested elections (those where the number of nominees does not exceed the number of directors to be elected), director nominees must receive the affirmative vote of a majority of the votes cast to be elected to our board. Contested director elections (those where the number of director nominees exceeds the number of directors to be elected) are governed by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

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The board has adopted a director resignation policy for incumbent directors in uncontested elections. Any proposed nominee for re-election as a director shall, before he or she is nominated to serve on the board, tender to the board his or her irrevocable resignation that will be effective, in an uncontested election of directors only, upon (i) such nominee’s receipt of a greater number of votes “against” election than votes “for” election at our annual meeting of stockholders; and (ii) acceptance of such resignation by the board.
Overboarding Policy
Our corporate governance guidelines state that a director may not serve on the board of directors of more than three public companies in total, including Everus. Moreover, the chief executive officer and other executive officers shall not be members of more than two boards of another public company. Currently, all of our directors and executive officers are in compliance with this policy.
Board Refreshment
Recognizing the importance of board composition and refreshment for effective oversight, the nominating and governance committee annually considers the composition and needs of the board, reviews potential candidates, and recommends to the board nominees for appointment or election. The nominating and governance committee and the board are committed to identifying individuals with diverse backgrounds whose skills and experiences will enable them to make meaningful contributions to shaping the company’s business strategy and priorities. To further board refreshment efforts, the nominating and governance committee engaged an independent global search firm in January 2025 to assist with identifying, evaluating and recruiting a diverse pool of potential director candidates, which led to the appointment of Helena M. Hernandez in July 2025. As part of its consideration of director succession, the nominating and governance committee from time to time reviews, including when considering potential candidates, the appropriate skills and characteristics required of board members. The board considers diversity of skills, professional experience, expertise, ethnicity, gender, age, education, geography, and cultural background in evaluating board candidates for expected contributions to an effective board. An independent director will be ineligible to serve as a director beyond the next annual meeting of stockholders after the director has attained the age of 75, and a person who is an officer of the company serving as a director will hold office until such officer’s successor has been duly elected and qualified or until such officer’s earlier death, resignation or removal. No director may serve on the board for more than 15 years unless otherwise determined by the board. If a director reaches his or her 15-year anniversary during a term, the director is permitted to serve the remainder of that term. Given the breadth of our businesses, we believe the mandatory retirement age and term limit allow us to benefit from experienced directors, with industry expertise, company institutional knowledge and historical perspective, stability, and comfort with challenging company management, while maintaining our ability to refresh the board through the addition of new members.
Our corporate governance guidelines include our policy on consideration of director candidates recommended to us. We will consider candidates that our stockholders recommend in the same manner we consider other nominees. Stockholders who wish to recommend a director candidate may submit recommendations, along with the information set forth in the corporate governance guidelines, to the nominating and governance committee chair in care of the corporate secretary at Everus Construction Group, Inc., 1730 Burnt Boat Drive, Bismarck, ND 58503.
Stockholders who wish to nominate persons for election to our board at an annual meeting of stockholders must follow the applicable procedures set forth in our bylaws. Our bylaws are available on our website. See “Stockholder Proposals, Director Nominations, and Other Items of Business for 2026 Annual Meeting” in the section entitled “Information about the Annual Meeting” for further details.
Insider Trading Policy
The board has adopted an insider trading policy, which governs the purchase, sale and/or other dispositions of the company's securities by directors, officers, employees and other covered persons, and the company itself, which is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of the insider trading policy was filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K.
Prohibitions on Hedging/Pledging Company Stock
The company’s director compensation policy and its insider trading policy prohibit our directors and executives from hedging their ownership of company stock. The director compensation policy applies to all directors who are not full-time employees of the company. The insider trading policy applies to all employees and directors of the company. Under the policies, directors and executives are prohibited from engaging in transactions that allow them to own stock technically but without the full benefits and risks of such ownership, including, but not limited to, zero-cost collars, equity swaps, straddles, prepaid variable forward contracts, security futures contracts, exchange funds, forward sale contracts, and other financial transactions that allow the director or executive to benefit from the devaluation of the company’s stock.
The company policies also prohibit directors, executives, and related persons from holding company stock in a margin account, with certain exceptions, or pledging company securities as collateral for a loan. Company common stock may be held in a margin brokerage account only if the stock is explicitly excluded from any margin, pledge, or security provisions of the customer agreement. “Related person” means a director’s

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or executive officer’s spouse, minor child, and any person (other than a tenant or domestic employee) sharing the household of a director or executive officer as well as any entities over which a director or executive officer exercises control.
Proxy Access
Our bylaws allow stockholders to nominate directors for inclusion in our Proxy Statement subject to the following parameters:

Ownership Threshold:	3% of outstanding shares of our common stock
Nominating Group Size:	Up to 20 stockholders may combine to reach the 3% ownership threshold
Holding Period:	Continuously for three years
Number of Nominees:	The greater of two nominees or 20% of our board
We believe these proxy access parameters reflect a well-designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our stockholders. Stockholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with proxy access must follow the procedures in our bylaws. See “Stockholder Proposals, Director Nominations, and Other Items of Business for 2027 Annual Meeting.”
Cybersecurity Oversight and Artificial Intelligence
At its quarterly meetings in 2025, the audit committee received reports and presentations , concerning cybersecurity-related issues including information security, technology risk, artificial intelligence and risk mitigation programs. All members of the board of directors received copies of the reports and were present during the presentations. The company has implemented a cyber risk management program to help ensure that the company's electronic information and information systems are protected from various threats. The cyber risk management program is maintained as part of the company's overall governance, enterprise risk management program and compliance program. The vice president of technology provides management and the audit committee with analyses, appraisals, recommendations, and pertinent information concerning cyber defense of the company’s electronic information, information technology and operation technology systems.
The audit committee oversees the company’s cybersecurity management processes, including cybersecurity risk and related incident reporting and disclosure controls. As part of this oversight, the audit committee is responsible for monitoring management’s processes for identifying, escalating, and assessing cybersecurity incidents and for overseeing compliance with applicable disclosure and regulatory requirements.
Following the Separation from MDU Resources, the company historically conducted certain cybersecurity incident response and escalation activities under MDU Resources’ cybersecurity governance framework pursuant to transitional services arrangements. Upon the expected termination of the applicable transition services agreement on or about March 30, 2026, the company has implemented its own standalone cybersecurity incident escalation and materiality determination framework, as further described below, designed to ensure continuity of governance, oversight, and compliance.
In February 2026, management developed and will implement documented incident escalation and materiality determination procedures, which establish a formal and consistent process for classifying and escalating cybersecurity and other covered incidents based on severity and potential impact, as well as for evaluating such incidents for materiality in accordance with applicable securities laws and disclosure requirements. The incident escalation and materiality determination procedures are an integral component of, and are supported by, the company’s cyber incident response plan, which defines incident severity levels, escalation paths, notification requirements, and response timelines. The incident escalation and materiality determination procedures are also supported by the company’s materiality assessment policy, which establishes the framework used to determine whether a cybersecurity incident is material for purposes of SEC disclosure obligations. The audit committee approved the incident escalation and materiality determination procedures and provides oversight of implementation while management is responsible for administering and maintaining the incident escalation and materiality determination procedures and for escalating cybersecurity incidents and assessing materiality in accordance with the approved framework. Management provides reports and updates to the audit committee regarding cybersecurity incidents and related assessments consistent with the company’s established cybersecurity reporting practices and information flows. Any material changes to the incident escalation and materiality determination procedures are subject to audit committee review and approval.
The board of directors, directly and through its appropriate committees, oversees management’s efforts to identify, assess, and mitigate risks associated with the Company’s evolving use of AI. The audit committee receives regular updates from management and engages in ongoing discussions regarding emerging technology trends, including the application of AI across the company’s operations, project execution, and business systems. As the company continues to adopt AI-enabled solutions to enhance operational efficiency, safety, project delivery, and customer engagement, the audit committee works closely with management to monitor and, where appropriate, strengthen the company’s governance framework, internal controls, and risk mitigation policies related to the responsible use of AI.
The company has implemented a cybersecurity training and compliance program to facilitate initial and continuing education for employees

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CORPORATE GOVERNANCE
who have contact or potential contact with the company’s data. External reviews are conducted to assess company information security programs and practices, including incident management, service continuity, and information security compliance programs. The company's vice president of technology, along with the director of cybersecurity and a designated security team of professionals, are responsible for assessing and managing risks as well as developing and implementing policies, procedures, and practices based on the range of threats faced by the company. There are processes around access management, data security, encryption, asset management, secure system development, security operations, network and device security to provide safeguards from a cybersecurity incident along with continual monitoring of various threat intelligence feeds. The company has an incident response plan to identify, protect, detect, respond to, and recover from cybersecurity threats and incidents that is also tested on an annual basis. The incident response plan is updated based on results of the test or as new cyber-related developments occur. The vice president of technology, executive leadership which includes the chief executive officer, chief operating officer, chief financial officer, chief legal officer, and chief accounting officer, and SEC financial reporting department employees, and the board of directors are notified of any material cybersecurity incidents through a defined escalation process. The defined escalation process is a risk-based process that specifies who is to be contacted and when at each risk level. The company has not had an indication of a material cybersecurity breach and has not incurred any expenses, penalties, or settlements arising from a material cybersecurity breach. The company maintains a cyber liability insurance policy providing insurance coverage within the policy limits for liability losses and business interruption events arising from a material cybersecurity breach. The audit committee receives periodic briefings concerning cybersecurity, information security, technology risks, and risk mitigation programs. Please refer to Item 1C. Cybersecurity in Part I of our 2025 Annual Report on Form 10-K for additional information regarding cybersecurity matters.
Code of Conduct
We have a code of conduct and ethics, which we refer to as the Leading With Integrity Guide. It applies to all directors, officers and employees of Everus and its operating companies. The Leading With Integrity Guide defines our values, our culture, and our commitments to stakeholders while setting expectations of employee conduct for legal and ethical compliance. We also have a Vendor Code of Conduct setting forth our expectations of vendors including ethical business practices, workplace safety, environmental stewardship, and compliance with applicable laws and regulations. Our Vendor Code of Conduct is available on our company website, which is not part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.
We intend to satisfy our disclosure obligations regarding amendments to, or waivers of, any provision of the code of conduct that applies to our principal executive officer, principal financial officer, and principal accounting officer, and that relates to any element of the code of ethics definition in Regulation S-K, Item 406(b), and waivers of the code of conduct for our directors or executive officers, as required by NYSE listing standards, by posting such information on our website.
Corporate Governance Materials
Stockholders can see our bylaws, corporate governance guidelines, board committee charters, and Leading With Integrity Guide on our website. The information on our website is not part of this Proxy Statement and is not incorporated by reference as part of this Proxy Statement.

Corporate Governance Materials		Website

•	Amended and Restated Bylaws	investors.everus.com/governance/governance-documents
•	Corporate Governance Guidelines	investors.everus.com/governance/governance-documents
•	Board Committee Charters for the Audit, Compensation, and Nominating and Governance Committees	investors.everus.com/governance/governance-documents
•	Leading With Integrity Guide	everus.com/about-everus/corporate-responsibility
Related Person Transaction Disclosure
The board’s policy for the review of related person transactions is contained in our corporate governance guidelines. The policy requires the audit committee to review any proposed transaction, arrangement or relationship, or series thereof:
•in which the company was or will be a participant;
•the amount involved exceeds $120,000; and
•a related person had or will have a direct or indirect material interest.

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Prior to the company entering into a related person transaction that would be required to be disclosed under the SEC rules, the audit committee will, after a reasonable prior review and consideration of the material facts and circumstances, make a determination or recommendation to the board and appropriate officers of the company with respect to the transaction as the audit committee deems appropriate. The audit committee will prohibit any such related person transaction if it determines it to be inconsistent with the best interests of the company and its stockholders.
Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock, and their immediate family members. Related persons are required promptly to report to our chief legal officer all proposed or existing related person transactions in which they are involved.
Except as described below, we had no related person transactions since the beginning of 2025.
Separation-Related Agreements
On October 31, 2024, we entered into a separation and distribution agreement (the separation and distribution agreement) with MDU Resources, pursuant to which MDU Resources agreed to transfer its wholly owned subsidiary Everus Construction, Inc. (formerly known as MDU Construction Services Group, Inc.) to the company (the Separation) through the pro rata distribution of all of the outstanding common stock of the company to MDU Resources’ stockholders on October 31, 2024 (the Distribution). MDU Resources’ stockholders of record as of October 21, 2024 (the separation record date) received one share of company common stock for every four shares of MDU Resources common stock held as of such time, subject to the payment of cash in lieu of fractional shares of company common stock. The separation and distribution agreement identified the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of us and MDU Resources as part of the Separation, and provided for when and how these transfers, assumptions and assignments would occur.
In connection with the Separation and the Distribution on October 31, 2024, we entered into several other Separation-related agreements with MDU Resources that govern or governed, as applicable, the relationship of the parties following the Separation and the Distribution, including a transition services agreement, a tax matters agreement, and an employee matters agreement (which terminated October 31, 2025).
Transition Services Agreement
We and MDU Resources entered into a transition services agreement pursuant to which MDU Resources has provided and will continue to provide certain services to us and we have provided and will continue to provide certain services to MDU Resources, on an interim, transitional basis. The services included tax, legal, treasury, human resources, information technology, risk management and other general and administrative functions. The transition services agreement specifies the fees payable for these services.
The transition services agreement is expected to terminate on or about March 30, 2026, when the last service will be provided or received. During 2025, we paid approximately $4.8 million and received an immaterial amount under the transition services agreement.
Tax Matters Agreement
We and MDU Resources entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations after the Distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.
The tax matters agreement also imposes certain restrictions on us and our subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the Distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the Distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on MDU Resources or us that arise from the failure of the Distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1) (D) and certain other relevant provisions of the Internal Revenue Code of 1986, as amended, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares or assets, we generally will be responsible for all taxes imposed as a result of such acquisition or breach.
Employee Matters Agreement
We and MDU Resources entered into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governed certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. The employee matters agreement terminated on October 31, 2025.

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COMPENSATION FOR NON-EMPLOYEE DIRECTORS

COMPENSATION FOR NON-EMPLOYEES DIRECTORS
Director Compensation for 2025
Our non-employee directors are compensated for their service according to the amended Everus Director Compensation Policy (director compensation policy). Jeffrey S. Thiede, our president and chief executive officer, serves as a director. He does not receive any additional compensation for his service on the board.
Director compensation is reviewed annually by the compensation committee. The compensation committee’s independent compensation consultant, Meridian, provided an analysis, in May 2025, for the company’s director compensation for 2025 based on research of market trends in director compensation as well as a review of director compensation practices in the company’s compensation benchmarking peer group. Following this analysis and review, the compensation committee determined not to make any increases to director compensation. The company’s mix of annual cash and equity compensation provides for an appropriate mix of fixed income for services rendered as a director combined with equity compensation that highlights the directors’ responsibilities, including company oversight of various matters and a commitment to stockholder value creation.
The director compensation policy in effect from January 1, 2025 to May 19, 2025, provided that each non-employee director receive an annual grant of fully vested common stock on a calendar year basis. However, effective as of May 22, 2025, the compensation committee and the board revised the director compensation policy to instead provide for equity compensation in the form of time-vesting RSUs. As such, the compensation committee and board approved the revised annual compensation for our non-employee directors, effective May 22, 2025, as set forth in the table below. If a non-employee director’s term begins on a date other than the date of the company’s annual meeting of stockholders, the annual cash and equity retainers will be prorated based on the number of actual or expected months (with a partial month counted as a full month) of service on the board during the applicable director compensation year. As noted above, the only change to the director compensation policy in 2025 was to the form of equity compensation.

($)
Base Cash Retainer	110,000
Additional Cash Retainers:
Non-Executive Chair	100,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	15,000
Annual Time-Vesting RSUs Grant - Non-Executive Chair	175,000
Annual Time-Vesting RSUs Grant - Directors (other than Non-Executive Chair)	150,000
Cash Retainer
Cash retainers are paid monthly, unless deferred or converted at the election of the director in accordance with the terms of the Everus Construction Group, Inc. Deferred Compensation Plan for Directors (Directors’ NQDC Plan), as described below. There are no meeting fees paid to the directors.
Directors are also reimbursed for reasonable travel expenses incurred while serving as a director in connection with attendance at meetings of the board and its committees.
Annual Equity Award
Except as noted below, each non-employee director serving on the board from January 1, 2025 to May 20, 2025, received a prorated fully vested common stock grant for this period of service under the then in effect director compensation policy, with a target value of $66,644 for the non-executive chair and $57,123 for each of the remaining directors. As such, the non-executive chair received a grant of 1,283 shares of our common stock and 1,099 shares of our common stock for each of the remaining directors, using the average closing stock price of our common stock from May 1, 2025 through May 21, 2025, which was $51.94.
In accordance with the amended director compensation policy mentioned above, each non-employee director serving as of the 2025 annual meeting of stockholders was granted time-vesting RSUs, with a target value of $175,000 for the non-executive chair and $150,000 for each of the remaining directors on the date of the grant. On May 22, 2025, the non-executive chair received a grant of 3,369 time-vesting RSUs and 2,887 time-vesting RSUs for each of the remaining directors, using the average closing stock price of our common stock from May 1, 2025 through May 21, 2025, which was $51.94.

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Ms. Hernandez was only eligible to receive a prorated portion of the annual RSU award due to joining the board in July 2025. On August 21, 2025, Ms. Hernandez received a grant of 1,860 time-vesting RSUs, using the average closing stock price of our common stock from July 31, 2025 through August 20, 2025, which was $73.90.
The 2025 time-vesting RSUs vest and will be settled in shares of our common stock on the date of the first anniversary of the 2025 annual meeting of stockholders, provided that each director serves as a director through the vesting date.
For time-vesting RSUs granted on or after the 2026 annual meeting of stockholders, the time-vesting RSUs will vest on the date of the next annual meeting of stockholders, provided that each director serves as a director through the vesting date. Time-vesting RSUs will be prorated based on the number of months served during the vesting period for any non-employee director not serving the full period between the date of grant and the date of the next annual meeting of stockholders.
The Directors’ NQDC Plan permits a director to defer all or any portion of the annual time-vesting RSUs awards, beginning with the awards on or after the 2026 annual meeting of stockholders.
Deferral of Compensation
Directors may defer all or any portion of the annual cash retainer and any other cash compensation paid for service as a director pursuant to the Directors’ NQDC Plan. Beginning with RSU awards granted on or after the 2026 annual meeting of stockholders, directors may defer the settlement of any time-vesting RSUs pursuant to the Directors’ NQDC Plan. Deferred amounts are held as phantom stock with dividend equivalent accruals (investment units). After the director leaves the board, the accumulated investment units shall be converted into dollars based on the market price of our common stock on the New York Stock Exchange (NYSE) on the date of conversion. The market price means the average of the highest and lowest transaction prices of our common stock on the NYSE for a given day.
Conversion of Compensation
By written election, a director may reduce his or her annual cash retainers and have that amount (converted cash amount) instead delivered in the form of additional shares of our common stock.
For the first two calendar quarters of 2025, the additional stock payments attributable to converted cash amounts were made on the last business day of March and June (2025) and for the third and fourth calendar quarters of 2025, the additional stock payments attributable to converted cash amounts were made on the last business day of November (2025) and February (2026). For 2026 and subsequent calendar years, the additional stock payments attributable to converted cash amounts will be made on the last business day of May, August, November, and the following February.
The stock payment attributable to converted cash amounts will be made by issuing to the director on the payment date described above the number of whole shares of our common stock, rounded down to the nearest whole share, determined by dividing the aggregate converted cash amount by the average closing price of our common stock on the NYSE for the 15 trading days immediately preceding the purchase date, with any fractional shares paid in cash.
A director may also defer the stock payment attributable to converted cash amounts in accordance with the terms of the Directors’ NQDC Plan.
Stock Ownership Policy
Our director stock ownership policy contained in our corporate governance guidelines requires each director to beneficially own that number of shares of our common stock equal in value to five times the director’s annual cash base retainer. For purposes of this policy, the annual cash retainer shall include the additional cash retainer paid to the non-executive chair for services in that position but shall not include the additional cash retainer paid for serving as a chair of any committee of the board. Shares held directly by the director are considered in ownership calculations as well as other beneficial ownership of our common stock by a spouse or other immediate family member residing in the director’s household.
A director is allowed five years commencing January 1 of the year following the year of the director’s initial election to the board to meet the requirements. Directors may not sell any net shares received as a stock payment from the company for service as a director until the required ownership level has been met. The level of stock ownership compared to the ownership requirement is determined based on the closing stock price of our common stock on the last trading day of the year and annual cash retainer as of December 31 of that same year. The level of common stock ownership is monitored with an annual report made to the compensation committee of the board. All directors are in compliance with the stock ownership policy or are within the first five years of their election to the board. For further details on our directors’ stock ownership, see the section entitled “Security Ownership.”

Everus Construction Group, Inc. Proxy Statement 41

COMPENSATION FOR NON-EMPLOYEE DIRECTORS
The following table outlines the compensation paid to our non-employee directors for 2025.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	All Other Compensation ($)[4]	Total ($)
Michael S. Della Rocca	110,000	228,847	114	338,961
Helena M. Hernandez	55,000	141,015	57	196,072
Dale S. Rosenthal[1]	210,000	266,997	114	477,111
Edward A. Ryan	125,000	228,847	114	353,961
David M. Sparby	130,000	228,847	9,517	368,364
Clark A. Wood	110,000	228,847	114	338,961
Betty R. Wynn	125,000	228,847	114	353,961
1    Ms. Rosenthal elected to convert 25%, or $52,500, of her 2025 annual cash retainer fees into additional shares of our common stock, calculated on a quarterly basis. The $52,500 elected conversion amount is included in the fees earned or paid in cash column to this table. As result, for the first three quarters of 2025, Ms. Rosenthal was issued an additional 713 shares of our common stock in 2025 pertaining to $39,375 of the total conversion amount. The total fair value of the conversion to equity-based compensation for the first, second and third quarter was $40,057, using the closing stock price of our common stock on each respective purchase date. The fourth quarter of 2025 conversion of $13,125 was paid in February 2026, resulting in the issuance of 125 shares of our common stock. The fair value of the conversion to equity-based compensation was $15,109, using the closing stock price of our common stock on the purchase date.
2    The amounts reflected in the column represent the aggregate grant fair value of the prorated fully vested common stock award and the annual RSUs award granted to each of our non-employee directors in 2025. All stock awards are measured in accordance with generally accepted accounting principles for stock-based compensation in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The amounts were calculated as described in Note 10 of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, including the relevant assumptions used in calculating the fair value of these awards. The grant date fair value of both awards was determined by multiplying the number of shares awarded by the closing stock price on May 22, 2025, which was $57.39. The amounts paid in cash for fractional shares are included in the amounts reported in the stock awards column to this table.
Ms. Hernandez was only eligible to receive a prorated portion of the annual RSU award due to joining the board in July 2025. The grant date fair value of the RSU award granted to Ms. Hernandez was determined by multiplying the number of shares awarded by the closing stock price on August 21, 2025, which was $75.79. The amount paid in cash for fractional shares is included in the amount reported in the stock awards column to this table.
3    The number of time-vesting RSUs outstanding for each of our non-employee directors as of December 31, 2025, which are expected to vest on May 20, 2026, was as follows:

Name	Outstanding Time-Vesting RSUs (#)
Michael S. Della Rocca	2,887
Helena M. Hernandez	1,860
Dale S. Rosenthal	3,369
Edward A. Ryan	2,887
David M. Sparby	2,887
Clark A. Wood	2,887
Betty R. Wynn	2,887
4    Reflects the amount of insurance premiums paid by the company during the year with respect to employer-paid group life insurance coverage for the benefit of each director. For Mr. Sparby, the amount also includes $9,403 to reimburse him for tax penalties and interest assessed due to an administrative error by the company that resulted in the inadvertent failure to defer two monthly payments of his annual cash retainer following the Separation in October 2024 in accordance with his deferral election. The payment also covered income taxes associated with the reimbursement.

42 Everus Construction Group, Inc. Proxy Statement

SECURITY OWNERSHIP

SECURITY OWNERSHIP
Stock Ownership of Directors and Executive Officers
The following table sets forth information concerning the beneficial ownership of Everus common stock by (i) each director and nominee, (ii) each NEO and (iii) all directors and executive officers as a group, based on information available as of March 20, 2026. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the vesting and settlement of outstanding equity awards, if any, within 60 days after March 20, 2026. Except as otherwise indicated, each person has the sole power to vote and dispose of the shares he or she beneficially owns.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock issuable upon the vesting and settlement of outstanding awards, if any, held by that person within 60 days of March 20, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The address of each person shown in the table below is c/o Everus Construction Group, Inc., 1730 Burnt Boat Drive, Bismarck, North Dakota 58503, Attention: Corporate Secretary.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Michael S. Della Rocca	6,013	*
Helena M. Hernandez	2,110	*
Dale S. Rosenthal	12,026	*
Edward A. Ryan	18,914	*
David M. Sparby	17,643	*
Jeffrey S. Thiede	66,426	*
Clark A. Wood	4,377	*
Betty R. Wynn	4,377	*
Maximillian J Marcy	2,130	*
Thomas D. Nosbusch	15,695	*
Paul R. Sanderson	6,072	*
Timothy R. Sznewajs	523	*
Directors and executive officers as a group (15 persons)	167,722	*
*    Less than one percent.
1    Includes shares of common stock owned through the Everus 401(k) Plan, as applicable.
2    Based on 51,041,606 shares of common stock outstanding as of March 20, 2026.

Everus Construction Group, Inc. Proxy Statement 43

SECURITY OWNERSHIP
Greater Than 5% Beneficial Owners
Based solely on filings with the SEC as of March 20, 2026, the table below shows information regarding the beneficial ownership of more than 5% of the outstanding shares of our common stock as of March 20, 2026, except to the extent indicated otherwise in the footnote.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[3]
Common Stock	BlackRock, Inc.	6,093,167	[1]	11.9%
	50 Hudson Yards
	New York, NY 10001
Common Stock	The Vanguard Group	5,614,192	[2]	11.0%
	100 Vanguard Blvd.
	Malvern, PA 19355
1    Based on the Schedule 13G filed with the SEC on December 6, 2024 by BlackRock, Inc. and certain subsidiaries (BlackRock), with respect to beneficial ownership of Everus common stock as of November 30, 2024. BlackRock reported sole voting power over 5,958,760 shares of Everus common stock and sole dispositive power over 6,093,167 shares of Everus common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
2    Based on the Schedule 13G/A filed with the SEC on December 6, 2024 by The Vanguard Group (Vanguard), with respect to beneficial ownership of Everus common stock as of November 29, 2024. Vanguard reported sole dispositive power over 5,546,238 shares of Everus common stock, shared dispositive power over 67,954 of Everus common stock and shared voting power with respect to 17,113 of Everus common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
3    Based on 51,041,606 shares of common stock outstanding as of March 20, 2026.
Delinquent Section 16(a) Reports
Section 16 of the Securities Exchange Act of 1934, as amended, requires officers, directors, and holders of more than 10% of our common stock to file reports of their trading in our equity securities with the SEC. Based solely on a review of Forms 3, 4, and 5, and any amendments to these forms furnished to us during and with respect to 2025, or written representation that no Form 5 was required, all such reports were timely filed, except for a Form 3 for Helena M. Hernandez in August 2025 in connection to her appointment to the board.

44 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and Rule 14a-21(a), we are asking our stockholders to approve, in an advisory vote, the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. As discussed in the Compensation Discussion and Analysis (CD&A), the compensation committee and board believe the current executive compensation program directly links compensation of the NEOs to our financial and operational performance and aligns the interests of the NEOs with those of our stockholders. The compensation committee and board also believe the executive compensation program provides the NEOs with a balanced compensation package that includes an appropriate base salary along with competitive annual cash incentive and long-term equity incentive compensation targets. These incentive programs are designed to reward the NEOs on both an annual and long-term basis if they achieve specified performance measures.
Our overall compensation program and philosophy are built on a foundation of these guiding principles:
•we review competitive compensation data for the NEOs, to the extent available, and incorporate internal equity in the final determination of target compensation levels;
•we align executive compensation and performance by using annual performance incentives based on criteria that are important to stockholder value, including financial and operational performance measures and/or other company strategic initiatives; and
•we align executive compensation with the interests of our stockholders by awarding the largest component of executive compensation in the form of stock awards where the value of the award is tied to financial performance achievements and the performance of our stock.
We are asking our stockholders to indicate their approval of our NEO compensation as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables, and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs for 2025. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:
“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion of this Proxy Statement, is hereby approved.”
As this is an advisory vote, the results are non-binding on the company, the board, or the compensation committee and will not require us to take any action. The final decision on the compensation of the NEOs remains with the compensation committee and the board, although the board and compensation committee will consider the outcome of this vote when making future compensation decisions. Our board intends to hold this advisory vote every year. Accordingly, the next advisory vote to approve the compensation of our NEOs will be held at the 2027 annual meeting of stockholders.

The board of directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the company’s named executive officers, as disclosed in this Proxy Statement.

Approval of the compensation of the NEOs requires the affirmative vote of a majority of the shares of common stock present online or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal. Broker non-vote shares are not entitled to vote on this proposal and, therefore, are not counted in the vote.

Everus Construction Group, Inc. Proxy Statement 45

EXECUTIVE COMPENSATION
INFORMATION CONCERNING EXECUTIVE OFFICERS
Information concerning our current executive officers, including their ages as of March 16, 2026, present corporate positions, and business experience, is as follows:

Name/Age	Present Corporate Position and Business Experience

For information about Mr. Thiede, see the section entitled “Item 1. Election of Directors”.
Jeffrey S. Thiede
(64)

Mr. Nosbusch was appointed executive vice president and chief operating officer of the company effective November 1, 2024. Prior to that, Mr. Nosbusch served as executive vice president of Everus Construction, from January 2022 to October 31, 2024 and has 25 years of experience with MDU Resources and Everus Construction companies. Prior to his promotion to executive vice president, Mr. Nosbusch served as vice president-business development and operations support from January 2012 to January 2022. Mr. Nosbusch served as vice president-business development and support services and numerous other management positions prior to that. He began his career as a customer service engineer for Montana-Dakota Utilities, Co., a subsidiary of MDU Resources, and transitioned to working as a business development manager for both Montana-Dakota Utilities, Co. and Everus Construction.

Thomas D. Nosbusch
(53)

Mr. Marcy was appointed vice president, chief financial officer and treasurer of the company effective November 1, 2024. Mr. Marcy was named vice president, chief financial officer and treasurer of Everus Construction on August 12, 2024. Prior to Everus Construction, he was vice president II and business unit chief financial officer of the Engineering Adhesives Segment at H.B. Fuller Company (H.B. Fuller), a publicly traded multinational adhesives manufacturing company, from March 2024 to August 2024. Prior to that, Mr. Marcy served as the vice president, corporate finance – financial planning and analysis from September 2021 to March 2024, senior director corporate treasurer from November 2020 to September 2021, and director, assistant treasurer from June 2018 to November 2020. Mr. Marcy held other management and leadership roles at H.B. Fuller including director, investor relations and international finance; and senior manager, treasury and investor relations.

Maximillian J Marcy
(45)

Mr. Sanderson was appointed vice president, chief legal officer and corporate secretary of the company effective November 1, 2024. Prior to that, Mr. Sanderson was chief legal officer and corporate secretary of the company effective February 28, 2024. Prior to that, he was vice president, chief legal officer and secretary of MDU Resources, from June 1, 2023 until October 6, 2024. Prior to his role at MDU Resources, Mr. Sanderson was a partner in Evenson Sanderson PC, a private law firm from February 2014 to June 2023 and a partner with Zuger Kirmis & Smith, a private law firm, from January 2003 to February 2014.

Paul R. Sanderson
(51)

Mr. Hunke was elected vice president and chief accounting officer of the company effective November 1, 2024. Prior to that, Mr. Hunke served as vice president of accounting and enterprise information technology and treasurer for Everus Construction from January 2018 to October 31, 2024. Prior to that, Mr. Hunke served as treasurer and controller of Everus Construction from 2014 to 2018. Mr. Hunke has over 20 years of experience with Everus companies serving in numerous other positions of increasing seniority.

Jon B. Hunke
(51)

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EXECUTIVE COMPENSATION

Name/Age	Present Corporate Position and Business Experience

Ms. Hendricks was appointed vice president of human resources of the company effective November 1, 2024. Prior to that, Ms. Hendricks was director of human resources for Everus Construction from December 2020 to October 31, 2024. She previously worked in human resources at MDU Resources from August 2019 to December 2020. Prior to her role at MDU Resources, Ms. Hendricks held several human resources positions from June 2005 to August 2019, including her role as regional vice president and vice president of human resources at Western Cooperative Credit Union, a federally insured state chartered credit union.

Britney A. Hendricks
(40)

Mr. Behring was appointed vice president of technology of the company effective November 1, 2024. Prior to that, Mr. Behring served as director of enterprise information technology of Everus Construction from June 2018 to October 31, 2024. Mr. Behring also previously served as information technology manager of OEG, Inc., an Everus operating company, from 2006 to June 2018 and numerous other information technology positions prior to that.

Jason A. Behring
(48)

Mr. Sznewajs was appointed vice president of corporate development & strategy of the company effective April 21, 2025. Prior to that, Mr. Sznewajs held several executive positions including managing director and head of diversified industrials investment banking with D.A. Davidson & Co., an employee‑owned, full‑service investment banking and financial services firm, from January 2015 to April 2025. Mr. Sznewajs co-led FMI Capital Advisors, the investment banking group of FMI Corp., a privately held management consulting and investment banking firm that specializes exclusively in the engineering, construction, infrastructure, and broader built‑environment industries, before his time at D.A. Davison & Co. and started his career in the mergers and acquisitions department of Goldman Sachs & Co., a global financial services firm. Mr. Sznewajs has over 20 years of experience in middle-market construction services investment banking.

Timothy R. Sznewajs
(51)

Everus Construction Group, Inc. Proxy Statement 47

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The CD&A describes how our NEOs were compensated for 2025 and how their 2025 compensation aligns with our pay-for-performance philosophy. It also describes the rationale and processes used to determine the 2025 compensation of our NEOs including the objectives and specific elements of our compensation program.
This CD&A contains statements regarding corporate performance measures, targets and goals. The measures, targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Our NEOs for 2025 were:

Jeffrey S. Thiede	President and Chief Executive Officer (CEO)
Maximillian J Marcy	Vice President, Chief Financial Officer (CFO) and Treasurer
Thomas D. Nosbusch	Executive Vice President and Chief Operating Officer (COO)
Paul R. Sanderson	Vice President, Chief Legal Officer (CLO) and Corporate Secretary
Timothy R. Sznewajs[1]	Vice President of Corporate Development & Strategy (VP of Corp. Dev. & Strategy)
1     Mr. Sznewajs joined the company as the VP of Corp. Dev. & Strategy on April 21, 2025.
Executive Summary
Overview
As shown in the charts below, highlighting our 2025 financial and operational successes, the consistent execution across our 4EVER strategic priorities—Employees, Value, Execution and Relationships—underpins our ability to realize strong organic growth and cash flow generation, while achieving strong safety results.
2025 Financial and Operational Performance

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EXECUTIVE COMPENSATION
1     EBITDA is a non-GAAP financial measure. For a definition and reconciliation of EBITDA to the most directly comparable GAAP measure, please see “Appendix A” of this Proxy Statement.

Pay for Performance
To ensure the interests of our NEOs are aligned with those of our stockholders and the performance of our company, the majority of our NEOs’ compensation is dependent on the achievement of company performance targets and long-term incentives, which are tied to financial and operational metrics.
In addition to the annual cash incentive award opportunities, the compensation committee, with board approval for the CEO, granted a mix of time-vesting RSUs and PSAs, in February 2025. The mix of RSUs and PSAs promote the retention of NEOs, while at the same time keeping NEOs motivated on driving long-term financial success and creating long-term stockholder value.

Everus Construction Group, Inc. Proxy Statement 49

EXECUTIVE COMPENSATION
2025 Target Total Compensation
The compensation committee believes that a significant portion of our NEOs’ total compensation should be at-risk, while providing some financial stability with fixed compensation, such as a base salary, that represents services provided by each NEO to the company. At-risk compensation encompasses the annual incentive and long-term incentive awards, which are tied to levels of financial performance, operational performance, relative performance compared to a peer group or time-based service requirement (continued employment), depending on the award metrics. Therefore, at-risk compensation is not guaranteed and only earned if the prescribed conditions are met. For 2025, target total compensation for our NEOs, excluding Mr. Sznewajs, was the same total target compensation previously approved by MDU Resources compensation committee and re-affirmed by the compensation committee for the 2024 stub period following the Separation given the timing of such event. Mr. Sznewajs’ 2025 target total compensation was determined pursuant to the offer letter he entered into with the company when he joined as an executive officer in April 2025. Mr. Sznewajs’ actual compensation for 2025 was prorated to reflect his time served in the position held during the year.
As such, over 80% of our CEO’s target total compensation and approximately 67% on average of our other NEOs’ target total compensation was at-risk, excluding sign-on and one-time awards.
Annual Base Salary
We provide our NEOs with base salary at a sufficient level to attract and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities. Consistent with our compensation philosophy of linking pay to performance, our NEOs receive a relatively smaller percentage of their overall target total compensation in the form of base salary. In establishing base salaries, the compensation committee considers each NEO’s experience, tenure, individual performance, the scope and complexities of their responsibilities, internal equity, whether the base salary is competitive as measured against the base salaries of similarly situated executives in our compensation peer group, market compensation data, and general economic conditions.
The compensation committee reviews the base salaries of our NEOs on an annual basis to ensure they remain competitive for an independent public company and are in line with our compensation peer group, market compensation data and general economic conditions. 2025 base salaries for our NEOs, excluding Mr. Sznewajs, remained unchanged from the 2024 post-Separation base salaries due to the timing of such event happening toward the end of the fiscal year. Mr. Sznewajs joined the company in April 2025 and was provided a base salary based on a review of market analysis provided by Meridian and the compensation committee’s review of responsibilities, experience and internal equity for his new role as an executive officer of Everus. Refer to the “Compensation Decision Process for 2025” section within this CD&A for further details on the compensation decision process for 2025 and the “2025 Base Salary” section within this CD&A for actual base salary amounts approved.
Annual Cash Incentive Awards
We offer annual cash incentive award opportunities for our NEOs that link pay to performance by rewarding achievement of financial and operational performance measures, which are designed to ensure that our NEOs are focused and accountable for our success and profitability.

50 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
2025 target annual cash incentive awards, based on a percentage of the NEO’s base salary, remained unchanged from the 2024 post-Separation target annual cash incentive awards for our NEOs, excluding Mr. Sznewajs, due to the timing of such event happening toward the end of the fiscal year. Mr. Sznewajs, who joined the company in April 2025, was provided a target annual cash incentive award reflective of his new role within our company. Mr. Sznewajs’ actual annual incentive compensation for 2025 was prorated to reflect his time served in the position held during the year.
The annual cash incentive award opportunities for our NEOs were tied to achievement of financial and operational performance measures, as approved by the compensation committee and by the board for the CEO, prorated for time served in each position as an executive officer of Everus, as applicable. In February 2025, the compensation committee, with board approval for the CEO, also approved the threshold, target and maximum payout opportunity levels. The compensation committee received input, analysis and recommendations from Meridian and the CEO, who provided input for the other NEOs excluding himself.
The actual annual cash incentive realized was determined by multiplying the target award by the payout percentage associated with the achievement of the NEO’s applicable performance measures, subject to proration for time served in each position, as described below. The applicable annual cash incentive award performance measures for our NEOs, selected by the compensation committee and the board, were: Adjusted EBITDA (as defined below under “2025 Annual Cash Incentives—2025 Performance Measures”) and TRIR.
See the “2025 Annual Cash Incentives” section within this CD&A for further details on our company’s annual cash incentive program.
Long-Term Equity Incentive Awards
2025 target annual long-term equity incentive awards, based on a percentage of the NEO’s base salary, remained unchanged from the 2024 post-Separation target annual long-term equity incentive awards for our NEOs, excluding Mr. Sznewajs, due to the timing of such event happening toward the end of the fiscal year. In February 2025, the compensation committee, with board approval for the CEO, approved long-term equity incentive grants for our NEOs, other than Mr. Sznewajs, consisting of a mix of RSUs and PSAs. Mr. Sznewajs’ long-term equity incentive grants were approved by the compensation committee in May 2025 in connection with his April 2025 hiring. The long-term incentive opportunity consisted of 60% PSAs that align long-term compensation with achievement of pre-defined financial performance measures and 40% time-vesting RSUs, subject to continued employment. The RSUs are used as a retention tool for our NEOs and the PSAs promote long-term company growth and align the NEOs’ interests with those of stockholders. The RSUs are generally scheduled to vest ratably over a three-year period, in equal installments, beginning with the first anniversary of the grant date, as long as the NEO remains continuously employed with the company. The PSAs are scheduled to cliff-vest at the end of the three-year performance period ending December 31, 2027, subject to continued service, and are tied to achievement of specific performance measures as determined by the compensation committee, with 50/50 allocation between Adjusted EBITDA and relative total shareholder return (TSR).
See the “2025 Long-Term Incentives” section within this CD&A for further details on the company’s long-term incentive program.
New Hire Awards for Mr. Sznewajs
In April 2025, in connection with the hiring of Mr. Sznewajs as the company’s VP of Corp. Dev. & Strategy, in addition to approving Mr. Sznewajs’ annual base salary, annual cash incentive award and annual long-term equity incentive awards, the compensation committee also approved a one-time sign-on bonus of $110,000 and a one-time sign-on time-vesting RSU award with a target value of $570,000. See the “Letter Agreements” within the “Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” section of this Proxy Statement details on the new hire awards.
Stockholder Advisory Vote (“Say-on-Pay”)
At our 2025 annual meeting of stockholders, we held an advisory vote to approve the compensation paid to our NEOs reported in our 2025 Proxy Statement, which was approved by approximately 93% of the votes cast.
The compensation committee believes this affirms our stockholders’ support of our approach to executive compensation. The compensation committee will continue to consider stockholder input, including the votes cast on the say-on-pay proposal, regarding the future compensation decisions of our NEOs.
2025 Compensation Framework
Compensation Committee Responsibilities and Objectives
The compensation committee is responsible for designing and approving our executive compensation program and setting compensation opportunities for our NEOs. The objectives of our executive compensation program for executive officers are to:
•recruit, motivate, reward, and retain high performing executive talent required to create superior stockholder value;

Everus Construction Group, Inc. Proxy Statement 51

EXECUTIVE COMPENSATION
•reward executives for short-term performance as well as for growth in enterprise value over the long-term;
•ensure effective utilization and development of talent by working in concert with other management processes including performance appraisal, succession planning and management development;
•help ensure that compensation programs do not encourage or reward excessive or imprudent risk taking; and
•provide a competitive package relative to industry-specific and general industry comparisons and internal equity, as appropriate.
The above executive compensation objectives are directly linked to our business strategy to help ensure officers are focused on elements that drive our business success and create stockholder value.
Compensation Decision Process for 2025
The key activities and decisions regarding 2025 compensation for our NEOs made by the compensation committee included:

Meeting		Compensation Decisions

November 2024 Compensation Committee Meeting	•
Re-affirm previous approval by MDU Resources compensation committee of post-Separation base salary, 2025 base salary, and 2025 target award opportunities for annual cash incentive and long-term equity incentive awards.

	•	Approve and adopt the Change in Control Severance Plan.

February 2025 Compensation Committee Meeting	•	Approve results and payouts of 2024 annual cash incentives.
	•	Approve issuance of common stock for the 2022-2024 time-vesting RSUs and payment of dividend equivalents.
	•	Approve offer letter for Mr. Sznewajs.
	•	Approve 2025 annual cash incentive performance measures, performance levels, and payout opportunities.
	•	Approve 2025 grant of long-term equity incentive awards for the NEOs, other than Mr. Sznewajs, including RSUs and PSAs and associated performance measures, performance levels and payout opportunities.

May 2025 Compensation Committee Meeting	•	Approve 2025 grant of long-term equity incentive awards for Mr. Sznewajs, including RSUs and PSAs.

February 2026 Compensation Committee Meeting	•	Approve results and payouts of 2025 annual cash incentives.
	•	Approve issuance of common stock for the 2023-2025 time-vesting RSUs and payment of dividend equivalents.
	•	Approve issuance of common stock for the first tranche of 2025-2027 time-vesting RSUs.

New Hire Compensation Process
As outlined in the table above, in February 2025, the compensation committee approved the terms of Mr. Sznewajs’ offer letter dated March 18, 2025, setting forth his compensation for the role of vice president of corporate development & strategy of Everus, upon review of market data analysis provided by Meridian and the compensation committee’s review of responsibilities, experience and internal equity. The compensation benchmarking peer group disclosed under the “Compensation Benchmarking Peer Group” section of this CD&A was utilized to determine annual base salary, target annual cash incentive opportunity, and target long-term equity incentive opportunity. See “Letter Agreements” under the “Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” section of this Proxy Statement for further information regarding Mr. Sznewajs’ compensation agreement.
Components of Compensation
Our executive compensation program is designed to drive sustained long-term profitability and create stockholder value. The components of our NEOs’ compensation were selected to promote financial and operational results, as well as enhance the alignment between the NEOs’ interests with those of our stockholders. Pay components and key performance measures are considered critical measures of a successful company by the compensation committee and help achieve company performance and long-term value creation.

52 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
The components of our 2025 NEO compensation included:

Component	Purpose	How Determined	How it Links to Performance
Annual Base Salary	Provides sufficient, fixed income to attract and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities.
Annual base salaries are recommended by the CEO for NEOs other than the CEO to the compensation committee using analysis provided by Meridian to target compensation within a competitive range of the 50th percentile using peer company and salary survey data. For example, to recognize an individual’s unique qualifications or performance, the compensation committee may set his/her total compensation level above the median. However, if the executive is new to the role, it may set total compensation below the median level. The compensation committee recommends, and the board determines, the base salary of the CEO based on input received from Meridian.
Base salary is a means to attract and retain talented executives capable of driving success and performance.
Annual Cash Incentive	Provides an opportunity to earn annual cash incentive compensation based on the achievement of financial and operational results important to the success of the company.
The annual cash incentive target is a percentage of base salary for the given executive position established by the compensation committee for NEOs other than the CEO, and by the board for the CEO at the recommendation of the compensation committee. Actual payment of the annual cash incentive opportunity is determined based on the achievement of performance measures approved by the compensation committee for NEOs other than the CEO, and by the board for the CEO following the approval by the compensation committee.
Annual cash incentive performance measures are tied to the achievement of financial and operational goals, that are instituted to drive the success of the company.
Long-Term Equity Incentive
Provides an opportunity to earn long-term equity incentive compensation, consisting of a balanced mix of long-term incentive award types, to promote retention and to drive long-term stockholder value creation and align the NEOs’ interests with those of stockholders.

The annual long-term equity incentive target is a percentage of base salary for the given executive position established by the compensation committee for NEOs other than the CEO, and by the board for the CEO at the recommendation of the compensation committee. For 2025, the compensation committee, with board approval for the CEO, granted long-term equity incentive awards that had a mix of RSUs and PSAs. The RSUs represented 40% of, and PSAs 60% of, each NEOs’ target long-term equity incentive award.

Fosters continued leadership in the company to achieve company objectives through retention of key executives, as well as promoting long-term company growth and aligning the NEOs’ interests with those of stockholders in increasing long-term stockholder value.

Allocation of Target Total Compensation for 2025
Target total compensation consists of base salary plus target annual cash and long-term equity incentive compensation. Incentive compensation, which consists of annual cash incentive and long-term equity incentive awards, comprises the largest portion of our NEOs’ target total compensation because:
•variable compensation helps ensure focus on goals that are aligned with overall company strategy;
•our NEOs are in positions of authority to drive results, and therefore, bear high levels of responsibility for our corporate performance;
•annual cash incentive compensation is at-risk and dependent upon company performance and the satisfaction of performance objectives;
and
•equity awards better promote long-term company growth and performance and align the NEOs’ interests with those of stockholders by making a significant portion of their target compensation contingent upon the future value of our common stock.

Everus Construction Group, Inc. Proxy Statement 53

EXECUTIVE COMPENSATION
The compensation committee’s philosophy is to generally allocate a higher percentage of target total compensation to the target long-term equity incentive versus the target annual cash incentive for high-level executives because they are in a better position to influence a company’s long-term performance. The long-term equity incentive awards are paid in common stock once the awards are earned and fully vested. These long-term equity incentive awards, combined with our stock retention requirements and our stock ownership policy, promote ownership of our common stock by our NEOs. As a result, the compensation committee believes the NEOs, as stockholders themselves, will be motivated to deliver long-term value to all stockholders.
Peer Groups
The compensation committee periodically reviews the peer companies used for compensation analysis of executive positions to assess their ongoing relevance and credibility and has the authority to make adjustments when deemed necessary.
Compensation Benchmarking Peer Group
The compensation committee, with advice from Meridian, determined a peer group that it believes aligns with the company’s business and size to measure and benchmark the compensation of our NEOs. Meridian aided in the selection of appropriate peer companies for our compensation benchmarking peer group by evaluating potential peer companies in the construction and engineering, environmental and facility services and other related industries that were similar in size in terms of revenues and market capitalization. Meridian then used this peer group along with other market survey information to provide market data and analysis to the compensation committee for decision making purposes regarding executive compensation for our NEOs.
To provide compensation analysis for post-Separation and 2025 executive compensation, a 2024 compensation benchmarking peer group was created that included 16 companies in the construction and engineering, environmental and facility services industries with trailing 12 months revenue between $0.8 billion and $7 billion, with median revenues of $3.8 billion. The 2024 compensation benchmarking peer group was initially used by the MDU Resources compensation committee, and subsequently by the compensation committee, for post-Separation and 2025 executive compensation for our CEO, CFO and CLO and consisted of the following companies:

Compensation Peer Companies
APi Group Corporation	Construction Partners, Inc.	IES Holdings, Inc.	Primoris Services Corporation
Arcosa, Inc.	Dycom Industries, Inc.	KBR, Inc.	Team, Inc.
Clean Harbors, Inc.	Enviri Corporation	Matrix Service Company	Tetra Tech, Inc.
Comfort Systems USA, Inc.	Granite Construction Incorporated	MYR Group, Inc.	Valmont Industries, Inc.
Meridian also completed a broader 2024 compensation analysis using compensation data for a sample of 34 construction and engineering, environmental and facilities services, construction materials and building products companies from Willis Towers Watson’s 2023 General Industry Executive Compensation Survey. The median revenue of the 34 companies in the compensation survey group was approximately $4.2 billion, ranging in size from $700 million to $9.5 billion. The compensation analysis was initially used by MDU Resources compensation committee, and subsequently by the compensation committee, for post-Separation and 2025 executive compensation for our COO.
During 2025, Meridian completed a broader 2025 compensation analysis using industry specific compensation data for a sample of 30 construction and engineering, environmental and facilities services, building products, and research and consulting services companies from Willis Towers Watson’s 2024 General Industry Executive Compensation Survey in addition to general industry data split evenly for companies with revenue between $1 billion and $3 billion and companies with revenue between $3 billion and $6 billion. Of the 30 industry specific survey companies, seven are included in the compensation benchmarking peer group utilized for the CEO, CFO, and CLO. This survey data was used by the compensation committee to establish 2025 executive compensation for our new VP of Corp. Dev. & Strategy.
2025 Compensation for Our NEOs
2025 Target Total Compensation
In determining the base salaries, target annual cash and long-term equity incentives, and target total compensation for our NEOs, the compensation committee receives and considers company and individual performance, market and peer data, responsibilities, experience, tenure in position, internal equity, and input and recommendations from Meridian and the CEO (for NEOs other than himself).
For 2025, the compensation committee re-affirmed the previous approval MDU Resources compensation committee of the following target total compensation of our NEOs other than the CEO, and at the recommendation of the compensation committee, the board the following target total compensation of the CEO, consistent with the 2024 post-Separation total compensation given the timing of the Separation in October 2024, excluding Mr. Sznewajs.

54 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
The 2025 target long-term equity incentive award opportunities for the CEO and COO increased from pre-Separation 2024 amounts to be representative of their post-Separation roles as executive officers of the company, whereas their pre-Separation 2024 target long-term equity incentive award opportunities were representative of their roles as executives of a subsidiary of MDU Resources.
2025 target total compensation for our NEOs is shown below.

Name	Annual Base Salary $	Target Annual Cash Incentive Opportunity $	Target Long-Term Equity Incentive Opportunity $	Target Total Compensation $	Component as a % of Base Salary
					Target Annual Cash Incentive Opportunity	Target Long-Term Equity Incentive Opportunity
Jeffrey S. Thiede	850,000	935,000	2,550,000	4,335,000	110%	300%
Maximillian J Marcy	438,000	350,400	657,000	1,445,400	80%	150%
Thomas D. Nosbusch	550,000	495,000	825,000	1,870,000	90%	150%
Paul R. Sanderson	435,000	304,500	478,500	1,218,000	70%	110%
Timothy R. Sznewajs[1]	402,500	281,750	362,250	1,046,500	70%	90%
1    Mr. Sznewajs joined the company in April 2025 and as such, his actual base salary, annual cash incentive and long-term equity incentive were prorated for his time served in the position during 2025. In connection with his hiring, Mr. Sznewajs was awarded a one-time sign-on bonus of $110,000 and an additional one-time sign-on long-term equity incentive award with a value of $570,000, neither of which is reflected in the table above.
2025 Base Salary
2025 base salaries for our NEOs, except for Mr. Sznewajs, remained the same as the 2024 post-Separation base salaries given the timing of the Separation in October 2024. The compensation committee, with board approval for the CEO, re-affirmed the previous approval by the MDU Resources compensation committee of 2025 base salaries. The compensation committee determined the 2025 base salary for Mr. Sznewajs, who joined the company in April 2025.

Name	2025 Base Salary ($)
Jeffrey S. Thiede	850,000
Maximillian J Marcy	438,000
Thomas D. Nosbusch	550,000
Paul R. Sanderson	435,000
Timothy R. Sznewajs[1]	402,500
1    Mr. Sznewajs’ actual base salary for 2025 was prorated for his time served in the position during 2025.
2025 Annual Cash Incentives
Everus Executive Incentive Compensation Plan
The company’s Executive Incentive Compensation Plan (EICP) provides an annual cash incentive opportunity to NEOs in order to focus their efforts on the achievement of specified performance objectives. A target annual cash incentive award for each participant within the EICP is expressed as a percentage of each participant’s base salary. These percentages vary by position to reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the performance objectives. Payment of awards is based upon the level of actual performance achieved relative to the established performance measures, from 0% to 200% of target, as determined by the compensation committee, with board approval for the CEO, for the applicable year.
The compensation committee has final discretion to determine the actual award payment levels, method of payment, and whether or not payments will be made for any EICP year.
At the end of the EICP year, actual performance results in relation to each of the target performance measures is provided to the compensation committee, who then approves and certifies the results and determines the payout amount of each participant’s annual cash incentive award.

Everus Construction Group, Inc. Proxy Statement 55

EXECUTIVE COMPENSATION
2025 Annual Incentive Awards
For 2025, the compensation committee with board approval for the CEO, re-affirmed the previous approval by the MDU Resources compensation committee of target annual cash incentive awards for our NEOs, except for Mr. Sznewajs, based on a percentage of such NEO’s base salary. The 2025 target annual cash incentive awards remained the same as 2024 post-Separation target annual cash incentive awards given the timing of the Separation in October 2024. The compensation committee determined the 2025 target annual cash incentive award for Mr. Sznewajs, who joined the company in April 2025.

Name	Annual Base Salary $	Target Annual Cash Incentive % (% of Base Salary)	Target Annual Cash Incentive $
Jeffrey S. Thiede	850,000	110%	935,000
Maximillian J Marcy	438,000	80%	350,400
Thomas D. Nosbusch	550,000	90%	495,000
Paul R. Sanderson	435,000	70%	304,500
Timothy R.Sznewajs[1]	402,500	70%	281,750
1    Mr. Sznewajs was eligible to receive a prorated amount of his target annual cash incentive award for his time served in the position during 2025.
The compensation committee, with board approval for the CEO, set the 2025 annual cash incentive performance measures based on the achievement of financial and operational performance goals, including the threshold (40%), target (100%) and maximum (200%) award opportunity levels for each performance goal. The applicable annual cash incentive performance measures for 2025 were: Adjusted EBITDA and TRIR.
The compensation committee’s intent was to motivate its NEOs to focus primarily on the success and performance, both financially and operationally, of the company as a whole during the year, while motivating the NEOs to assist in the success and performance of all lines of business and to continue implementing the company’s 4EVER strategic priorities.
The compensation committee will continue to complete extensive reviews of the annual cash incentive award program for future considerations of annual cash incentive opportunities.
2025 Performance Measures
Adjusted EBITDA

Financial Performance Measure - Adjusted EBITDA (In Millions)
Threshold =	75% of Plan EBITDA	=	$168.051 based on 2025 plan amount	=	40% Payout
Target =	Plan EBITDA	=	2025 plan EBITDA = $224.068	=	100% Payout
Maximum =	120% of Plan EBITDA	=	$268.882 based on 2025 plan amount	=	200% Payout

Adjusted EBITDA represented 80% of the target annual cash incentive award opportunity for the NEOs.
The compensation committee, with board approval for the CEO, selected Adjusted EBITDA because it is a financial performance measure common to the construction industry, including our peers, and focusing on EBITDA encourages growth by excluding the impact of interest, income taxes, depreciation and amortization when making business and/or strategic decisions. In addition, this performance measure was chosen to incentivize our NEOs to make decisions that have a long-term positive impact, even at the potential expense of short-term results, and to prevent one-time gains and losses from having an undue impact on incentive payments. EBITDA is a measure used to consistently assess our operating performance period to period and as a basis for strategic planning and forecasting, since the company believes it closely correlates with long-term enterprise value. For 2025, plan EBITDA of $224.1 million was calculated from the company’s 2025 budget. The compensation committee, with board approval for the CEO, set the maximum at rigorous, but attainable performance levels.

56 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
Adjusted EBITDA is defined as EBITDA, adjusted to reflect any of the following, as approved by the compensation committee, with board approval for the CEO:

Adjustment	Reason for Adjustment
The effect on EBITDA from gains and losses on the sale of a business/assets.
The sale of assets could impact Everus’ results in the short-term but not be indicative of underlying business performance. Participants should not be benefited or harmed by gains or losses on the sale of assets outside the normal course of business.

The impact on EBITDA, excluding costs incurred, from the acquisition or divestiture of a business (via acquisitions, divestitures, mergers, spin-offs, and/or other strategic transactions).	Intent is to neither reward or disadvantage participants for M&A activity not already contemplated in the budget. Treatment will be determined based on facts and circumstances.

The effect on EBITDA from costs incurred for acquisitions, divestitures, mergers, spin-offs, and/or other strategic transactions.
Sound business transactions ultimately grow the business. However, transaction costs associated with such transactions must be expensed and could negatively impact earnings in the short-term and serve as a disincentive to NEOs to embark on such growth strategies.

The effect on EBITDA from withdrawal liabilities relating to multiemployer pension plans.
Withdrawal liabilities associated with multiemployer pension plans assessed on Everus are mostly outside the executive’s control and the impact of such assessments should not impact otherwise sound business results and reduce the executive’s incentive reward.

As a result of the foregoing adjustments, in this context, Adjusted EBITDA is not comparable to EBITDA used by us for other purposes.
TRIR

Operational (Safety) Performance Measure - (TRIR)
Threshold =	125% of Target TRIR	1.83	=	40% Payout
Target =	Target TRIR	1.46	=	100% Payout
Maximum =	75% of Target TRIR	1.10	=	200% Payout

TRIR represented 20% of the target annual cash incentive award opportunity for the NEOs.
The compensation committee selected TRIR as an operational (safety) performance measure for each NEO. This performance measure was selected because it is one of the primary lagging indicators used to assess safety performance against industry standards and our peers. TRIR is a standard safety metric that quantifies the number of work-related injuries over a given time period, represented as the number of incidents per 100 full-time workers, and may be adjusted, as approved by the compensation committee, with board approval for the CEO, to reflect the effect from newly acquired businesses. Sound safety practices are prudent for risk mitigation. During the evaluation of businesses for potential acquisition, a higher TRIR may serve as a disincentive for executives to complete the transaction.
2025 Performance Measure Payout Percentage
Financial and Operational Performance Measures
To determine the payout associated with each performance measure for our NEOs, actual performance measure results were compared to their respective target performance measure, which resulted in the percent of the respective target performance measure achieved, prorated as applicable. Then, the percent of the respective target performance measure achieved was translated into a payout percentage of the NEO’s target annual cash incentive award opportunity using linear interpolation for results between threshold and target as well as between target and maximum.
Results achieved below the established threshold for each performance measure results in no payout. For TRIR, the lower the actual performance number, the higher the payout percentage.
Actual payout results of each 2025 performance measure, percent of target performance measure achieved based on those actual results, and the associated payout percentages are presented below.

Everus Construction Group, Inc. Proxy Statement 57

EXECUTIVE COMPENSATION
Performance Measure Payout Percentage Results

Performance Measure	Actual Results[1]		Percent of Performance Measure Achieved Compared to Target	Percent of Award Opportunity Payout	Weight of Award Opportunity Payout	Weighted Award Opportunity Payout

Adjusted EBITDA	$319.8	million	142.7%	200.0%	80.0%	160.0%
TRIR	1.06		72.6%	200.0%	20.0%	40.0%
Total Weighted Payout						200.0%
1    There were no adjustments made by the compensation committee or the board to either EBITDA or TRIR.
Annual Incentive Payout Results
Based on the 2025 actual results disclosed above, the compensation committee, with board approval for the CEO, certified and approved the following 2025 annual cash incentive payouts to the CEO and the other NEOs, respectively:

Name	Target Annual Cash Incentive ($)	Weighted Payout (%)[1]	Service During Performance Period (%)[1]	Total Annual Cash Incentive Payout Amount ($)
Jeffrey S. Thiede	935,000	200.0	100.0	1,870,000
Maximillian J Marcy	350,400	200.0	100.0	700,800
Thomas D. Nosbusch	495,000	200.0	100.0	990,000
Paul R. Sanderson	304,500	200.0	100.0	609,000
Timothy R. Sznewajs[1]	281,750	200.0	69.9	393,678
1     Mr. Sznewajs joined the company in April 2025 and received a prorated annual cash incentive based on his time served in the position held during 2025.
2025 Long-Term Incentives
Everus Long-Term Performance-Based Incentive Plan
The company’s Long-Term Performance-Based Incentive Plan (Everus LTIP) promotes the success and enhances the value of the company by linking the personal interests of participants to those of our stockholders and customers, while providing flexibility to the company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.
Target long-term equity incentive awards are expressed as a percentage of each participant’s base salary. These percentages may vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the performance objectives. Each award is based upon the level of actual performance achieved relative to the established performance measures, as determined by a percentage from 0% to 200% of target, as determined by the compensation committee, with board approval for the CEO.
Actual performance results in relation to each of the target performance measures is provided to the compensation committee after the performance period, who then approves and determines the payout and the number of shares earned of each participant’s long-term equity incentive award. The board approves and determines the payout and the number of shares earned of the CEO’s long-term equity incentive award following the compensation committee’s approval.
For 2025, the long-term equity incentive award opportunity consisted of 60% PSAs, split equally between two separate performance measures, that align long-term compensation with achievement of pre-defined financial performance measures and 40% time-vesting RSUs, subject to continued employment. The RSUs are used as a retention tool for our NEOs and the PSAs promote long-term company growth and align the NEOs’ interests with those of stockholders. Any stock subsequently earned is subject to our stock ownership requirements.
Grant of 2025-2027 Long-Term Equity Incentive Awards
On February 20, 2025, the compensation committee, with board approval for the CEO, determined the target number of time-vesting RSUs and PSAs to be granted to each NEO, except for Mr. Sznewajs, by dividing the NEO’s 2025 target long-term equity incentive award (LTI) amount by the average of the closing stock prices of our common stock from January 29, 2025 through February 19, 2025, which was $62.45.

58 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION

Name	Annual Base Salary $	Target LTI % (% of Base Salary)	Target LTI Incentive $	Total Shares Calculated		2025 RSUs		2025 PSAs	2025 PSA rTSR		2025 PSA EBITDA		Total Target 2025 PSAs Granted
						40%		60%	50%		50%
Jeffrey S. Thiede	850,000	300%	2,550,000	40,832	=	16,333	+	24,499	12,250	+	12,249	=	24,499
Maximillian J Marcy	438,000	150%	657,000	10,520	=	4,208	+	6,312	3,156	+	3,156	=	6,312
Thomas D. Nosbusch	550,000	150%	825,000	13,210	=	5,284	+	7,926	3,963	+	3,963	=	7,926
Paul R. Sanderson	435,000	110%	478,500	7,662	=	3,065	+	4,597	2,299	+	2,298	=	4,597
RSUs
The time-vesting RSUs are scheduled to vest ratably over a three-year period, in equal installments, on the first, second and third anniversaries of the grant date, as long as the NEO remains continuously employed with the company. The grant date fair value of the time-vesting RSUs was determined by multiplying the target number of time-vesting RSUs and the closing stock price of our common stock on the grant date of $46.54.
PSAs
The PSAs may be earned and vested following the three-year performance period ending on December 31, 2027, with payout ranges of 0% to 200% of target, based on the achievement of two equally-weighted performance measures: Adjusted EBITDA and relative Total Shareholder Return (rTSR).
The grant date fair value of the Adjusted EBITDA PSAs, subject to the performance conditions outlined below, was determined by multiplying the target performance level number of PSAs, which was the probable outcome of the performance conditions as of the grant date, and the closing stock price of our common stock on the grant date of $46.54.
The grant date fair value of the rTSR PSAs, subject to the market conditions outlined below, was determined by multiplying the target number of PSAs and the price per unit of PSAs, which was calculated by running a Monte Carlo simulation that leverages scenario-based modeling and variety of different inputs and assumptions. The price per share was calculated to be $55.82.
Performance Measures for 2025-2027 PSAs
Adjusted EBITDA
The Adjusted EBITDA performance measure encourages financial growth and aligns with the company’s 4EVER strategic priorities, and with the interests of stockholders.
Adjusted EBITDA will be determined for four distinct measurement periods for the three-year performance period mentioned above. Each individual year in the performance period represents a measurement period, with the cumulative three-year performance period representing the fourth measurement period. Each measurement period will be weighted equally at 25% and actual results will be compared against performance period targets for threshold (35%), target (100%) and maximum (200%) payout levels. Payout for performance that falls between the respective levels is interpolated on a straight-line basis.
We do not disclose the Adjusted EBITDA performance period targets until completion of the award’s three-year performance period as such disclosure could result in competitive harm and would reveal information about our long-range financial plan, which is not otherwise public. Once the three-year performance period is complete, we will disclose the performance period targets, actual performance compared to such performance targets, associated payout percentages and ultimate payout calculations.

Everus Construction Group, Inc. Proxy Statement 59

EXECUTIVE COMPENSATION
Adjustments to EBITDA, as approved by the compensation committee with board approval for the CEO, may include:

Adjustment	Reason for Adjustment
The effect on EBITDA from gains and losses/impairments on asset sales/dispositions/retirements (including associated costs).
The sale/disposition/retirement of assets could impact in the short-term but not be indicative of underlying business performance. Participants should not be benefited or harmed by gains or losses/impairment on the sale/disposition/retirement of assets outside the normal course of business.

The effect on EBITDA from withdrawal liabilities relating to multiemployer pension plans.
Withdrawal liabilities associated with multiemployer pension plans assessed on Everus are mostly outside the executive’s control and the impact of such assessments should not impact otherwise sound business results and reduce the executive’s incentive reward.

The effect on EBITDA from costs incurred for acquisitions or mergers.
Sound business transactions ultimately grow the business. However, transaction costs associated with such transactions must be expensed and could negatively impact earnings in the short-term and serve as a disincentive to executives to embark on such growth strategies.

Relative Total Shareholder Return (rTSR)

Financial Performance Measure - Relative Total Shareholder Return (rTSR)
Performance	Performance vs. TSR Peer Group	Payout as a % of Target Award
Maximum	75th Percentile or Higher	200%
Target	50th Percentile	100%
Threshold	25th Percentile	35%
Below Threshold	Less than 25th Percentile	0%
Payout for performance that falls between the stated performance levels is interpolated on a straight-line basis and payout will be capped at target for negative TSR performance.
The achievement of the rTSR performance measure will be determined as a percentile ranking and calculated by measuring the company’s TSR over the three-year performance period from January 1, 2025 through December 31, 2027, relative to the TSR performance of a peer group of 21 select companies primarily within the construction and engineering, environmental and facility services industries.
Meridian recommended, and the compensation committee approved, the rTSR peer group disclosed below for purposes of the 2025-2027 PSAs. The compensation committee believes this peer group is a suitable group for relative performance comparisons and/or reflective of the company's performance vs. competitors for business and capital.

Relative TSR Peer Companies
Ameresco, Inc.	Dycom Industries, Inc.	MYR Group, Inc.
APi Group Corp.	EMCOR Group, Inc.	Primoris Services Corp.
Arcosa, Inc.	Enviri Corp.	Quanta Services, Inc.
Agran, Inc.	Granite Construction, Inc.	Sterling Infrastructure, Inc.
Centuri Holdings, Inc.	IES Holdings, Inc.	Tetra Tech, Inc.
Clean Harbors, Inc.	MasTec, Inc.	Tutor Perini Corp.
Comfort Systems USA, Inc.	Matrix Service Co.	Valmont Industries, Inc.
PSAs Performance Measure Payout Percentage
To determine the payout percentage associated with each performance measure for our NEOs, actual performance measure results will be compared to their respective target performance measure, which will result in the percent of the respective target performance measure achieved, prorated as applicable. Then, the percent of the respective target performance measure achieved will be translated into a payout percentage of the NEO’s target PSAs award opportunity using linear interpolation for results between threshold and target as well as between target and maximum.
Achievement of 100% of each performance measure results in a payout of 100% of the target PSAs award opportunity. Results achieved below the established threshold for each performance measure results in no payout.

60 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
Off-Cycle Grants to Mr. Sznewajs
Prorated Annual RSU and PSA Grants
Based on market analysis provided by Meridian and the compensation committee’s review of responsibilities, experience and internal equity, Mr. Sznewajs’ tong-term equity incentive award opportunity was set at 90% of base salary, as shown in the table below. On May 22, 2025, the compensation committee, determined the target number of time-vesting RSUs and PSAs granted to Mr. Sznewajs by dividing his 2025 target long-term incentive amount, prorated for his expected time served in the position held for the year, by the average of the closing stock prices of our common stock from May 1, 2025 through May 21, 2025, which was $51.94.

Name	Annual Base Salary $	Target LTI % (% of Base Salary)	Target LTI $	ProratedTarget LTI [1] $	Total Shares Calculated		2025 RSUs		2025 PSAs	2025 PSA rTSR		2025 PSA EBITDA		Total Target 2025 PSAs Granted
							40%		60%	50%		50%
Timothy R. Sznewajs	402,500	90%	362,250	322,000	6,199	=	2,480	+	3,719	1,860	+	1,859	=	3,719
1 Mr. Sznewajs joined the company in April 2025 and received a prorated long-term incentive based on his time served in the position held during 2025. The prorated target LTI amount was calculated by multiplying the target LTI amount by a proration factor of (32/36).

RSUs
The grant date fair value of the time-vesting RSUs was determined by multiplying the target number of time-vesting RSUs and the closing stock price of our common stock on the grant date of $57.39. The RSUs are subject to the same vesting conditions as the annual time-vesting RSUs to the other NEOs, as long as Mr.Sznewajs remains continuously employed with the company.
PSAs
The grant date fair value of the Adjusted EBITDA PSAs, subject to the same satisfaction of performance conditions as the annual grant to the other NEOs, was determined by multiplying the target performance level number of PSAs, which was the probable outcome of the performance conditions as of the grant date, and the closing stock price of our common stock on the grant date of $57.39.
The grant date fair value of the rTSR PSAs, subject to the same satisfaction of market conditions as the annual grant to the other NEOs, was determined by multiplying the target number of PSAs and the price per unit of PSAs, which was calculated by running a separate Monte Carlo simulation than the annual grant that leverages scenario-based modeling and variety of different inputs and assumptions. The price per share was calculated to be $72.20.
Sign-On RSU Grant
The compensation committee granted Mr. Sznewajs an additional time-vesting RSU award with a target value of $570,000 to replace compensation forfeited when he separated from his former employer and joined the company as an executive officer. The same RSU methodology described above for his prorated annual grant was used for his sign-on grant, which resulted in a grant of 10,974 time-vesting RSUs. The sign-on time-vesting RSUs are scheduled to vest ratably in three equal installments, beginning with the anniversary date of the grant date and then on the second and third anniversaries of the annual grant date, as long as Mr. Sznewajs remains continuously employed with the company.
Other Benefits
The company provides other benefits to eligible employees including, the Everus 401(k) Plan (401(k) Plan) and the Everus Construction Group Inc. Deferred Compensation Plan (Everus DCP). Our NEOs may participate in these benefits and the company believes it is important to provide post-employment benefits which approximate retirement benefits paid by other employers to executives in similar positions. The compensation committee periodically reviews the benefits provided to maintain a market-based benefits package.
Everus 401(k) Plan
The NEOs as well as the majority of employees who are at least 18 years of age are eligible to participate in the 401(k) Plan and defer annual income up to the Internal Revenue Service (IRS) limit. The NEOs receive a company match up to 3% depending on their elected deferral rate. Contributions and the company match are invested in various funds based on the employee’s election including company common stock.

Everus Construction Group, Inc. Proxy Statement 61

EXECUTIVE COMPENSATION
In 2010, the company began offering additional company contributions to the 401(k) Plan in lieu of pension plan contributions. For employees hired on or after 2006, or who were not previously participants in the frozen MDU Resources Pension Plan, the added contribution was 5% of 401(k) plan eligible compensation. For employees hired prior to 2006, who were participants in the frozen MDU Resources Pension Plan, the added contributions were based on the employee’s age as of December 31, 2009. Additional contributions to the 401(k) Plan were 9% for Mr. Nosbusch and 5% for Messrs. Thiede, Marcy, Sanderson and Sznewajs. These amounts may be reduced in accordance with the provisions of the 401(k) Plan to ensure compliance with IRS limits.
Everus Deferred Compensation Plan
The Everus DCP provides a select group of management and other highly compensated employees the opportunity to defer compensation for retirement and other financial purposes. Participants in the Everus DCP may defer a portion of their salary and/or annual cash incentive. The compensation committee, upon recommendation from the CEO for NEOs other than himself, may approve company contributions for select participants which vest over a three-year period, with board approval for the CEO. Company contributions recognize the participant’s contributions to the company and serve as a retention tool. After satisfying the vesting requirements, distribution will be made in accordance with the terms of the Everus DCP.
For 2025, in recognition of their achievements and service to the company, the compensation committee, with board approval for the CEO, approved company contributions of $100,000 to Mr. Thiede, $43,800 to Mr. Marcy, $55,000 to Mr. Nosbusch, and $43,500 to Mr. Sanderson. The company contributions will vest ratably over a three-year period, subject to the NEO’s continued employment with the company. The company contributions awarded to Messrs. Thiede, Marcy, Nosbusch and Sanderson represented approximately 11.8%, 10.0%, 10.0% and 10.0% of each NEO’s base salary, respectively, when the compensation committee approved the company contributions.
Pursuant to his offer letter to become an executive officer in April 2025, Mr. Sznewajs may receive company contributions of up to 10% of his base salary starting in 2026. The company contributions would vest ratably over a three-year period, subject to Mr. Sznewajs’ continued employment with the company.
Severance Arrangements
Awards granted prior to the Separation under the MDU Resources Group, Inc. Long-Term Incentive Plan (MDU Resources LTIP) have “double trigger” vesting beginning with the 2024 annual awards, providing for full vesting of outstanding equity awards upon the occurrence of a change in control and a qualifying termination within two years of a change in control. Messrs. Thiede, Nosbusch and Sanderson have outstanding time-vesting RSUs originally granted by MDU Resources in 2024 that converted into Everus time-vesting RSUs upon the Separation.
In October 2024, the company adopted the Everus LTIP. The Everus LTIP provides “double trigger” vesting of awards allowing for full vesting of outstanding equity awards upon a change in control and a qualifying termination within the two-year period following the change in control. Refer to the section entitled “Potential Payments upon Termination or Change in Control” for definitions of change in control and qualifying termination.
In November 2024, the company adopted the Everus Construction Group, Inc. Change in Control Severance Plan (CIC Severance Plan) for certain executive officers including the NEOs which provides for cash compensation in the event of a qualifying termination following a change in control. The company adopted the CIC Severance Plan to address potential uncertainty and keep executive officers focused on pursuing potential corporate transactions that are in the best interests of stockholders and our company regardless of whether those transactions may result in their own job loss. The CIC Severance Plan was also adopted to assist with attracting and retaining high quality executive officers.
A participant who experiences a qualifying termination shall receive a lump sum payment equal to the sum of the accrued compensation, the prorated annual cash incentive, and a multiple of the participant's annual base salary and target annual cash incentive. The CIC Severance Plan also provides for certain benefits related to medical costs and outplacement services. Refer to the section entitled “Potential Payments upon Termination or Change in Control” for additional information for specific benefits under the CIC Severance Plan for the NEOs.
Compensation Governance
Policies and Practices Related to the Grant of Equity Awards
While we do not currently grant stock options or similar option-like instruments, such as stock appreciation rights, we are providing information regarding our procedures related to the grant of equity awards close in time to the release of material non-public information.
The compensation committee grants equity awards to our NEOs, as well as other eligible company employees, on an annual basis in the first quarter of each fiscal year based upon a pre-determined schedule in advance of the grant date, or on an ad hoc basis, including around the hire date for any eligible new hires.

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However, we do not have a formal policy or obligation that requires us to award equity or equity-based compensation on specific dates. Neither our board nor our compensation committee takes material non-public information into account when determining the timing of equity awards, nor do we time the disclosure of material non-public information for the purpose of impacting the value of executive compensation.
Impact of Tax and Accounting Treatment
The compensation committee may consider the impact of tax or accounting treatment in determining compensation. There were no adjustments to the 2025 compensation program to address the impact of tax or accounting treatment by the compensation committee. The compensation committee has considered, and will consider, the accounting and cash flow implications of various forms of executive compensation. We expense salaries and annual cash incentive compensation as earned. For our equity awards, we record the accounting expense in accordance with FASB ASC Topic 718, which is generally expensed over the vesting or requisite service period.
Stock Ownership Requirements
Executives are required within five years of the individual’s appointment or promotion into an executive level position, to beneficially own our common stock equal to a multiple of his/her base salary as outlined in the stock ownership policy. Stock owned through our 401(k) Plan, vested but unsettled RSUs, unvested RSUs, and stock owned by a spouse are considered in ownership calculations. However, unearned PSAs do not count towards satisfaction of the ownership requirements. Stock options would also not count toward the ownership requirements, but the company does not grant these types of equity awards for incentive compensation.
The level of stock ownership compared to the ownership requirement is determined based on the closing stock price on the last trading day of the year and base salary as of December 31 of that same year. The table below shows each NEO’s ownership requirement:

Name	Ownership Policy Multiple of Base Salary
Jeffrey S. Thiede	5X
Maximillian J Marcy	3X
Thomas D. Nosbusch	3X
Paul R. Sanderson	3X
Timothy R. Sznewajs	2X
All executives, including our NEOs, are in compliance with the stock ownership policy or are within their compliance period.
Stock Retention Requirement
For equity awards granted in 2024 and prior, the NEOs must retain 50% of the net after-tax shares vested pursuant to the long-term equity incentive awards for the earlier of two years from the date the vested shares are issued or the NEO’s termination of employment. In February 2025, the aforementioned share retention requirement was discontinued and no longer applies to equity awards granted in 2025 or to any future equity awards. The NEO is also required to retain all net after-tax shares vested if the NEO has not met the stock ownership requirements under the company’s stock ownership policy for executives.
Incentive Compensation Recovery Policy
The company’s incentive compensation recovery policy provides for the recovery of certain incentive-based compensation in the event we are required to prepare an accounting restatement. The recoverable amount is the amount of incentive-based compensation which exceeded the amount the executive officer would have received if it had been determined based on the restated financial reporting measure. The recovery of such compensation applies regardless of misconduct or other contribution to the requirement for a restatement. Incentive-based compensation includes the annual cash incentive compensation, long-term equity incentive compensation or any compensation granted, earned or vested based in whole or in part on the company’s attainment of a financial reporting measure. The policy is intended to comply with Rule 10D-1 of the Exchange Act and Listing Standard 303A.14 adopted by the NYSE.
Insider Trading Policy
The company’s insider trading policy prohibits executive officers, which includes our NEOs, from hedging their ownership of company common stock. Executives may not enter into transactions that allow the executive to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership. The insider trading policy also prohibits executive officers from holding company common stock in a margin account or pledging company securities as collateral for a loan unless the company common stock is explicitly excluded from any margin, pledge or security provisions in the customer agreement. See the “Additional Governance Features–Insider Trading Policy” section within this Proxy Statement for further details on the company’s insider trading policy.

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Compensation Committee Report
The compensation committee is primarily responsible for reviewing, approving, and overseeing the company’s compensation plans and practices and works with management and the committee’s independent compensation consultant to develop the company executive compensation programs. The compensation committee has reviewed and discussed the CD&A with management, as required by Regulation S-K, Item 402(b). Based on the review and discussions referred to in the preceding sentence, the compensation committee recommended to the board that the CD&A be included in our Proxy Statement on Schedule 14A.

Betty R. Wynn, Chair
Michael S. Della Rocca
Helena M. Hernandez
Dale S. Rosenthal
David M. Sparby
Compensation Policies and Practices as They Relate to Risk Management
The compensation committee, with the assistance of Meridian and management, reviews the company’s compensation policies and practices for design features that have the potential to encourage excessive risk taking. The executive compensation program contains multiple design features that manage or mitigate these potential risks, including:

•	a balanced mix of fixed and variable pay;
•	mix of annual cash incentives and long-term equity incentives;
•	use of multiple performance measures in incentive plans, including financial, operational and market-based measures;
•	use of caps on annual cash incentive awards and PSAs;
•	use of a combination of RSUs and PSAs to provide balanced long-term equity incentive awards;
•	compensation committee oversight of goal setting and payout determinations for the EICP and PSAs;
•	compensation committee discretion to adjust any annual cash incentive award payment downward;
•	ability to clawback incentive payments in the event of a financial restatement;
•	stock ownership requirements for NEOs and other executives; and
•	prohibitions on holding company stock in an account that is subject to a margin call, pledging company stock as collateral for a loan, and hedging of company stock by executive officers and directors.
Based on the above considerations, the compensation committee concluded that our compensation policies and practices do not create risks which could have a material adverse effect on the company.

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table for 2025

Name and Principal Position (a)	Year (b)	Salary ($) (c)[2]	Bonus ($) (d)[3]	Stock Awards ($) (e)[4]	Non-Equity Incentive Plan Compensation ($) (g)[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[6]	All Other Compensation ($) (i)[7]	Total ($) (j)
Jeffrey S. Thiede	2025	850,000	—	2,014,001	1,870,000	—	128,600	4,862,601
President and CEO	2024	620,833	—	1,152,171	892,342	—	128,200	2,793,546
	2023	550,000	—	980,883	605,138	—	131,524	2,267,545
Maximillian J Marcy[1]	2025	438,000	—	518,888	700,800	—	76,050	1,733,738
Vice President, CFO and Treasurer	2024	169,934	—	—	217,788	—	222,838	610,560
Thomas D. Nosbusch	2025	550,000	—	651,570	990,000	—	98,000	2,289,570
Executive Vice President and COO	2024	424,235	34,000	326,886	399,165	—	102,402	1,286,688
	2023	340,000	—	196,224	258,570	11,184	80,663	886,641
Paul R. Sanderson	2025	435,000	—	377,924	609,000	—	71,800	1,493,724
Vice President, CLO and Corporate Secretary	2024	415,833	—	443,021	421,263	—	69,100	1,349,217
	2023	233,846	—	356,710	251,300	—	6,911	848,767
Timothy R. Sznewajs[1]	2025	281,199	110,000	1,013,105	393,678	—	20,138	1,818,120
Vice President of Corp. Dev. and Strategy
1    Mr. Marcy joined the company in August 2024, and thus, no amounts are shown for 2023. Mr. Sznewajs joined the company in April 2025, and thus, no amounts are shown for 2024 or 2023.
2    Amounts reported in this column represent the NEO’s base salary earned during the year. See the “2025 Base Salary” section within the CD&A for further details on base salary determinations for 2025.
3     In April 2025, the compensation committee awarded Mr. Sznewajs a one-time sign-on bonus of $110,000 for joining Everus as an executive officer.
4     Amounts in this column represent the aggregate grant date fair value of time-vesting RSUs and PSAs, granted by the compensation committee, with board approval for the CEO, calculated in accordance with generally accepted accounting principles for stock-based compensation in FASB ASC Topic 718. This column was prepared assuming none of the awards were or will be forfeited. The amounts were calculated as described in Note 10 of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, including the relevant assumptions used in calculating the fair value of these awards. The grant date fair value of PSAs with performance conditions was computed using the target performance level, which was the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of the PSAs with performance conditions for 2025 assuming maximum achievement, or achievement of the highest level of performance conditions, was $1,140,137 for Mr. Thiede, $293,760 for Mr. Marcy, $368,876 for Mr. Nosbusch, $213,898 for Mr. Sanderson and $173,036 for Mr. Sznewajs. The grant date fair value of PSAs with market conditions was computed using Monte Carlo simulations. See the “2025 Long-Term Incentives” section within the CD&A for further details on the company’s long-term equity incentive program.
5     Amounts reported in this column reflect the annual cash incentive award earned by each NEO pursuant the Everus EICP. See the "2025 Annual Cash Incentives" section within the CD&A for further details on the company's annual cash incentive plan. The annual cash incentive awards are payable by their terms after the end of each respective year. The 2025 annual cash incentive award was paid to each NEO in February 2026, net of any elected deferrals made by each NEO.
6     The amount shown for Mr. Nosbusch for 2023 represents the change in the actuarial present value for his accumulated benefits under MDU Resources’ pension plan. Since MDU Resources retained responsibility for the pension plan after Separation, no amounts are shown in 2025 or 2024.

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7 The 2025 amounts in this column consist of the following items shown in the table below.

Name	Relocation ($)[1]	401(k) Plan Contributions ($)[2]	Nonqualified Deferred Compensation Plan ($)[3]	Health Savings Accounts Contributions ($)[4]	Total ($)
Jeffrey S. Thiede	—	28,000	100,000	600	128,600
Maximillian J Marcy	3,650	28,000	43,800	600	76,050
Thomas D. Nosbusch	—	42,000	55,000	1,000	98,000
Paul R. Sanderson	—	28,000	43,500	300	71,800
Timothy R. Sznewajs	—	19,738	—	400	20,138
1     Amount reported in this column reflects the final housing benefit in connection with Mr. Marcy’s relocation to Bismarck, North Dakota in 2024.
2     Amounts reported in this column reflect the company’s contributions to the 401(k) Plan, including employer matching and retirement.
3     Amounts reported in this column reflect the company’s contribution amounts to the Everus DCP, which were approved by the compensation committee, with board approval for the CEO. For further information, see the section entitled “Nonqualified Deferred Compensation for 2025.”
4     Amounts reported in this column reflect company contributions to each NEO’s health savings account.
Grants of Plan-Based Awards in 2025

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)[6]	Target ($) (d)[6]	Maximum ($) (e)[6]	Threshold (#) (f)[7]	Target (#) (g)[7]	Maximum (#) (h)[7]
Jeffrey S. Thiede		[1]	74,800	935,000	1,870,000
	2/20/2025	[2]				4,287	12,249	24,498		570,068
	2/20/2025	[3]				4,287	12,250	24,500		683,795
	2/20/2025	[4]							16,333	760,138
Maximillian J Marcy		[1]	28,032	350,400	700,800
	2/20/2025	[2]				1,104	3,156	6,312		146,880
	2/20/2025	[3]				1,104	3,156	6,312		176,168
	2/20/2025	[4]							4,208	195,840
Thomas D. Nosbusch		[1]	39,600	495,000	990,000
	2/20/2025	[2]				1,387	3,963	7,926		184,438
	2/20/2025	[3]				1,387	3,963	7,926		221,215
	2/20/2025	[4]							5,284	245,917
Paul R. Sanderson		[1]	24,360	304,500	609,000
	2/20/2025	[2]				804	2,298	4,596		106,949
	2/20/2025	[3]				804	2,299	4,598		128,330
	2/20/2025	[4]							3,065	142,645
Timothy R. Sznewajs		[1]	15,747	196,839	393,678
	5/22/2025	[2]				650	1,859	3,718		106,688
	5/22/2025	[3]				651	1,860	3,720		134,292
	5/22/2025	[4]							2,480	142,327
	5/22/2025	[5]							10,974	629,798
1     Amounts represent possible payouts under the annual cash incentive awards for 2025 granted pursuant to the Everus EICP.
2     Represents PSAs granted pursuant to the Everus LTIP, which are subject to the satisfaction of performance conditions tied to Adjusted EBITDA, and can become earned and vested on December 31, 2027 for the 2025-2027 performance period ending on December 31, 2027. The amounts shown represent the number of shares of common stock that could be earned in relation to the PSAs granted. The number of shares earned can range from 0% to 200% of the target PSAs shares granted. The compensation committee and/or the board will certify the results and shares of common stock will be issued, if any, as soon as practicable following the performance period. There is no additional provision requiring participants to provide service through the certification date. The grant

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date fair value of the Adjusted EBITDA PSAs granted on February 20, 2025, subject to the performance conditions outlined below, was determined by multiplying the target performance level number of PSAs, which was the probable outcome of the performance conditions as of the grant date, and the closing stock price of our common stock on the grant date of $46.54. The grant date fair value of the Adjusted EBITDA PSAs granted on May 22, 2025, subject to the performance conditions outlined below, was determined by multiplying the target performance level number of PSAs, which was the probable outcome of the performance conditions as of the grant date, and the closing stock price of our common stock on the grant date of $57.39. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program.
3     Represents PSAs granted pursuant to the Everus LTIP, which are subject to the satisfaction of market conditions - relative TSR, and can become earned and vested on December 31, 2027 for the 2025-2027 performance period ending on December 31, 2027. The amounts shown represent the number of shares of common stock that could be earned in relation to the PSAs granted. The number of shares earned can range from 0% to 200% of the target PSAs shares granted. The compensation committee and/or the board will certify the results and shares of common stock will be issued, if any, as soon as practicable following the performance period. There is no additional provision requiring participants to provide service through the certification date. The grant date fair value of the PSAs, subject to the satisfaction of market conditions, was determined by multiplying the target number of PSAs and the price per share of PSAs, which was calculated by running a Monte Carlo simulation that leverages scenario-based modeling and variety of different inputs and assumptions. The price per unit was calculated to be $55.82 for the PSAs granted on February 20, 2025 and $72.20 for the PSAs granted on May 22, 2025. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program.
4     Represents RSUs granted pursuant to the Everus LTIP, that are scheduled to vest ratably over a three-year period in equal installments on the first, second and third anniversaries of the grant date, subject to the NEO remaining continuously employed with the company. Shares of common stock, if any, will be issued as soon as practicable following each vesting date. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program. The grant date fair value of the time-vesting RSUs granted on February 20, 2025 was determined by multiplying the target number of time-vesting RSUs and the closing stock price of our common stock on the grant date of $46.54. The grant date fair value of the time-vesting RSUs granted on May 22, 2025 was determined by multiplying the target number of time-vesting RSUs and the closing stock price of our common stock on the grant date of $57.39.
5     Represents a one-time grant of RSUs, granted pursuant to the Everus LTIP, to compensate for forfeited compensation from his former employer. The RSUs are scheduled to vest ratably over a three-year period in equal installments beginning with the first installment vesting on the first anniversary of the grant date. The second and third installments vest on February 20, 2026 and February 20, 2027, respectively. The RSUs will vest as long as Mr. Sznewajs remains continuously employed with the company. Shares of common stock, if any, will be issued as soon as practicable following each vesting date. The grant date fair value of the time-vesting RSUs granted on May 22, 2025 was determined by multiplying the target number of time-vesting RSUs and the closing stock price of our common stock on the grant date of $57.39. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program.
6     Represents the threshold, target and maximum amounts for the annual cash incentive award opportunities. The threshold amounts represent the minimum amount that can be earned that is greater than $0. Since the annual cash incentive performance measures can be achieved independently, the threshold amount is calculated by multiplying the smallest component of the performance measures, which in the case for 2025 was the TRIR measure (20%), by the threshold (40%) award opportunity performance level for that measure, which results in a payout of 8%. The target amounts represent achievement of each performance measure resulting in a payout of 100% of the target award opportunity. The maximum amounts represent achievement of each performance measure resulting in a payout of 200% of the target award opportunity.
7     Represents the threshold, target and maximum amounts for the long-term incentive award opportunities related to PSAs. The threshold amounts represent the minimum number of shares that can be earned that is greater than 0. Since the PSAs performance measures can be achieved independently and are separated on different rows within the table, the threshold number of shares for each performance measure is calculated by multiplying the target number of shares for each performance measure by the threshold (35%) award opportunity performance level for each measure. The target amounts represent the number of shares earned by achievement of each performance measure resulting in a payout of 100% of the target award opportunity. The maximum amounts represent the number of shares earned by achievement of each performance measure resulting in a payout of 200% of the target award opportunity.
Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table
Annual Cash Incentive
NEOs can earn annual cash incentive compensation based on the achievement of specified annual performance measures, which may consist of financial, operational and/or strategic performance measures. The performance measures selected are designed to ensure that compensation to the NEOs reflects the success of the company. The target annual cash incentive award for our NEOs is based on a percentage of the NEO’s base salary. Actual payouts can range from 0% to 200% of target.
2025 target annual cash incentive awards, based on a percentage of the NEO’s base salary, remained unchanged from the 2024 post-Separation target annual cash incentive awards for our NEOs, excluding Mr. Sznewajs, due to the timing of such event happening toward the end of the fiscal year. Since Mr. Sznewajs joined the company in April 2025, he was eligible to receive a prorated amount of his target annual cash incentive award listed below that was provided pursuant to his offer letter that he entered into with Everus, to account for his new role as an executive officer of Everus.

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In February 2025, the compensation committee, with board approval for the CEO, set the 2025 annual cash incentive performance measures based on the achievement of financial and operational performance measures, including the threshold, target and maximum award opportunity levels for each measure. The applicable annual cash incentive performance measures were: Adjusted EBITDA and TRIR. The compensation committee received input, analysis and recommendations from Meridian and the CEO for NEOs other than himself.
The compensation committee’s intent was to motivate its NEOs to focus primarily on the success and performance, both financially and operationally, of the company as a whole during the year while motivating the NEOs to assist in the success and performance of all lines of business and to continue implementing the company’s 4EVER strategy.
All our NEOs were awarded their annual cash incentives pursuant to the Everus EICP for 2025. The awards at threshold, target, and maximum are reflected in columns (c), (d), and (e), respectively, of the Grants of Plan-Based Awards Table. The actual amount earned, which was paid in February 2026, with respect to 2025 performance is reflected in column (g) of the Summary Compensation Table.
The compensation committee certified the results and determined the payouts for each NEO, with the board approving the results and payout for the CEO.
Long-Term Incentive
In February 2025, the compensation committee, with board approval for the CEO, approved long-term equity incentive grants for our NEOs, other than Mr. Sznewajs, in the form of 60% PSAs, and 40% time-vesting RSUs. Mr. Sznewajs’ long-term equity incentive grants were approved by the compensation committee in May 2025 in connection with his April 2025 hiring.
The long-term incentive opportunity consisted of 60% PSAs that align long-term compensation with achievement of pre-defined financial performance measures and 40% time-vesting RSUs, subject to continued employment. The RSUs are used as a retention tool for our NEOs and the PSAs promote long-term company growth and align the NEOs’ interests with those of stockholders.
The portion of the long-term incentive associated with PSAs are presented as the number of PSAs at threshold, target and maximum in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table. The values of the long-term performance-based incentive awards were based on the aggregate grant date fair value of each award and were included in the amounts recorded in column (e) of the Summary Compensation Table and column (l) of the Grants of Plan-Based Awards Table. The PSAs were broken out between award type within the Grants of Plan-Based Awards Table, where the first row represented the PSAs with performance conditions and the second row represented the PSAs with market conditions. The target number of PSAs granted were split equally between the two award types, subject to share rounding differences.
The NEOs may vest and earn 0% to 200% of the target PSAs granted depending on the achievement of the performance measures associated with the 2025-2027 performance period ending on December 31, 2027. The PSAs will be settled in shares of company common stock following the certification of the results by the compensation committee, with board approval for the CEO, which is expected to happen in February 2028.
The time-vesting RSUs shown in column (i) of the Grants of Plan-Based Awards Table represent the number of units granted. The value of the time-vesting RSUs incentive award was based on the aggregate grant date fair value and was included in the amount recorded in column (e) of the Summary Compensation Table and column (l) of the Grants of Plan-Based Awards Table. The annual time-vesting RSUs that were granted in February 2025 are scheduled to vest ratably over a three-year period, in equal installments, on the first, second and third anniversaries of the grant date, as long as the NEO remains continuously employed with the company. As stated below, Mr. Sznewajs received a prorated portion of the annual time-vesting RSUs, which is scheduled to vest in accordance with annual vesting schedule. Mr. Sznewajs also received a one-time time-vesting RSU grant of $570,000 that is scheduled to vest ratably in three equal installments, beginning with the first anniversary of the grant date and followed by the second and third installments vesting on February 20, 2026 and February 20, 2027.
Letter Agreements
MDU Resources entered into offer letters with each of our NEOs, except for Messrs. Marcy and Sznewajs. Other than with respect to Messrs. Marcy and Sznewajs, as described below, these offer letters became effective and, to the extent applicable, we assumed such agreements, as of the Separation Date. The material terms of these offer letters are described below.
Jeffrey S. Thiede
Mr. Thiede received an offer letter dated July 11, 2024, setting forth his compensation for the role of president and chief executive officer of Everus following the Separation. The offer letter provided that effective as of, and subject to the occurrence of, the Separation, Mr. Thiede’s annual base salary would be $850,000, his target annual cash incentive opportunity would be 110% of base salary and, if the Separation occurred during 2024, his long-term equity incentive award opportunity for 2025 would be 300% of base salary.

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Maximillian J Marcy
Mr. Marcy received an offer letter dated July 11, 2024, setting forth his compensation for the role of vice president, chief financial officer and treasurer of Everus effective August 12, 2024. The offer letter provided Mr. Marcy with a base salary of $438,000, a target annual cash incentive opportunity of 80% of base salary (which would be prorated based on the number of days worked at the company) and, if the Separation occurred during 2024, a long-term equity incentive award opportunity for 2025 of 150% of base salary.
Thomas D. Nosbusch
Mr. Nosbusch received an offer letter dated August 15, 2024, setting forth his compensation for the role of executive vice president and chief operating officer of Everus following the Separation. The offer letter provided that effective as of, and subject to the occurrence of, the Separation, Mr. Nosbusch’s base salary would be $550,000, his target annual cash incentive opportunity would be 90% of base salary and, if the Separation occurred during 2024, his long-term equity incentive award opportunity for 2025 would be 150% of base salary.
Paul R. Sanderson
Mr. Sanderson received an offer letter dated July 11, 2024, setting forth his compensation for the role of vice president, chief legal officer and corporate secretary of Everus effective on the date immediately prior to the Separation unless an earlier transfer date was otherwise agreed upon by MDU Resources and Everus. The offer letter provided Mr. Sanderson with a base salary of $435,000, a target annual cash incentive opportunity of 70% of base salary and, if the Separation occurred during 2024, a long-term equity incentive award opportunity for 2025 of 110% of base salary.
Timothy R. Sznewajs
Mr. Sznewajs received an offer letter dated March 18, 2025, setting forth his compensation for the role of vice president of corporate development & strategy of Everus. The offer letter provided that Mr. Sznewajs’ annualized base salary would be $402,500 for 2025, his target annual cash incentive opportunity would be 70% of base salary and his long-term equity incentive award opportunity would be 90% of base salary.
As described in the offer letter, Mr. Sznewajs’ target compensation components for 2025 were determined on a pro rata basis for his time served in the position he held during 2025.
Mr. Sznewajs also received a one-time time-vesting RSU award based on a value of $570,000, which will vest in three equal installments, beginning with the first anniversary of the grant date, and followed by the second and third installments vesting on February 20, 2026 and February 20, 2027. In addition, the offer letter included a one-time sign-on bonus of $110,000.
Mr. Sznewajs would be eligible to receive a company contribution of up to 10% of base salary to the company’s nonqualified deferred compensation plan starting in 2026, which would vest ratably over a three-year period.
Salary and Bonus in Proportion to Total Compensation
The following table shows the proportion of salary and bonus to total compensation as presented in the Summary Compensation Table.
Bonuses for purposes of this table and the Summary Compensation Table refer to discretionary payments to NEOs outside of the Everus EICP, as described above. In April 2025, the compensation committee awarded Mr. Sznewajs a one-time sign-on bonus of $110,000 for joining Everus as an executive officer.

Name	Salary ($)	Bonus ($)	Total Compensation ($)	Salary and Bonus as a % of Total Compensation
Jeffrey S. Thiede	850,000	—	4,862,601	17.5%
Maximillian J Marcy	438,000	—	1,733,738	25.3%
Thomas D. Nosbusch	550,000	—	2,289,570	24.0%
Paul R. Sanderson	435,000	—	1,493,724	29.1%
Timothy R. Sznewajs	281,199	110,000	1,818,120	21.5%

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Outstanding Equity Awards at Fiscal Year-End 2025

		Stock Awards
Name (a)	Grant Date (b)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[7]
Jeffrey S. Thiede	2/15/2024	30,372	[1]	2,598,628
	2/20/2025	16,333	[2]	1,397,451
	2/20/2025				24,498	[5]	2,096,049
	2/20/2025				12,250	[6]	1,048,110
Maximillian J Marcy	2/20/2025	4,208	[2]	360,036
	2/20/2025				6,312	[5]	540,055
	2/20/2025				3,156	[6]	270,027
Thomas D. Nosbusch	2/15/2024	8,617	[1]	737,271
	2/20/2025	5,284	[2]	452,099
	2/20/2025				7,926	[5]	678,149
	2/20/2025				3,963	[6]	339,074
Paul R. Sanderson	2/15/2024	11,678	[1]	999,170
	2/20/2025	3,065	[2]	262,241
	2/20/2025				4,596	[5]	393,234
	2/20/2025				2,299	[6]	196,702
Timothy R. Sznewajs	5/22/2025	2,480	[2]	212,189
	5/22/2025	10,974	[3]	938,935
	5/22/2025				3,718	[5]	318,112
	5/22/2025				1,860	[6]	159,142
1     The 2024 long-term equity incentive awards consisted solely of time-vesting RSUs and are scheduled to cliff-vest on December 31, 2026 after a three-year period, in each case, subject to continued employment with the company.
2     The 2025 time-vesting RSUs granted on February 20, 2025 are scheduled to vest ratably over a three-year period in equal installments on the first, second and third anniversaries of the grant date, beginning on February 20, 2026, in each case, subject to the NEO, other than Mr. Sznewajs, remaining continuously employed with the company. On May 22, 2025, the compensation committee granted Mr. Sznewajs a prorated annual time-vesting RSU grant subject to the same vesting conditions as the annual time-vesting RSUs for the other NEOs, as long as he remains continuously employed with the company. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program.
3     As part of his offer letter, Mr. Sznewajs was granted a one-time grant of time-vesting RSUs that are scheduled to vest ratably in equal installments, with the first installment vesting on the first anniversary of the grant date and the second and third installments scheduled to vest on February 20, 2026 and February 20, 2027. Each of these vesting dates is subject to Mr. Sznewajs remaining continuously employed with the company. See the “2025 Long-Term Incentives” section within the “Compensation Discussion and Analysis” for further details on the company’s long-term incentive program.
4     Value based on the number of unvested RSUs reflected in column (g) multiplied by $85.56, the closing stock price of the company’s common stock on the last trading day of 2025, which was December 31, 2025.
5     Represents the 2025 Adjusted EBITDA PSAs, which are subject to the satisfaction of performance conditions, and can become earned and vested on December 31, 2027 for the 2025-2027 performance period ending on December 31, 2027. The number of shares shown are at the maximum level of performance based on results for the first year of the performance period. The total target number of PSAs shares subject to performance conditions were as follows: Mr. Thiede - 12,249, Mr. Marcy - 3,156, Mr. Nosbusch - 3,963, Mr. Sanderson - 2,298 and Mr. Sznewajs - 1,859. The actual number of PSAs that will become earned and vested will be determined following the three-year performance period and the shares earned can range from 0% to 200% of the target shares granted.
6     Represents the 2025 rTSR PSAs, which are subject to the satisfaction of market conditions, and can become earned and vested on December 31, 2027 for the 2025-2027 performance period ending on December 31, 2027. The number of shares shown are at the target level of performance based on results for the first year of the performance period. The actual number of PSAs that will become earned and vested will be determined following the three-year performance period and the shares earned can range from 0% to 200% of the target shares granted.
7     Value based on the number of unearned PSAs reflected in column (i) multiplied by $85.56, the closing stock price of the company’s common stock on the last trading day of 2025, which was December 31, 2025.

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Option Exercises and Stock Vested During 2025

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)[1]	Value Realized on Vesting ($) (e)[2]
Jeffrey S. Thiede	25,047	2,188,710
Maximillian J Marcy	—	—
Thomas D. Nosbusch	5,009	437,707
Paul R. Sanderson	9,243	801,426
Timothy R. Sznewajs	—	—
1     Reflects the number of time-vesting RSUs that cliff-vested on December 31, 2025. The vested RSUs were settled in shares of company common stock in February 2026.
2     Calculated by multiplying the number of vested RSUs by the closing stock price of our common stock on the December 31, 2025 vest date, $85.56. In addition, vested accrued dividend equivalents calculated as of December 31, 2025, which were paid in cash in February 2026, were included in the value and were as follows: Mr. Thiede - $45,689, Mr. Nosbusch - $9,137 and Mr. Sanderson - $10,595.
Pension Benefits for 2025
Mr. Nosbusch is a participant in the frozen MDU Resources Pension Plan, which applies to MDU Resources employees hired before 2006 and was amended to cease benefit accruals as of December 31, 2009. Following the Separation, MDU Resources retained responsibility for the pension plan liabilities related to Mr. Nosbusch. The company does not maintain a defined benefit pension plan for any of its NEOs.
Nonqualified Deferred Compensation for 2025
Deferred Compensation Plan
Following the Separation, the company adopted the Everus DCP, which was largely subject to the same terms and conditions as the MDU Resources nonqualified deferred compensation plan that MDU Resources adopted effective January 1, 2021, (2021 MDU Resources DCP), to replace the original MDU Resources nonqualified deferred compensation plan from 2012 (2012 MDU Resources DCP). In connection with the Separation, aggregate earnings and balances for Everus participants under the 2021 MDU Resources DCP were transferred to the Everus DCP. The original 2012 MDU Resources DCP balances stayed with MDU Resources, who retained the responsibility for the associated liabilities.
Under the Everus DCP, participants can defer up to 80% of base salary and up to 100% of their annual cash incentive payment. Everus provides discretionary credits to select individuals recommended by the Everus CEO and approved by the compensation committee, with board approval for the CEO. Participants are 100% vested in their contributions of salary and/or annual cash incentive but vesting of discretionary employer credits occurs ratably over a three-year period. Participants can establish one or more retirement or in-service accounts which capture the hypothetical investment experience based on a suite of investment options. The participants may make changes to their investment options as often as daily. As such, the aggregate earnings earned during each fiscal year depends on the returns and performance provided by their investment choices. Participants may elect to receive their vested contributions and investment earnings either in a lump sum or in annual installments over a period of years upon a qualifying distribution event. Plan benefits become fully vested if the participant dies, becomes disabled while actively employed or attains age 65 with completing ten years of service. In the event of termination within one year of a change in control, plan benefits become fully vested and payable in a lump sum. Benefits are forfeited if the participant’s employment is terminated for cause.
The table below includes individual NEO deferrals of salary and/or annual cash incentive and company contributions made during 2025 under the Everus DCP. Aggregate balance at last fiscal year end represents the participant’s balance as of the latest fiscal year end, December 31, 2025, under the Everus DCP.

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Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)[4]

Jeffrey S. Thiede	—	100,000	62,035	—	606,390
Maximillian J Marcy	12,129	43,800	16,608	—	173,479
Thomas D. Nosbusch	—	55,000	86,699	—	742,463
Paul R. Sanderson	31,132	43,500	23,737	—	178,247
Timothy R. Sznewajs[5]	—	—	—	—	—
1     Amounts shown are included as compensation earned in 2025 in the Summary Compensation Table.
2     Amounts shown are included in the All Other Compensation column of the Summary Compensation Table and represent discretionary contributions made in 2025 by the company under the Everus DCP.
3     Amounts shown reflect hypothetical investment returns to individual accounts based on a suite of investment options. None of the investment returns constitute above-market earnings.
4 Represents the aggregate balance as of the prior fiscal year end, plus the sum of contributions and credited earnings on those deferrals, less withdrawals. Of these totals, the following contribution amounts, including executive and registrant contributions, have been included in the Summary Compensation Table in prior years, to the extent the executive was a NEO in that year: Mr. Thiede - $400,000; Mr. Marcy - $100,000; Mr. Nosbusch - $87,142; and Mr. Sanderson - $72,272. As noted above, MDU Resources has retained responsibility for the original 2012 MDU Resources DCP balances and thus, contributions prior to 2021 to that plan are not included in the aggregate balance above.
5     Mr. Sznewajs was not eligible to receive a company contribution during 2025 due to his employment start date in April 2025.
Potential Payments upon Termination or Change in Control
The Potential Payments upon Termination or Change in Control Table shows the payments and benefits our NEOs would receive in connection with a variety of employment termination scenarios or upon a change in control. The scenarios include:
•Voluntary Termination Not Associated With a Change in Control;
•Death;
•Disability;
•Change in Control With “Qualifying Termination” (as defined below); and
•Change in Control Without “Qualifying Termination”.
For the NEOs, the information assumes the terminations, resignations or the change in control occurred on December 31, 2025.
The table excludes compensation and benefits our NEOs would earn during their employment with us whether or not a termination or change of control event had occurred. The table also does not include benefits under plans or arrangements generally available to all salaried employees and that do not discriminate in favor of the NEOs, such as accrued vacation pay, continuation of health care benefits, and life insurance benefits. The table also does not include deferred compensation under the Everus DCP. These amounts are shown and explained in the “Nonqualified Deferred Compensation for 2025” table.
Compensation
Prior to the Separation, MDU Resources introduced “double trigger” vesting beginning with the 2024 annual equity awards, providing for full vesting of outstanding equity awards upon the occurrence of a change in control and a qualifying termination within two years of a change in control. Messrs. Thiede, Nosbusch and Sanderson have outstanding time-vesting RSUs originally granted by MDU Resources in 2024 that converted into Everus time-vesting RSUs upon the Separation.
In October 2024, Everus adopted the Everus LTIP. The Everus LTIP provides “double trigger” vesting of awards allowing for full vesting of outstanding equity awards upon a change in control (as defined below) and a qualifying termination (as defined below).

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CIC Severance Plan
In November 2024, Everus adopted the CIC Severance Plan which provides the following benefits to our NEOs if their employment is deemed a “qualifying termination.” A “qualifying termination” means a termination, during the two-year period beginning on and including the date of a “change in control”, by the executive for “good reason” or by the company other than for “cause”, death, or disability (in each case, as defined below and in the CIC Severance Plan).
•Participants will receive a lump sum payment in cash equal to the sum of (i) annual base salary through the date of termination, (ii) any annual cash incentive earned for a performance period that was completed prior to the date of termination, (iii) any accrued and unused vacation pay or other paid time off, and (iv) any unreimbursed business expenses, as of the date of termination.
•Participants will receive a lump sum payment in cash or provision of the benefit in kind, as applicable, equal to the sum of (i) cash amount equal to a prorated portion of their target annual cash incentive for the fiscal year in which the termination occurs, reduced by any annual cash incentive already paid or entitled for the same period and (ii) cash amount equal to the product of a multiple, which is determined by their tier level, and the sum of their annual base salary and target annual cash incentive. The multiple is 3x for the CEO and 2x for other NEOs.
•Participants will receive a cash amount equal to the product of the same multiple and the employer portion of the costs of continued insurance coverage under the company's healthcare benefit plans, including medical, prescription, dental and vision coverage, for a period of 12 months.
•Participants will receive outplacement services provided by a vendor retained by the company, the cost of which shall not exceed $10,500.
As a condition to receipt of the severance benefits, the CIC Severance Plan requires that each participant execute and not revoke a general release of claims against the company and agree to comply with one-year post-termination non-competition and employee and customer non-solicitation covenants, a two-year post-termination non-disparagement covenant, and a perpetual confidentiality covenant.
Participants will have their payments reduced to the extent necessary to avoid the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in a greater net after-tax benefit for the participant. Participants will also have their payments reduced by any severance payments or similar benefits provided during any notice period, pay in lieu of notice, or mandated termination indemnities under any other plan, agreement or statutory scheme.
For purposes of the CIC Severance Plan, “cause” means (a) the participant’s fraud or dishonesty that has resulted, or is likely to result, in material economic damage to the company or a subsidiary, or (b) the participant’s willful nonfeasance, if such nonfeasance is not cured within ten (10) days of written notice from the company or a subsidiary, in each case as determined in good faith by a vote of at least two-thirds of the non-employee members of the board at a meeting of the board at which the participant is provided an opportunity to be heard.
For purposes of the CIC Severance Plan, “good reason” means the occurrence of any of the following without the applicable participant’s prior written consent:
•a reduction of annual base salary, target annual incentive, or target annual long-term incentive opportunity, in each case, from that in effect immediately prior to the change in control, or if higher, that in effect at any time thereafter;
•a relocation of primary place of employment by more than 50 miles; or
•any material reduction in titles, authority, reporting relationship, duties or responsibilities.
For purposes of the CIC Severance Plan, “disability” means the absence of the participant from his or her duties with the company on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the company or its insurers and acceptable to the participant or the participant’s legal representative.
For purposes of the CIC Severance Plan, “change in control” has the meaning as set forth below:
•the acquisition by an individual, entity, or group of beneficial ownership of 20% or more of either: (i) our outstanding common stock or (ii) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, subject to certain exceptions;
•a majority of our board of directors whose election or nomination was not approved by a majority of the incumbent board members, subject to certain exceptions;
•consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, unless our stockholders immediately prior to the transaction beneficially own more than 60% of the outstanding common stock and voting power of

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the resulting corporation in substantially the same proportions as before the merger, no person beneficially owns 20% or more of the resulting corporation’s outstanding common stock or voting power except for any such ownership that existed before such transaction and at least a majority of the board of the resulting corporation is comprised of our directors; or
•stockholder approval of a complete liquidation or dissolution of the company.
Potential Payments Assumptions
In the case of a change in control without qualifying termination, the outstanding time-vesting RSUs granted in 2024 and 2025, and the PSAs granted in 2025, would be subject to replacement award opportunities for the NEOs. It is assumed replacement award opportunities would be granted by the acquirer for purposes of the Potential Payments upon Termination or Change in Control Table below. If not, vesting of the outstanding time-vesting RSUs granted in 2024 and 2025, and the PSAs granted in 2025, would be accelerated upon the change in control.
The Everus EICP requires participants to remain employed with the company through the service year to be eligible for a payout unless otherwise determined by the compensation committee for NEOs or employment termination after age 65. All our scenarios assume a termination, resignation or change in control event on December 31. In these scenarios, the NEOs would be considered employed for the entire performance period and would be eligible to receive their annual cash incentive award based on the performance level achieved for each performance measure. Therefore, no amounts are shown for annual cash incentives earned by our NEOs in the table below, as they would be eligible to receive their annual cash incentive award with or without a termination, resignation or change in control on December 31, 2025.
Messrs. Thiede, Nosbusch and Sanderson were initially granted their 2024 long-term equity incentive awards under the MDU Resources LTIP, which consisted solely of time-vesting RSUs, and, following the Separation, such awards are governed by the terms of the Everus LTIP.
All NEOs were granted their 2025 long-term equity incentive awards under the Everus LTIP, consisting of RSUs and PSAs.
Potential Payments - RSUs
The RSU award agreements provide that RSUs are forfeited if the participant’s employment terminates for situations other than death, disability or a qualifying termination before reaching age 55 and completing 10 years of service.
However, if a participant’s employment terminates due to voluntary termination not associated with a change in control after reaching age 55 and completing 10 years of service, RSUs are prorated as follows:
•termination of employment during the first year of the vesting period = all RSUs are forfeited;
•termination of employment during the second year of the vesting period = RSUs are prorated based on the number of months employed during the vesting period; and
•termination of employment during the third year of the vesting period = full amount of any RSUs are received.
In situations of death or disability, the RSUs would be prorated based on the number of full months of employment completed as of death or disability during the vesting period.
In the case of a voluntary termination not associated with a change in control on December 31, 2025, Mr. Thiede would forfeit his 2025 RSUs but partially vest in his 2024 RSUs based on a proration of 24 out of 36 months (2/3). The other NEOs, who have not reached age 55 and completed 10 years of service, in the case of a voluntary termination not associated with a change in control on December 31, 2025, would forfeit all outstanding RSUs.
In the case of termination due to death or disability on December 31, 2025, all our NEOs, excluding Mr. Sznewajs who received 2025 equity awards on May 22, 2025, would vest in the 2025 RSUs based on 10 out of 36 months (10/36). Mr. Sznewajs would vest in the 2025 RSUs based on 7 out of 33 months (7/33).
In the case of termination due to death or disability on December 31, 2025, all our NEOs, excluding Messrs. Marcy and Sznewajs who did not receive any equity awards during 2024, would vest in the 2024 RSUs based on 24 out of 36 months (2/3).
Potential Payments - PSAs
The PSA award agreements provide that the PSAs are forfeited if the participant’s employment terminates for situations other than death, disability or a qualifying termination before reaching age 55 and completing 10 years of service.

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However, if a participant’s employment terminates due to death, disability or voluntary termination not associated with a change in control after reaching age 55 and completing 10 years of service, PSAs are prorated as follows:
•termination of employment during the first year of the performance period = all PSAs are forfeited;
•termination of employment during the second year of the performance period = determination of the company’s payout percentage for the performance period will be made by the compensation committee at the end of the performance period, and shares earned from PSAs will be based on the target level of shares, prorated for the number of months employed during the performance period, multiplied by the payout percentage; and
•termination of employment during the third year of the performance period = determination of the company’s payout percentage for the performance period will be made by the compensation committee at the end of the performance period, and shares earned from PSAs will be based on the target level of shares multiplied by the payout percentage without prorating.
In the case of a voluntary termination not associated with a change in control on December 31, 2025, Mr. Thiede would forfeit all PSAs granted in 2025 since it was the first year of the performance period, even though he has reached age 55 and has completed 10 years of service. Since the other NEOs have not reached age 55 and completed 10 years of service, they would forfeit all PSAs granted in 2025 in the case of a voluntary termination not associated with a change in control on December 31, 2025.
In the case of termination due to death or disability, all NEOs would forfeit their PSAs granted in 2025 since 2025 was the first year of the performance period.
For purposes of calculating the time-vesting RSUs and PSAs values shown in the Potential Payments upon Termination or Change in Control Table, the number of vesting shares was multiplied by the closing stock price for the last trading day of the year, which was $85.56 on December 31, 2025. Dividend equivalents based on the number of vesting shares are also included in the amounts presented.

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Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination or Change in Control	Voluntary Termination Not Associated With a Change in Control ($)	Death ($)	Disability ($)	Change in Control (With Qualifying Termination) ($)	Change in Control (Without Qualifying Termination) ($)
Jeffrey S. Thiede
Severance	—	—	—	5,473,434	—
Equity Awards:
RSUs	1,753,418	2,141,518	2,141,518	4,017,079	—
PSAs	—	—	—	2,096,134	—
Total	1,753,418	2,141,518	2,141,518	11,586,647	—
Maximillian J Marcy
Severance	—	—	—	1,659,256	—
Equity Awards:
RSUs	—	99,934	99,934	360,036	—
PSAs	—	—	—	540,055	—
Total	—	99,934	99,934	2,559,347	—
Thomas D. Nosbusch
Severance	—	—	—	2,172,456	—
Equity Awards:
RSUs	—	622,931	622,931	1,195,327	—
PSAs	—	—	—	678,149	—
Total	—	622,931	622,931	4,045,932	—
Paul R. Sanderson
Severance	—	—	—	1,561,456	—
Equity Awards:
RSUs	—	746,970	746,970	1,269,485	—
PSAs	—	—	—	393,319	—
Total	—	746,970	746,970	3,224,261	—
Timothy R. Sznewajs
Severance	—	—	—	1,450,956	—
Equity Awards:
RSUs	—	244,103	244,103	1,151,124	—
PSAs	—	—	—	318,198	—
Total	—	244,103	244,103	2,920,278	—
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of annual total compensation of our employees and annual total compensation of our CEO, Mr. Thiede.
The 2025 annual total compensation for Mr. Thiede was $4,862,601, and the median of the 2025 annual total compensation of all our employees (other than the CEO) was $93,574. Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all our employees (the CEO pay ratio) for 2025 was 52 to 1.
To identify the median of the annual total compensation of all our employees, we identified our median employee, based on our nationwide employee population as of December 31, 2025, which consisted of approximately 9,400 total employees (excluding the CEO). Everus does not have employees in any foreign jurisdiction.
The consistently applied compensation measure we used to identify the median employee was W-2, Box 5 income paid to employees from January 1, 2025, to December 31, 2025. W-2, Box 5 includes income subject to Medicare tax. Our median employee was an hourly paid employee with seven years of service at a subsidiary company with compensation consisting of wages and fringe benefits required by the collective bargaining agreement.

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After we identified the median employee using W-2, Box 5 wages, we then calculated the 2025 annual total compensation for our CEO and the median employee in accordance with Item 402(c)(2) for reporting in the Summary Compensation Table.
The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population. As the SEC’s final regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to that reported by other companies.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information regarding the Compensation Actually Paid (CAP), as defined by SEC rules, to our NEOs versus company financial performance. As permitted by SEC rules, we are providing such disclosure for only 2025 and 2024, because we were not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act prior to 2024. The CAP amounts shown in the table below do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. Please refer to the “Compensation Discussion and Analysis” section in this Proxy Statement for a complete description of how executive compensation relates to company performance and how the compensation committee makes its decisions.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year[1]	Summary Compensation Table Total Compensation for Principal Executive Officer (PEO)[2] ($)	Compensation Actually Paid to PEO[3] ($)	Average Summary Compensation Table Total Compensation for Non-PEO NEOs[4] ($)	Average Compensation Actually Paid to Non-PEO NEOs[5] ($)	Value of initial fixed $100 investment based on:		Net Income[8] (in millions) ($)	Company Selected Measure - Adjusted EBITDA[9] (in millions) ($)
					TSR[6] ($)	Peer Group TSR[7] ($)
2025	4,862,601	8,706,233	1,833,788	2,694,725	163.00	159.04	201.8	319.8
2024	2,793,546	5,065,950	985,804	1,345,531	125.26	103.87	143.4	241.4
1    Our PEO for 2025 and 2024 was Jeffrey S. Thiede. Our non-PEO NEOs for 2025 were Maximillian J Marcy, Thomas D. Nosbusch, Paul R. Sanderson and Timothy R. Sznewajs. Our non-PEO NEOs for 2024 were Maximillian J Marcy, Thomas D. Nosbusch, Paul R. Sanderson and Jon B. Hunke.
2     Represents Mr. Thiede’s total compensation as shown in the Summary Compensation Table (SCT) for 2025 and 2024.
3    To arrive at 2025 CAP for Mr. Thiede, total compensation as reported in the SCT was adjusted for the following:

2025
SCT Total Compensation for the PEO	$4,862,601
less: Reported Value of Stock Awards in the SCT[a]	(2,014,001)
plus: Year-end Fair Value of Equity Awards Granted in the Year that are Unvested	4,759,783
plus: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested	601,669
plus: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	496,181
CAP for the PEO[a]	$8,706,233
a    Equity values were calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Equity compensation grant date and year-end fair values for time-vesting awards were determined by the closing stock price on the date of grant or year-end, as applicable. The equity values included in CAP do not correspond to the actual values that may be recognized by the PEO.
4    Represents the average total compensation of our non-PEO NEOs as shown in the SCT for 2025 and 2024.
5    To arrive at the Average 2025 CAP for our non-PEO NEOs, total compensation as reported in the SCT was adjusted for the following:

2025
Average of SCT Total Compensation for Non-PEO NEOs	$1,833,788
less: Reported Value of Stock Awards in the SCT[a]	(640,372)
plus: Year-end Fair Value of Equity Awards Granted in the Year that are Unvested	1,330,215
plus: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested	100,511
plus: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	70,583
Average CAP for the Non-PEO NEOs[a]	$2,694,725
a    Equity values were calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Equity compensation grant date and year-end fair values for time-vesting awards were determined by the closing

Everus Construction Group, Inc. Proxy Statement 77

EXECUTIVE COMPENSATION
stock price on the date of grant or year-end, as applicable. The equity values included in CAP do not correspond to the actual values that may be recognized by the Non-PEO NEOs.
6     Represents value of $100 invested in company stock from November 1, 2024 (the date we became an independent publicly traded company) through the last day of trading in each of the applicable fiscal years, assuming dividends are reinvested in company stock at the frequency paid. The closing stock price on November 1, 2024 was used as the starting measurement point.
7    Represents the value of $100 invested in the company’s peer group from November 1, 2024 (the date we became an independent publicly traded company) through the last day of trading in each of the applicable fiscal years, assuming dividends are reinvested in each component issuer’s company stock in the peer group at the frequency paid. The peer group was the same for 2025 and 2024 and was selected by our management that includes public companies within our industry. The companies in the peer group were selected to represent a broad group of publicly held corporations with operations similar to ours, and includes Comfort Systems USA, Inc., EMCOR Group Inc., IES Holdings, Inc., MYR Group, Inc., MasTec, Inc., Primoris Services Corporation and Quanta Services (peer group). This peer group is the same peer group used in the stock performance graph required by Item 201(e)(1)(ii) of Regulation S-K included in our 2025 Annual Report on Form 10-K. For purposes of calculating the Peer Group TSR, the TSRs of each component issuer of the group were weighted according to the respective issuers’ stock market capitalization on November 1, 2024 and on the last day of trading in each of the applicable fiscal years. For 2024, the disclosed peer group TSR has been updated to properly reflect the correct TSR for the peer group, which aligns with the stock performance graph included in our 2024 Annual Report on Form 10-K.
8     Represents GAAP net income reported in the company’s audited financial statements for 2025 and 2024. Net income for periods prior to the Separation was attributable to MDU Resources’ construction services segment.
9    EBITDA is a non-GAAP financial measure and is calculated by adding back interest expense, net of interest income, income taxes, depreciation and amortization to net income. Adjusted EBITDA is a non-GAAP financial measure and is defined as EBITDA, with adjustments for specific situations approved by the compensation committee, with board approval for the CEO. Potential adjustments include the effect on EBITDA from: gains and losses/impairments on asset sales, dispositions or retirements (including associated costs); withdrawal liabilities relating to multi-employer pension plans; and costs incurred for acquisitions or mergers (see “Performance Measures for 2025-2027 PSAs” section in the “Compensation Discussion and Analysis.” for a more detail discussion). For a reconciliation of net income to EBITDA, see “Appendix A” within this Proxy Statement.
2025 Most Important Financial Measures
The financial performance measures identified as the most important measures used by the company to link PEO and non-PEO NEO 2025 CAP to company performance are listed below in unranked order, each of which is described in more detail in the “Compensation Discussion and Analysis.”

Performance Metrics Most Closely Linked to CAP for 2025
Net income
Adjusted EBITDA
Relative TSR
Stock price
TRIR
Descriptions of the Information Presented in the Pay Versus Performance Table
We are providing the following graphics to illustrate the relationship between our PEO CAP and our non-PEO NEOs’ CAP as a group and company performance, as set forth and described in and under the “Pay Versus Performance” table, including the company’s net income and Adjusted EBITDA. In addition, we are providing a graphic to illustrate the relationship between the company’s TSR and our Peer Group’s TSR.

78 Everus Construction Group, Inc. Proxy Statement

EXECUTIVE COMPENSATION
CAP vs. TSR
The following chart depicts the PEO and average non-PEO NEO CAP compared to the company’s TSR and the Peer Group’s TSR as of December 31, 2024 and 2025. The calculations of the company’s TSR and the Peer Group’s TSR are described above in footnotes 6 and 7 to the PEO and the average non-PEO NEO CAP tables above.
CAP vs. Net Income
The following chart depicts the PEO and average non-PEO NEO CAP compared to the company’s net income for 2024 and 2025.

Everus Construction Group, Inc. Proxy Statement 79

EXECUTIVE COMPENSATION
CAP vs. Adjusted EBITDA
The following chart depicts the PEO and average non-PEO NEO CAP compared to the company’s Adjusted EBITDA, for 2024 and 2025.

80 Everus Construction Group, Inc. Proxy Statement

AUDIT MATTERS

AUDIT MATTERS
ITEM 3: RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026
On January 14, 2026, upon the completion of a comprehensive selection process, the audit committee appointed KPMG LLP (KPMG) as the company's independent registered public accounting firm for the fiscal year ending December 31, 2026, effective beginning with the review of the company's condensed consolidated financial statements for the quarter ending March 31, 2026.
As a result, the audit committee approved the dismissal of Deloitte & Touche LLP (Deloitte) as the company's independent registered public accounting firm, effective as of immediately following Deloitte’s completion of its audit of the company's consolidated financial statements as of and for the fiscal year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, and the issuance of Deloitte's reports thereon. Deloitte has served as MDU Resources’ independent registered public accounting firm since fiscal year 2002 and had been appointed as the company’s independent registered public accounting following the Separation. Deloitte was dismissed on February 25, 2026, upon completion of its audit services.
The audit reports of Deloitte on the consolidated financial statements of the company as of and for each of the fiscal years ended December 31, 2025 and 2024, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
In connection with the audits of the company’s consolidated financial statements for each of the fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through February 25, 2026, there were no: (1) 'disagreements' (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Deloitte's satisfaction would have caused Deloitte to make reference to the subject matter of the disagreement in connection with Deloitte's opinion to the subject matter of the disagreement; or (2) 'reportable events' (as defined in Item 304(a)(1)(v) of Regulation S-K).
We provided Deloitte and KPMG with a copy of the disclosures above and Deloitte’s confirmatory letter was included in Exhibit 16.1 to Amendment No. 1 to our Current Report on Form 8-K filed with the SEC on March 18, 2026.
During the company's fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through February 25, 2026, neither the company nor anyone acting on its behalf consulted KPMG with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company's financial statements, and no written report was provided to the company or oral advice was provided that KPMG concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a 'disagreement' (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a 'reportable event' (as described in Item 304(a)(1)(v) of Regulation S-K).
As a result of the company’s recent engagement of KPMG as its independent registered public accounting firm, the audit committee appointed a new lead audit partner. This appointment complies with SEC and Sarbanes-Oxley Act of 2002 requirements regarding auditor independence and lead partner rotation. The audit committee considered the qualifications, experience, and independence of the new lead audit partner and determined that the appointment supports the company’s commitment to strong corporate governance and rigorous oversight of its financial reporting process.
Although your ratification vote will not affect the appointment or retention of KPMG for 2026, the audit committee will consider your vote in determining its appointment of our independent registered public accounting firm for the next fiscal year. The audit committee, in appointing our independent registered public accounting firm, reserves the right, in its sole discretion, to change an appointment at any time during a fiscal year if it determines that such a change would be in our best interests.
A representative of each of Deloitte and KPMG will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that such representatives will make a prepared statement at the annual meeting; however, they will be free to do so if they choose.

The board of directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.

Everus Construction Group, Inc. Proxy Statement 81

AUDIT MATTERS
Ratification of the appointment of KPMG as our independent registered public accounting firm for 2026 requires the affirmative vote of a majority of the shares of our common stock present online or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal. We do not expect any broker non-votes on the proposal.
Annual Evaluation and Selection of Independent Registered Public Accounting Firm
The audit committee annually evaluates the performance of its independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent accounting firm or consider other firms. Factors considered by the audit committee in deciding whether to retain the current independent accounting firm included:
•independent accounting firm’s capabilities considering the complexity of our business and the resulting demands placed on the independent audit firm in terms of technical expertise and knowledge of our industry and business;
•the quality and candor of the independent audit firm’s communications with the audit committee and management;
•independent accounting firm’s independence;
•the quality and efficiency of the services provided by the independent audit firm, including input from management on the independent audit firm’s performance and how effectively the independent audit firm demonstrated its independent judgment, objectivity, and professional skepticism;
•the workload capacity and resources of the independent audit firm’s senior audit engagement team;
•external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on the independent audit firm and its peer firms; and
•the appropriateness of the independent audit firm’s fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure the independent audit firm’s continued independence.
Based on this evaluation, the audit committee and the board believe that appointing KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026, is in the best interests of our company and its stockholders.
Audit Fees and Non-Audit Fees
The following table summarizes the aggregate fees that Deloitte billed, or is expected to bill, us for professional services rendered for 2025 and 2024. Prior to the Separation, MDU Resources paid any audit, audit-related, tax or other fees related to our business. Because KPMG was appointed as the company's independent registered public accounting firm for the fiscal year ending December 31, 2026, effective beginning with the review of the company's condensed consolidated financial statements for the quarter ending March 31, 2026, there were no fees with respect to KPMG for professional services rendered for 2025 or 2024.

	2025 ($)	2024 ($)
Audit Fees[1]	2,369,650	1,579,800
Audit-Related Fees[2]	69,830	65,200
Tax Fees[3]	—	—
All Other Fees[4]	2,495	1,895
Total Fees	2,441,975	1,646,895
1    Audit fees consisted of fees for the annual audit of our consolidated financial statements and internal controls over financial reporting, as applicable, reviews of quarterly financial statements, and other filings with the SEC, including engagement-related expenses.
2    Audit-related fees represent fees for assurance and related services, including our employee benefits plan audit, that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal control over financial reporting, as applicable.
3    Tax fees represent fees for tax planning, advice and compliance related to U.S. federal, state and local matters and review of U.S. federal, state and local tax returns.
4    All other fees represent fees for an accounting research software tool.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The audit committee pre-approved all services Deloitte performed in 2025 and 2024 in accordance with the audit committee’s pre-approval policy and procedures. This policy is designed to achieve the continued independence of the independent registered public accounting firm and to assist in our compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and related rules of the SEC.

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AUDIT MATTERS
The policy defines the permitted services in each of the audit, audit-related, tax, and all other services categories, as well as prohibited services. The pre-approval policy requires management to submit annually for approval to the audit committee a service plan describing the scope of work and anticipated cost associated with each category of service. At each regular audit committee meeting, management reports on services performed by the independent registered public accounting firm and the fees paid or accrued through the end of the quarter preceding the meeting. Management may submit requests for additional permitted services before the next scheduled audit committee meeting to the designated member of the audit committee, currently audit committee chair David M. Sparby, for approval. The designated member updates the audit committee at the next regularly scheduled meeting regarding any services approved during the interim period. At each regular audit committee meeting, management may submit to the audit committee for approval a supplement to the service plan containing any request for additional permitted services.
In addition, prior to approving any request for audit-related, tax, or all other services of more than $50,000, the independent registered public accounting firm is required to provide a statement setting forth the reasons why rendering of the proposed services does not compromise its independence. This description and statement by the independent registered public accounting firm may be incorporated into the service plan or included as an exhibit thereto or may be delivered in a separate written statement.
Audit Committee Report
The audit committee assists the board in fulfilling its oversight responsibilities and serves as a communication link among the board, management, the independent auditors, and the internal auditors. The audit committee (a) assists the board’s oversight of (i) the integrity of the company’s financial reporting process and system of internal controls and the audits of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements and the code of conduct, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the company’s internal audit function and independent auditors, and (v) the company’s management of risks in the audit committee’s areas of responsibility; (b) arranges for the preparation of and approves the report that SEC rules require be included in the company’s annual proxy statement; and (c) is also responsible for the appointment, compensation, retention, and oversight of the independent auditors, including pre-approval of all audit and non-audit services by the independent auditors. The audit committee acts under a written charter, which it reviews at least annually and a copy of which is available on our website.
Management has primary responsibility for the company’s financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and assessing the effectiveness of the company’s internal controls over financial reporting. The audit committee oversees the company’s financial reporting process and internal controls on behalf of the board.
In performing its oversight responsibilities in connection with our financial statements for the year ended December 31, 2025, the audit committee:
•reviewed and discussed the audited financial statements with management;
•discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
and
•received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and discussed with the independent auditors their independence.
Based on the review and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. The audit committee has appointed KPMG as the company’s independent registered public accounting firm for 2026. Stockholder ratification of this appointment is included as Item 3 in these proxy materials.

David M. Sparby, Chair
Edward A. Ryan
Clark A. Wood
Betty R. Wynn

Everus Construction Group, Inc. Proxy Statement 83

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

Who Can Vote
Stockholders of record at the close of business on March 16, 2026, are entitled to vote each share they owned on that date on each matter presented at the annual meeting and any adjournment(s) thereof. As of March 16, 2026, we had 51,041,606 shares of common stock outstanding each entitled to one vote per share.

Distribution of Our Proxy Materials Using Notice and Access
We distributed proxy materials to certain of our stockholders via the Internet under the SEC’s “Notice and Access” rules to reduce our costs and decrease the environmental impact of our proxy materials. Using this method of distribution, on or about March 27, 2026, we mailed the notice that contains basic information about our annual meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you received the notice and prefer to receive a paper copy of the proxy materials, follow the instructions in the notice for making this request and the materials will be sent promptly to you via your preferred method.

How to Vote	You are encouraged to vote in advance of the annual meeting using one of the following voting methods, even if you are planning to attend the annual meeting online.
Registered Stockholders: Stockholders of record who hold their shares directly with our stock registrar can vote any one of four ways:
By Internet: Go to the website shown on the Notice or Proxy Card, if you received one, and follow the instructions.
By Telephone: Call the telephone number shown on the Notice or Proxy Card, if you received one, and follow the instructions given by the voice prompts.

Voting via the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the Proxy Card by mail. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on May 11, 2026.

* By Mail: If you received a paper copy of the Proxy Statement, Annual Report, and Proxy Card, mark, sign, date, and return the Proxy Card in the postage-paid envelope provided.

During the Annual Meeting: Attend the annual meeting live online and follow the instructions posted at www.virtualshareholdermeeting.com/ECG2026. Even if you plan to attend the annual meeting, we recommend that you also vote either by Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend.

Beneficial Stockholders: Stockholders whose shares are held beneficially in the name of a bank, broker, or other holder of record (sometimes referred to as holding shares “in street name”) and who do not have a control number will receive voting instructions from said bank, broker, or other holder of record. If you are a beneficial owner who does not have a control number, you will still be able to attend the annual meeting as a “guest” and listen to the webcast, but you will not be able to vote, ask questions, or otherwise participate. Even if you plan to attend the annual meeting live online, we recommend that you also vote by Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend.

See discussion below regarding the Everus 401(k) Plan for voting instructions for shares held under our 401(k) plan.

How to Attend and Vote at the Annual Meeting
The annual meeting will be held entirely online live via audio webcast. In structuring our virtual annual meeting, our goal is to enhance stockholder participation. We have designed the virtual annual meeting to provide stockholders with substantially the same opportunities to participate as if the annual meeting were held in person, and we believe the virtual annual meeting accomplishes this goal. We aim to provide a consistent experience to all stockholders regardless of their geographic location. Any stockholder can attend the annual meeting live online at www.virtualshareholdermeeting.com/ECG2026. If you were a stockholder as of the record date for the annual meeting and you have your 16-digit control number included in your notice, on your Proxy Card, or on the instructions that accompanied your proxy materials, you can vote at the annual meeting. If you are not a stockholder or do not have a control number, you may still access the annual meeting as a guest, but you will not be able to participate.

84 Everus Construction Group, Inc. Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

A summary of the information you need to attend the annual meeting online is provided below:
	•	To attend and participate in the annual meeting, you will need the 16-digit control number included in your Notice, on your Proxy Card or on the instructions that accompanied your proxy materials.
•
The annual meeting webcast will begin promptly at 11:00 a.m. Central Daylight Saving Time on May 12, 2026. We encourage you to access the annual meeting prior to the start time. Online check-in will begin at 10:45 a.m. Central Daylight Saving Time, and you should allow ample time for the check-in procedures.

•
The virtual meeting platform is fully supported across browsers (Chrome, Firefox, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the annual meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.

	•	Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/ECG2026.
	•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/ECG2026 on the day of the annual meeting.
•
If you want to submit your question during the annual meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/ECG2026, type your question into the “Ask a Question” field, and click “Submit.”

•
Questions pertinent to annual meeting matters that comply with the meeting rules of conduct will be answered during the annual meeting, subject to time constraints. Questions regarding personnel matters, including those related to employment, product or service issues, or suggestions for innovations, are not pertinent to annual meeting matters and therefore will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We have designed the format of the virtual annual meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting. Any questions pertinent to annual meeting matters that cannot be answered during the annual meeting due to time constraints will be posted online and answered at the “Investors” section of our website at www.everus.com. The questions and answers will be available as soon as practical after the annual meeting and will remain available until one week after posting.

Technical Difficulties
We will have technicians available to assist you with any technical difficulties you may have accessing the live virtual annual meeting website. If you encounter any difficulties accessing the virtual annual meeting website during the check-in or annual meeting time, please call the technical support number that will be posted on the annual meeting login page.

Revoking Your Proxy or Changing Your Vote	You may change your vote at any time before the proxy is exercised.
Registered Stockholders:
•
If you voted by mail: you may revoke your proxy by executing and delivering a timely and valid later-dated proxy, by attending the annual meeting online and voting at the annual meeting by following the instructions at www.virtualshareholdermeeting.com/ECG2026, or by giving written notice of revocation to the corporate secretary.

•
If you voted via the Internet or by telephone: you may change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by attending the annual meeting online and voting at the annual meeting by following the instructions at www.virtualshareholdermeeting.com/ECG2026.

•
Attendance at the annual meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the corporate secretary before the proxy is exercised, or (2) you vote by attending the annual meeting online and voting at the annual meeting by following the instructions at www.virtualshareholdermeeting.com/ECG2026.

Discretionary Voting Authority
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their discretion. Our bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters, other than the items from the board of directors described in this Proxy Statement.

Everus Construction Group, Inc. Proxy Statement 85

INFORMATION ABOUT THE ANNUAL MEETING

Voting Standards
A majority of outstanding shares of stock entitled to vote in the election of directors must be present online or represented by proxy to hold the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting.

If you are a beneficial holder and do not provide specific voting instruction to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in broker non-votes, on proposals other than the ratification of the selection of our independent registered public accounting firm for 2026.

The following chart describes the proposals to be considered at the annual meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted and the board’s recommendation:

Item No.	Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”	Board Vote Recommendation

1	Election of Directors	For, against, or abstain on each nominee	A nominee for director will be elected if the number of shares voted for such nominee’s election exceeds 50% of the votes cast with respect to that nominee’s election.	No effect	No effect	FOR Each Nominee

2	Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers	For, against, or abstain	The affirmative vote of a majority of the shares of common stock present online or represented by proxy at the annual meeting and entitled to vote thereon.	Same effect as votes against	No effect	FOR

3	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2026	For, against, or abstain	The affirmative vote of a majority of the shares of common stock present online or represented by proxy at the annual meeting and entitled to vote thereon.	Same effect as votes against	Brokers have discretion to vote	FOR

Proxy Solicitation
The board is furnishing proxy materials to solicit proxies for use at the annual meeting on May 12, 2026, and any adjournment(s) thereof. Proxies are solicited principally by mail, but directors, officers, and employees of the company or its subsidiaries may solicit proxies personally, by telephone, or by electronic media, without compensation other than their regular compensation. Okapi Partners, LLC, additionally will solicit proxies for approximately $10,500 plus out-of-pocket expenses. We will pay the cost of soliciting proxies and will reimburse brokers and others for forwarding proxy materials to stockholders.

86 Everus Construction Group, Inc. Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

Electronic Delivery of Proxy Statement and Annual Report Documents
For stockholders receiving proxy materials by mail, you can elect to receive an email in the future that will provide electronic links to these documents. Opting to receive your proxy materials online will save the company the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site.

•
Registered Stockholders: If you vote on the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. You may also enroll in the electronic proxy delivery service at any time in the future by going directly to http://enroll.icsdelivery.com/ecg to request electronic delivery. You may revoke an electronic delivery election at this site at any time.

•
Beneficial Stockholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. You may enroll in the electronic proxy delivery service at any time by going directly to http://enroll.icsdelivery.com/ecg to request electronic delivery. You may also revoke an electronic delivery election at this site at any time. In addition, you may also check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact your bank or broker to request electronic delivery.

Householding of Proxy Materials
In accordance with a procedure called “householding,” which has been approved by the SEC, we are sending only one Notice or one Annual Report and Proxy Statement, as applicable, to multiple stockholders who share a single address, unless we received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate Notice or Annual Report and Proxy Statement, as applicable, in the future, he or she may contact the Office of the Treasurer at Everus Construction Group, Inc., 1730 Burnt Boat Drive, Bismarck, ND 58503, Telephone Number: (701) 221-6400. Upon receipt of such request, we will promptly deliver a separate Notice or Annual Report and Proxy Statement, as applicable. Eligible stockholders of record who receive multiple copies of our Notice or Annual Report and Proxy Statement, as applicable, can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting such bank, broker, or other nominee.

Everus 401(k) Plan
This Proxy Statement is being used to solicit voting instructions from participants in the Everus 401(k) Plan with respect to shares of our common stock that are held by the trustee of the plan for the benefit of plan participants. If you are a plan participant and also own other shares as a registered stockholder or beneficial owner, you will separately receive a Notice or proxy materials to vote those other shares you hold outside of the Everus 401(k) Plan. If you are a plan participant, you must instruct the plan trustee to vote your shares by utilizing one of the methods described on the voting instruction form that you receive in connection with shares held in the plan. If you do not give voting instructions, the trustee generally will vote the shares allocated to your personal account in accordance with the recommendations of the board. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on May 7, 2026.

Why Hold a Virtual Annual Meeting
After carefully considering the format of the annual meeting, the board concluded to hold the annual meeting exclusively online live via audio webcast. The board believes the virtual annual meeting offers the same participation opportunities as an in-person annual meeting. In addition, the board believes the virtual annual meeting format allows us to provide consistent opportunities for engagement to all stockholders, regardless of their geographic location. Therefore, we plan to hold the annual meeting by means of remote communications only.

Conduct of the Annual Meeting
Neither the board nor management intends to bring before the annual meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. We have not been informed that any other matter will be presented at the annual meeting by others. However, if any other matters are properly brought before the annual meeting, or any adjournment(s) thereof, your proxies include discretionary authority for the persons named in the proxy to vote or act on such matters in their discretion.

Tabulation of Votes	A representative of Broadridge Financial Solutions, Inc. will tabulate our votes and a representative of The Carideo Group, Inc., our inspector of elections, will certify the votes.
Annual Meeting Results
We will announce preliminary voting results at the annual meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the annual meeting.

Everus Construction Group, Inc. Proxy Statement 87

INFORMATION ABOUT THE ANNUAL MEETING

Stockholder Proposals, Director Nominations, and Other Items of Business for 2027 Annual Meeting
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement: To be included in the proxy materials for our 2027 annual meeting, a stockholder proposal must be received by the corporate secretary no later than November 27, 2026, unless the date of the 2027 annual meeting is more than 30 days before or after May 12, 2027, in which case the proposal must be received within a reasonable time before we begin to print and mail our proxy materials. The proposal must also comply with all applicable requirements of Rule 14a-8 under the Exchange Act.

Director Nominations From Stockholders for Inclusion in Next Year’s Proxy Statement: If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement for the 2027 annual meeting through our proxy access bylaw provision, we must receive proper written notice of the nomination not later than 120 days or earlier than 150 days before the anniversary date that the definitive proxy statement was first released to stockholders in connection with the annual meeting, or between October 28, 2026 and November 27, 2026. The requirements of such notice can be found in our bylaws, a copy of which is on our website, at https://investors.everus.com/governance/governance-documents. In addition, Rule 14a-19 under the Exchange Act requires additional information be included in director nomination notices, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly.

Director Nominations and Other Stockholder Proposals Raised From the Floor at the 2027 Annual Meeting of Stockholders: Under our bylaws, if a stockholder intends to nominate a person as a director, or present other items of business at an annual meeting, the stockholder must provide written notice of the director nomination or stockholder proposal not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders and not later than the close of business of the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Notice of director nominations or stockholder proposals for our 2027 annual meeting must be received between January 12, 2027 and February 11, 2027, and meet all the requirements and contain all the information, including the completed questionnaire for director nominations, provided by our bylaws. The requirements for such notice can be found in our bylaws, a copy of which is on our website, at https://investors.everus.com/governance/governance-documents. In addition, Rule 14a-19 under the Exchange Act requires additional information be included in director nomination notices, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly.

We will make available to our stockholders to whom we furnish this Proxy Statement a copy of our Annual Report on Form 10-K, excluding exhibits, for the year ended December 31, 2025, which is required to be filed with the SEC. You may obtain a copy, without charge, upon written or oral request to the Office of the Treasurer of Everus Construction Group, Inc., 1730 Burnt Boat Drive, Bismarck, North Dakota 58503, Telephone Number: (701) 221-6400. You may also access our 2025 Annual Report on Form 10-K through our website at www.everus.com.

By order of the Board of Directors,

Paul R. Sanderson
Vice President, Chief Legal Officer and Corporate Secretary
March 27, 2026

88 Everus Construction Group, Inc. Proxy Statement

APPENDIX A

APPENDIX A
Reconciliation of Non-GAAP Financial Measure
Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure used to evaluate our operating performance. This non-GAAP financial measure is not intended as an alternative to the GAAP financial measure of net income and has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Because of these limitations, EBITDA should not be considered as a replacement for net income, the most comparable GAAP measure. Our non-GAAP financial measure of EBITDA is not standardized; therefore, it may not be possible to compare it with other companies’ EBITDA having the same or similar names.
We utilize EBITDA to consistently assess our operating performance and as a basis for strategic planning and forecasting since we believe that EBITDA closely correlates to long-term enterprise value. We believe that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of our operational performance period to period. We believe this non-GAAP financial measure, in addition to the corresponding GAAP measure of net income, is useful to investors and provides meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use it to calculate leverage as a multiple of EBITDA. We use EBITDA in addition to GAAP metrics, to evaluate our operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes and depreciation and amortization to net income. EBITDA is considered a non-GAAP financial measure and is comparable to the corresponding GAAP measure of net income.
The following table reconciles net income to EBITDA.

Year ended December 31,	2025	2024
	(In millions)
Net income	$201.8	$143.4
Interest expense, net	16.9	14.0
Income taxes	72.3	49.5
Depreciation and amortization	28.8	25.3
EBITDA	$319.8	$232.2

A-1 Everus Construction Group, Inc. Proxy Statement

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ECG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88564-P46025

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**EVERUS CONSTRUCTION GROUP, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Michael S. Della Rocca | ☐ | ☐ | ☐ |
| 1b. Helena M. Hernandez | ☐ | ☐ | ☐ |
| 1c. Dale S. Rosenthal | ☐ | ☐ | ☐ |
| 1d. Edward A. Ryan | ☐ | ☐ | ☐ |
| 1e. David M. Sparby | ☐ | ☐ | ☐ |
| 1f. Jeffrey S. Thiede | ☐ | ☐ | ☐ |
| 1g. Clark A. Wood | ☐ | ☐ | ☐ |
| 1h. Betty R. Wynn | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR Items 2 and 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Advisory Vote to Approve the Compensation Paid to the Company's Named Executive Officers. | ☐ | ☐ | ☐ |
| 3. Ratification of the Appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for 2026. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice of Annual Meeting, the Proxy Statement and Annual Report are available at www.proxyvote.com.

V88565-P46025

## EVERUS CONSTRUCTION GROUP, INC.
## ANNUAL MEETING OF STOCKHOLDERS
## Tuesday, May 12, 2026, 11:00 a.m. CDT

### This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Dale S. Rosenthal and Paul R. Sanderson, or either of them, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EVERUS CONSTRUCTION GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. CDT on May 12, 2026, online live via audio webcast, and any adjournment or postponement thereof. In the event neither of the appointed proxies is able to serve, the chair of the board, or in the chair's absence, the chief executive officer, shall appoint an appropriate individual to serve in the capacity of proxy.

**This proxy will also be used to provide voting instructions to Principal Trust Company, as Trustee of the Everus Construction Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.**

**Your vote is important! Ensure that the shares are represented at the meeting.** Either (1) vote by Internet, (2) vote by phone, or (3) mark, date, sign, and return this proxy card in the postage-paid envelope provided. The deadline for voting by Internet and phone is 11:59 p.m. Eastern Time on Monday, May 11, 2026. The voting deadline for participants in the Everus Construction Group, Inc. 401(k) Retirement Plan is 11:59 p.m. Eastern Time on Thursday, May 7, 2026.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.**

**Continued and to be signed on reverse side**